Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ENPRO INDUSTRIES, INC.,

VISION INVESTMENT, LLC,

VISION INVESTMENT MERGER SUB, INC.,

ALLUXA, INC.,

THE KEY SHAREHOLDERS,

and

MICHAEL SCOBEY

AS EQUITYHOLDER REPRESENTATIVE

Dated as of September 25, 2020

-i-

(continued)

-ii-

(continued)

-iii-

Exhibits

Exhibit A:	Transmittal Letter
Exhibit B:	Escrow Agreement
Exhibit C:	Net Working Capital and Closing Statement Example
Exhibit D:	Agreement of Merger and Officers’ Certificate
Exhibit E:	Certificate of Merger
Exhibit F:	Articles of Incorporation
Exhibit G:	Bylaws
Exhibit H:	Reserved
Exhibit I:	Parent Operating Agreement
Exhibit J:	R&W Insurance Policy
Exhibits K-1 and K-2:	Debt Forgiveness and Cancellation Agreements

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 25, 2020, is made and entered into by and among: VISION INVESTMENT, LLC, a Delaware limited liability company (“Parent”); VISION INVESTMENT MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); ENPRO INDUSTRIES, INC., a North Carolina corporation (“Holdings”); ALLUXA, INC. a California corporation (the “Company”); MICHAEL SCOBEY, as the Equityholder Representative; and solely for purposes of ARTICLE 9, Section 3.25 and Section 8.5, the Key Shareholders (as defined herein). Parent, Merger Sub, the Company, Equityholder Representative, and the Key Shareholders are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, Holdings, Parent, Merger Sub and the Company desire to effect a merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the California Corporations Code and the DGCL (each as hereinafter defined);

WHEREAS, the board of directors of the Company: (a) has determined that it is in the best interests of the Company and its shareholders, and has declared it advisable, to enter into this Agreement; (b) has approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) has resolved to recommend adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger, by the shareholders of the Company;

WHEREAS, (a) the board of managers or equivalent governing body of Parent and the boards of directors of Holdings and Merger Sub have approved the execution, delivery and performance by Parent, Holdings and Merger Sub, respectively, of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (b) the board of directors of Merger Sub (i) has determined that it is in the best interests of Merger Sub and its sole stockholder, and has declared it advisable, to enter into this Agreement, and (ii) has resolved to recommend adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger, by the sole stockholder of Merger Sub;

WHEREAS, Holdings, as the indirect owner of all outstanding membership interests of Parent, has adopted this Agreement and approved the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Holdings’ and Parent’s willingness to enter into this Agreement, the Support Shareholders are executing a support agreement in favor of Parent, pursuant to which the Support Shareholders have, subject to the terms and conditions set forth therein and herein, made certain commitments in connection with the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Holdings’ and Parent’s willingness to enter into this Agreement, certain Key Shareholders are executing a Restrictive Covenant Agreement;

WHEREAS, within the time period specified by Section 5.9, the Company shall obtain and deliver to Parent the written consent of the Requisite Shareholder Vote of the Company entitled to vote evidencing the adoption of this Agreement and the approval of the transactions contemplated hereby in form and substance reasonably satisfactory to Parent, all in accordance with Section 1201 of the California Corporations Code, the Articles of Incorporation and the Bylaws (each as hereinafter defined) (the “Company Shareholder Approval”); and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Holdings’ and Parent’s willingness to enter into this Agreement, Parent and each Rollover Seller are executing a rollover agreement (the “Rollover Agreement”), pursuant to which each Rollover Seller shall contribute certain shares of Company Common Stock, in such amount to be determined in accordance with the terms of the Rollover Agreement (the “Rollover Shares”), to Parent immediately prior to the Closing in exchange for equity interests of Parent in a transaction that the Parties intend shall be governed pursuant to Section 351 of the Code; and

WHEREAS, as a result of the Merger and the transfer of the Rollover Shares pursuant to the Rollover Agreement, Parent will acquire all of the shares of Company Capital Stock and will be the sole owner of the Surviving Corporation after the Merger, in each case, on the terms and conditions set forth herein and in the Rollover Agreement.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 2.9(c)(ii).

“Accounting Principles” means GAAP, as modified by the deviations from GAAP set forth on Schedule 3.8(b) and as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the Financial Statements or, with respect to the Estimated Closing Date Statement or the Closing Date Statement, as set forth on Exhibit C.

“Accounts Receivable” has the meaning set forth in Section 3.8(e).

“Act of God” means a natural event, especially of a violent or destructive natural force, such as a flood, tornado, hurricane, windstorm, earthquake, fire and the like, that is beyond human power to cause, prevent, or control.

“Action” means any action, claim, lawsuit, legal proceeding, litigation (at law or in equity), arbitration, complaint, investigation, inquiry, audit or proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).

“Adjustment Amount” has the meaning set forth in Section 2.9(c)(iii).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Tax Law.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Agreement of Merger” means the agreement of merger with respect to the Merger to be filed with the California Secretary of State.

“Amount Per Share” means an amount equal to the quotient of (a) the Estimated Merger Consideration, divided by (b) the Outstanding Share Number.

“Ancillary Agreements” has the meaning set forth in Section 3.2.

“Anti-Corruption Laws” has the meaning set forth in Section 3.10(d).

“Antitrust Division” has the meaning set forth in Section 5.6(b).

“Antitrust Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including the HSR Act.

“Articles of Incorporation” means the articles of incorporation of the Company, as amended from time to time.

“Balance Sheet Date” has the meaning set forth in Section 3.8(a)(ii).

“Base Merger Consideration” equals $255,000,000.

“Blank Rome” means Blank Rome LLP.

“Business” means the business of the Company as conducted as of the date of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or permitted to be closed in the State of California (excluding closures of physical commercial bank offices so long as banking transactions can be completed on such day).

“Bylaws” means the bylaws of the Company, as amended from time to time.

“California Corporations Code” means the General Corporation Law of the State of California, as amended.

“California Secretary of State” means the Secretary of State of the State of California.

“Capitalization and Payment Spreadsheet” has the meaning set forth in Section 2.8(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136).

“Cash” means with respect to the Company: cash and cash equivalents determined in accordance with the Accounting Principles, specifically including (i) marketable securities, (ii) short-term investments, and (iii) cash held in jurisdictions outside of the United States. For purposes of this definition, “Cash” shall exclude cash or cash equivalents that are not freely useable and available to the Company because it is subject to restrictions, limitations or taxes on use or distribution by either contract, or for legal or regulatory purposes, in each case, whether or not required to be reported as such under GAAP, but shall include all security deposits held by landlords with respect to Leased Real Property. For the avoidance of doubt, Cash shall be calculated net of issued but uncleared checks, other wire transfers and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company (including (i) any check from Michael Scobey for the repayment of indebtedness under any Company Promissory Note and (ii) checks from employees of the Company to cover the Company’s withholding obligations with respect to the forgiveness of indebtedness under Company Promissory Notes (in the case of clause (ii) solely to the extent used to reimburse the Company for payment of such withholding obligation prior to Closing)).

“Certificate” has the meaning set forth in Section 2.6(a)(iv).

“Certificate of Merger” means the certificate of merger with respect to the Merger to be filed with the Delaware Secretary of State.

“Claim” has the meaning set forth in Section 8.5(a).

“Claiming Party” has the meaning set forth in Section 12.8(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash Payment” means the Closing Merger Consideration less the Rollover Amount.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Cash” means the Cash of the Company as of immediately before the Closing.

“Closing Date Indebtedness” means the Indebtedness of the Company as of immediately before the Closing.

“Closing Date Statement” has the meaning set forth in Section 2.9(a).

“Closing Merger Consideration” means (a) the Estimated Merger Consideration; minus (b) the Escrow Amount; minus (c) the Equityholder Representative Reserve; (d) minus the Option Merger Consideration; and (e) minus the amount of the Company’s share of the employment, payroll, social security or other similar Taxes due and payable pursuant to the Option Merger Consideration paid at or after Closing as set forth in Section 2.6(b).

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated pursuant thereto.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by the applicable Party with respect to any objective under this Agreement, the commercially reasonable efforts of such Party to accomplish such objective as such Party would normally use to accomplish a similar objective as expeditiously as reasonably possible under similar circumstances exercising commercially reasonable business judgment. “Commercially Reasonable Efforts” will not require a Party to (a) make non-de minimis payments to unaffiliated third parties, to incur non-de minimis Liabilities to unaffiliated third parties or to grant any non-de minimis concessions or accommodations unless the other Party agrees to reimburse and make whole such Party, to such Party’s reasonable satisfaction, for such Liabilities, concessions or accommodations requested to be made by such other party (except, in each case, to the extent otherwise expressly set forth in this Agreement or, in the case of Section 5.1(a)(i) and Section 5.1(a)(ii), to the extent making such payments, incurring such Liabilities or granting such concessions or accommodations would be commercially reasonable by the Company to accomplish the applicable objective under Section 5.1(a)(i) or Section 5.1(a)(2), as the case may be, based on the efforts the Company would normally use to accomplish a similar objective as expeditiously as reasonably possible under similar circumstances exercising commercially reasonable business judgment), or (b) initiate or threaten to initiate any Action, or report or threaten to file any report with any Governmental Authority; or (c) violate any Law.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Capital Stock” means, collectively, the shares of Company Common Stock and Company Preferred Stock.

“Company Common Stock” means the common stock, without par value per share, of the Company.

“Company Equityholders” means the Company Shareholders together with the Company Optionholders.

“Company Intellectual Property” means any and all Intellectual Property practiced by, held for practice by, owned (in whole or in part), purported to be owned (in whole or in part) by or licensed to the Company.

“Company Optionholders” means the holders of Company Options, in their capacities as such.

“Company Options” means all options to acquire shares of Company Capital Stock that are outstanding immediately prior to the Effective Time.

“Company Option Plans” means, collectively, the Sirrus Technology, Inc. 2007 Stock Plan, as amended (the “2007 Company Option Plan”), and the Alluxa, Inc. 2018 Stock Plan, as amended (the “2018 Company Option Plan”).

“Company Optionholder Payment Amount” has the meaning set forth in Section 2.10(b)(v).

“Company Persons” has the meaning set forth in Section 9.2.

“Company Preferred Stock” means the series A preferred stock of the Company.

“Company Products” means collectively: (a) all products and service offerings that are or have been marketed, offered, sold, distributed, made commercially available, or otherwise provided directly or indirectly by Company; and, (b) any such products and service offerings that are currently under development by Company.

“Company Promissory Notes” has the meaning assigned to it in Schedule 3.14(a)(x).

“Company Required Governmental Approvals” has the meaning set forth in Section 3.4(a).

“Company Shareholder Approval” has the meaning set forth in the recitals to this Agreement.

“Company Shareholders” means the holders of shares of Company Capital stock, in their capacities as such.

“Company Shareholder Outstanding Shares” means, with respect to each Company Shareholder, the aggregate number of shares of Company Capital Stock that are held by such Company Shareholder immediately prior to the Effective Time (including the amount of Rollover Shares held by such Company Shareholder prior to the contribution of such Rollover Shares to Parent pursuant to the Rollover Agreement), but excluding, for the avoidance of doubt, any and all Company Capital Stock issuable upon the exercise of outstanding Company Options.

“Company’s Accountants” means Moss Adams LLP.

“Confidentiality Agreements” means those certain Confidentiality Agreements, dated as of June 15, 2020 and July 7, 2020, by and between the Company and Holdings.

“Contract” means any contract, agreement, indenture, mortgage, lease, instrument or other legally binding agreement, arrangement, understanding, undertaking, commitment or obligation, in each case, whether oral or written.

“D&O Indemnified Persons” has the meaning set forth in Section 8.3(a).

“Defending Party” has the meaning set forth in Section 12.8(b).

“Delaware Secretary of State” means the Secretary of State of the State of Delaware.

“Direct Claim” has the meaning set forth in Section 9.10(b).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Schedules” has the meaning set forth in ARTICLE 3.

“Dispute Notice” has the meaning set forth in Section 2.9(c)(i).

“Dissenting Shares” has the meaning set forth in Section 2.12.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each pension, benefit, retirement, profit-sharing, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive compensation, performance award, stock purchase, equity or equity-based, phantom equity, severance, change in control, retention, employment, consulting, employee loan, welfare, life, disability, group insurance, vacation, paid time off, holiday and fringe benefit, retiree medical or life insurance or compensation plan, policy, program, agreement or arrangement that is maintained, sponsored, contributed or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any current or former employee, director, officer, consultant or independent contractor or with respect to which the Company or any ERISA Affiliate has any Liability, whether or not reduced to writing and whether funded or unfunded.

“Environmental Laws” means any Law that is related to (i) the protection, of the environment, (ii) the Release or threatened Release of any Hazardous Material, (iii) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material, or (iv) any training, reporting, licensing, or other requirement pertaining to any Hazardous Material; and includes but is not limited to the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Atomic Energy Act (42 U.S.C. § 2001 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C.§11001 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and all analogous state or local Laws, provided that the term shall not include any Law enacted or otherwise made effective by a Governmental Authority outside the territorial jurisdiction of the United States.

“EO Shareholder” means Edmund Optics, Inc., a New Jersey corporation.

“Equity Interest” means any share, capital stock, partnership interest, limited liability company interest, membership interest, joint venture interest or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equityholder Representative” has the meaning set forth in the preamble to this Agreement.

“Equityholder Representative Reserve” means an amount in cash specified in the Estimated Closing Date Statement to be used by the Equityholder Representative in accordance with this Agreement, including Section 12.17.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated pursuant thereto.

“ERISA Affiliate” means any Person at any relevant time considered a single employer with the Company under Section 414 of the Code.

“Escrow Agent” means Acquiom Clearinghouse LLC.

“Escrow Agreement” means an escrow agreement in substantially the form attached to this Agreement as Exhibit B.

“Escrow Amount” means the sum of (i) the NWC Escrow Amount, and (ii) the Indemnity Escrow Amount.

“Estimated Closing Date Cash” has the meaning set forth in Section 2.8(a).

“Estimated Closing Date Indebtedness” has the meaning set forth in Section 2.8(a).

“Estimated Closing Date Statement” has the meaning set forth in Section 2.8(a).

“Estimated Merger Consideration” has the meaning set forth in Section 2.8(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.8(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.8(a).

“Evaluation Material” has the meaning set forth in Section 3.20.

“Excluded Shares” has the meaning set forth in Section 2.6(a)(ii).

“Ex-Im Laws” means Laws and Orders relating to export, re-export, transfer and import controls, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations and the customs and import Laws and Orders administered by U.S. Customs and Border Protection.

“Final Merger Consideration” has the meaning set forth in Section 2.9(c)(ii).

“Financial Statements” has the meaning set forth in Section 3.8(a)(ii).

“Fraud” means a misrepresentation in any representation or warranty in this Agreement (as modified by the Disclosure Schedules), the Rollover Agreement or the certificates delivered pursuant to Section 6.1(e), 6.2(e), 6.2(f), 7.2(c), or 7.3(c), which was made with actual knowledge or belief of its falsity and the intent to induce the Person to whom such representation was made to act or refrain from acting based upon such representation, and upon which such Person to whom such representation was made reasonably relied; provided, that for purposes of determining whether Fraud exists with respect to this Agreement and the Rollover Agreement, the Parties hereby acknowledge and agree that (i) Parent has justifiably and reasonably relied on the representations and warranties set forth in ARTICLE 3 (as modified by the Disclosure Schedules), and the certificates delivered pursuant to Sections 6.1(e) and 7.2(c) hereof and the representations and warranties in the Rollover Agreement, as a material inducement to agreeing to the terms of the Agreement and consummating the transactions contemplated by this Agreement, and (ii) the Company and the Equityholder Representative have justifiably and reasonably relied on the representations and warranties set forth in ARTICLE 4 and the certificates delivered pursuant to Sections 6.2(e), 6.2(f), and 7.3(c) hereof and the representations and warranties in the Rollover Agreement, as a material inducement to agreeing to the terms of the Agreement and consummating the transactions contemplated by this Agreement.

“FTC” has the meaning set forth in Section 5.6(b).

“Fundamental Representations” means the representations and warranties in Sections 3.1 (Capitalization), 3.2 (Power and Authority), 3.3 (Organization; Good Standing), clause (i) of 3.4(b) (Consents and Approvals), 3.5 (Brokers’ Fees) 3.12 (Tax Matters), 3.25 (Key Shareholder), 4.1 (Organization; Good Standing), 4.2 (Power and Authority), clause (i) of 4.3(b) (Consents and Approvals), and 4.4 (Brokers’ Fees).

“Fundamental Representation Expiration Date” has the meaning set forth in Section 9.1(a)(ii).

“Fully-Diluted Pro Rata Share” means, with respect to each Company Equityholder, the quotient (expressed as a percentage) obtained by dividing (a) the sum of the Company Shareholder Outstanding Shares and the Company Options held by such Company Equityholder, by (b) the sum of the Outstanding Share Number and the Rollover Shares.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied in accordance with the past custom and practices of the Company.

“General Principles of Law, Equity and Public Policy” means, with reference to the enforceability of any Contract, that enforceability may be limited by general principles of law, equity and public policy or bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar Laws affecting the rights of debtors and creditors generally.

“Governmental Authority” means any federal, state, local or foreign governmental, quasi-governmental, regulatory or administrative body, instrumentality, department, commission or agency, or any federal, state, local or foreign court, tribunal, arbitration panel, commission or other similar dispute-resolving panel or body.

“Hazardous Material” means any substance the generation, storage, use, emission, discharge, manufacture or disposal of which is regulated by any Environmental Law, including but limited to: (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq.; (ii) hazardous wastes, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; (iii) petroleum, including but not limited to, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) radioactive material, including, but not limited to, any source, special nuclear, or by product material as defined in 42 U.S.C. §2011 et seq.; (v) asbestos that is friable; (vi) polychlorinated biphenyls; or (vii) per- or polyfluoroakyl substances.

“Holdings” has the meaning set forth in the preamble to this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Inbound Licenses” means, collectively, any Contract (including covenants not to sue) pursuant to which the Company is authorized or otherwise permitted to access or exploit any other Person’s Intellectual Property, or any Contract pursuant to which Company obtains a right to access or exploit a Person’s Intellectual Property in the form of services, such as a software as a services Contract or a cloud services Contract.

“Indemnified Party” has the meaning set forth in Section 9.10(a).

“Indemnifying Party” has the meaning set forth in Section 9.10(a).

“Indemnity Escrow Amount” has the meaning set forth in Section 2.10(c)(i).

“Indemnity Escrow Fund” means the fund for the Indemnity Escrow Amount and established pursuant to the Escrow Agreement.

“Indebtedness” means, at a particular time, without duplication, determined on an aggregate basis, (a) any indebtedness for borrowed money of any obligations of the Company, (b) other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (c) obligations with respect to any drawn letters of credit, bankers’ acceptances, surety bonds, interest rate swap agreements, foreign currency exchange contracts or other hedging agreements, (d) all liabilities in respect of leases that are, or are required to be, capitalized in accordance with GAAP, (e) liabilities and obligations for any earn-out, deferred purchase price, or similar obligation (excluding, in each case, trade payables incurred in the Ordinary Course) payable by the Company arising prior to the Closing (regardless of when payable) (f) any guaranty of the type of obligations described in (a)-(e) above, (g) all accrued interest, fees, premiums, penalties or other amounts due in respect of any of the foregoing (including any prepayment premiums and penalties payable as a result of the consummation of the transactions contemplated by this Agreement), (h) any other obligation that, in accordance with GAAP, is required to be reflected as debt on the balance sheet, and (i) all obligations with respect to unpaid severance or accrued incentive or bonus compensation arising prior to Closing (“Closing Bonus Amounts”); provided, however, that, notwithstanding the foregoing, “Indebtedness” shall not include any item included as a current liability in the calculation of Net Working Capital.

“Infringement” or “Infringes” means that (or an assertion that) a given item, information, content, process, or activity directly or indirectly infringes, misappropriates, dilutes or constitutes unauthorized use of, or otherwise violates the Intellectual Property of, or unfairly competes with, any Person; or otherwise constitutes unfair trade practices or false advertising.

“Initial Escrow Release Amount” has the meaning set forth in Section 2.10(c)(iii).

“Intellectual Property” means collectively: (a) all rights (anywhere in the world, whether statutory, common law or otherwise) in or affecting intellectual or industrial property or other proprietary rights, including with respect to the following: (i) patents and applications therefor, and patents issuing thereon, including continuations, divisionals, continuations-in-part, reissues, reexaminations, renewals and extensions; (ii) copyrights and registrations and applications therefor, works of authorship, and “moral” rights; (iii) masks and mask work rights; (iv) domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (v) trademarks, trade dress, trade names, logos and service marks, together with the goodwill symbolized by or associated with any of the foregoing and any applications, registrations and renewals therefore; (vi) all technology, ideas, research and development, inventions (whether or not patentable), manufacturing and operating specifications and processes, schematics, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, Trade Secrets, confidential information, technical data, databases, data compilations and collections, web addresses and sites, software, computer architecture, and documentation; and (vii) all other intangible assets, properties or rights and, (viii) the right to file applications and obtain registrations for any of the foregoing and claim priority thereto; (b) all claims, causes of action and rights to sue for past, present and future infringement or misappropriation of the foregoing, and all proceeds, rights of recovery and revenues arising from or pertaining to the foregoing; and, (c) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Intellectual Property Agreement” means, individually and collectively, all Inbound Licenses, all Outbound Licenses, and each other Contract to which the Company or any of its respective assets or rights are bound relating to the acquisition, transfer, development, license, use or commercialization of Intellectual Property or any waiver or release of rights in, to, or under Intellectual Property.

“Interim Financial Statements” has the meaning set forth in Section 3.8(a)(ii).

“Interim Period” has the meaning set forth in Section 5.1.

“Key Shareholder” means each of Michael A Scobey and Jason Mulliner, and “Key Shareholders” means both of such Persons collectively.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge, as of the date of this Agreement, of Michael Scobey (Chief Executive Officer of the Company), Jason Mulliner (Chief Financial Officer of the Company), and Peter Egerton (Chief Commercial Officer of the Company), and the knowledge that each such person would reasonably be expected to have in the course of performing his duties as Chief Executive Officer, Chief Commercial Officer, and Chief Financial Officer of the Company.

“Law” means any law, statute, treaty, code, rule, regulation, ordinance or other requirement of a Governmental Authority.

“Lease” means any lease, sublease, license, right of use, concession or other agreement, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, in each case, whether oral or written, pursuant to which the Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, and other interest in real property held by the Company.

“Liability” means any liability, obligation, Tax, or debt of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), regardless of whether such liability, obligation, Tax, or debt would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Loss” means each loss, Liability, demand, claim, action, cause of action, charge, suit, award, judgement, assessment, cost, damage, deficiency, penalty, fine or expense of any kind or nature, in each case whether or not arising out of third party claims (including, in each case, interest, penalties, attorneys’ fees and expenses, court costs and all amounts paid in investigation, defense, collection or settlement of any of the foregoing).

“Lost Certificate Affidavit” has the meaning set forth in Section 2.10(b)(i).

“Lien” means, with respect to any property or asset, any equitable interest, charge, claim, mortgage, pledge, lien, option, easement, encroachment, right of first refusal, encumbrance or security interest, or restriction of any kind (including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership) in respect of such property or asset.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is or would reasonably be expected, taken as a whole, (i) to be materially adverse to the Company’s condition (financial or otherwise), results of operations, Business, assets, liabilities, or properties or (ii) to prevent or materially delay or materially impair the ability of the Company, Parent, or Merger Sub to consummate the transactions contemplated hereby or by the Ancillary Agreements; provided, however, none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (a) general economic or business conditions, or changes affecting generally any industry in which the Company participates; (b) financial, banking or securities markets of the U.S. in general (including any disruption thereof and any decline in the price of any security or any market index); (c) any Acts of God or other natural disasters; (d) pandemics (including, without limitation, novel coronavirus (COVID-19)), epidemics, or disease outbreaks (including, without limitation, viral and bacterial); (e) any and all rules, regulations, orders and guidelines issued or imposed by any Governmental Authority in connection with any of the events or circumstances referred to in subparagraphs (c) and (d) above; (f) any actions or other responses taken or omitted to be taken in order to comply with the rules, regulations, orders and/or guidelines referred to in subparagraph (e) above; (g) the engagement and/or escalation by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S. or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.; (h) civil commotion, civil disorder, or any other type of civil unrest (including terroristic threats, riots, protests, looting, and revolutions); (i) the announcement or pendency of the transactions contemplated by this Agreement; or (j) changes in applicable Laws or the interpretation thereof, including any change in GAAP or other accounting requirements or principles; provided, further, that in the case of clauses (a), (b) (c), (g), (h), or (j), such change, effect, event, occurrence, state of facts or development shall be taken into account in determining whether a Material Adverse Effect has occurred (or could reasonably be expected to occur) to the extent such changes, occurrences, events or developments have or would reasonably be expected to have a disproportionate impact on the Company, taken as a whole, relative to other participants in the same industry as the Company.

“Material Contract” has the meaning set forth in Section 3.15(a).

“Material Customers” means the largest 20 customers of the Company by revenue for the fiscal year ended December 31, 2019 and the period beginning on January 1, 2020 and ending on the Balance Sheet Date.

“Material Suppliers” means the largest 20 suppliers of the Company by expenditures for the fiscal year ended December 31, 2019 and the period beginning on January 1, 2020 and ending on the Balance Sheet Date.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” means (i) the Base Merger Consideration, minus (ii) the amount of Closing Date Indebtedness, plus (iii) the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital, minus (iv) the amount, if any, by which Net Working Capital is less than the Target Net Working Capital, plus (v) the amount of Closing Date Cash minus (vi) the amount of the Transaction Expenses.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Negotiation Period” has the meaning set forth in Section 9.10(b).

“Net Working Capital” means (a) the current assets of the Company as of the Reference Time (consisting solely of the line item current asset accounts specified in Exhibit C, which shall exclude all current and deferred Tax assets), minus (b) the current liabilities of the Company as of the Reference Time (consisting solely of the line item current liability accounts specified in Exhibit C, which shall exclude all current income Tax liabilities and deferred Tax liabilities but include all non-income Tax liabilities), in each case, determined in accordance with the Accounting Principles. For the avoidance of doubt, Net Working Capital shall be calculated without taking into consideration (x) Cash, (y) Transaction Expenses and (z) Indebtedness and shall be calculated in accordance with Exhibit C (taking into account the working capital adjustments therein).

“NWC Escrow Amount” has the meaning set forth in Section 2.10(c)(i).

“NWC Escrow Fund” means the fund for the NWC Escrow Amount as established pursuant to the Escrow Agreement.

“Open Source Materials” means any software or other materials that are licensed, distributed or conveyed under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), any Creative Commons License or any license substantially similar to any of the foregoing, including any license approved by the Open Source Initiative.

“Option Merger Consideration” has the meaning set forth in Section 2.6(b).

“Order” means any order, writ, injunction, decree, stipulation, judgment, award, determination, direction or demand of a Governmental Authority.

“Ordinary Course” means the (a) ordinary course of business consistent with past practice, and (b) conduct of the Business, including actions or inactions taken or not taken, as applicable, by the Company in good faith in connection with, by reason of, or related to novel coronavirus (COVID-19), including actions or inactions taken or not taken, as applicable, in order to comply with or take advantage of (i) all Laws and Orders relating to novel coronavirus (COVID-19), and (ii) applicable guidance issued by the United States Centers for Disease Control and Prevention or other Governmental Authority related to novel coronavirus (COVID-19).

“Outbound Licenses” means, collectively, any Contract (including covenants not to sue) pursuant to which the Company authorizes or otherwise permits any other Person to access or exploit any Company Intellectual Property, including in the form of services, such as a software as a services Contract or a cloud services Contract.

“Outside Date” has the meaning set forth in Section 11.1(b).

“Outstanding Share Number” means the aggregate number of shares of Company Capital Stock and Company Options that are issued and outstanding as of immediately prior to the Effective Time (excluding any Excluded Shares).

“Owned Intellectual Property” means all Company Intellectual Property other than Intellectual Property licensed to the Company pursuant to an Inbound License.

“Parent” has the meaning set forth in the preamble of this Agreement.

“Parent Adjustment Amount” has the meaning set forth in Section 2.9(d).

“Parent Parties” has the meaning set forth in Section 9.3.

“Parent Required Governmental Approvals” has the meaning set forth in Section 4.3(a).

“Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.

“Payment Administrator” has the meaning set forth in Section 2.10(a).

“Payoff Amount” has the meaning set forth in Section 2.7(a).

“Payoff Letters” has the meaning set forth in Section 6.1(a).

“Permit” means all permits, licenses, authorizations, registrations, franchises, approvals, consents, certificates (including industry association certifications), variances and similar rights granted by or obtained from (or required to be obtained from) any Governmental Authority.

“Permitted Liens” means: (a) those Liens for Taxes or other governmental charges which are not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company set forth on Schedule 1.1; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course; (c) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Leased Real Property which do not or would not, individually or in the aggregate, materially impair the use or occupancy of the Leased Real Property in connection with the operation of the Business conducted thereon; (d) Liens on goods in transit incurred pursuant to documentary letters of credit; (e) Liens associated with Indebtedness which will be paid off at Closing and the associated Lien will be released at or promptly after Closing; and (f) Liens identified on Schedule 1.1.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Authority.

“Personal Information” means any information that identifies or can be used to identify an individual, either alone or when combined with other personal or identifying information that is linked or linkable to a specific individual.

“PPACA” means the Patient Protection and Affordable Care Act, as amended, and the rules and regulations promulgated pursuant thereto.

“Privacy Law” means all applicable Laws governing the receipt, collection, use, processing, sharing, safeguarding, security, disposal, destruction, or transfer of Personal Information.

“Post-Transaction Employees” has the meaning set forth in Section 8.2(a).

“Pre-Closing Taxes” means all Liabilities (a) for Taxes of the Company resulting from the transactions contemplated by this Agreement or the Ancillary Agreements, (b) for Taxes of the Company relating to any Pre-Closing Tax Period (including any Taxes resulting from the transactions contemplated by this Agreement and including any Taxes deferred under the CARES Act), (c) for the employer’s share of all employment, payroll and similar Taxes incurred by the Company in connection with the transactions contemplated by this Agreement (including any such Taxes deferred under the CARES Act), (d) for Taxes of another Person imposed on the Company pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Law or regulation, or by reason of the Company having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, or (e) of the Company for Taxes of any other Person pursuant to any Contract entered into on or before the Closing Date or as a transferee or successor, by Contract or otherwise. Notwithstanding the foregoing, Pre-Closing Taxes shall not include any Tax Liabilities included in Indebtedness of the Company, Net Working Capital, or Transaction Expenses. For the avoidance of doubt, for purposes of computing Liabilities for Pre-Closing Taxes, all estimated tax payments or prepaid income Taxes for the current Tax year paid by Company prior to Closing shall be applied as a credit to the applicable Tax (i.e. for the same type of Tax).

“Pre-Closing Tax Period” means any Tax period (including the portion of any Straddle Period) ending on or before the Closing Date.

“Pro Rata Share” means, with respect to each Company Shareholder, the quotient (expressed as a percentage) obtained by dividing (a) the Company Shareholder Outstanding Shares for such Company Shareholder, and (b) the total aggregate number of shares of Company Capital Stock that are issued and outstanding as of immediately prior to the Effective Time (excluding in each of (a) and (b), any Excluded Shares and Rollover Shares and, for the avoidance of doubt, any and all Company Capital Stock issuable upon the exercise of Company Options outstanding as of immediately prior to the Effective Time).

“R&W Insurance Policy” has the meaning set forth in Section 8.4.

“R&W Policy Retention Amount” means an amount equal to any then-applicable retention under the R&W Insurance Policy (i.e., after giving effect to any drop-down or claims erosion of the retention pursuant to the R&W Insurance Policy).

“Real Property Leases” has the meaning set forth in Section 3.7(b).

“Reference Time” means 12:01 a.m. Pacific time, on the Closing Date.

“Registered Intellectual Property” means any Owned Intellectual Property or other Intellectual Property that is exclusively licensed to the Company that, in either case, is the subject of an application or registration with any Governmental Authority, including any domain name registration and any application or registration for any patent, copyright or trademark.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping into the environment

“Remaining Escrow Release Amount” has the meaning set forth in Section 2.10(c)(iii).

“Remaining NWC Escrow Amount” has the meaning set forth in Section 2.10(c)(ii).

“Remaining Reserve Amount” has the meaning set forth in Section 12.17(e).

“Restrictive Covenant Agreement” means a restrictive covenant agreement executed by each of Michael A. Scobey, Jason Mulliner and Peter Egerton and the Company on the date hereof.

“Reviewed Financial Statements” has the meaning set forth in Section 3.8(a)(i).

“Review Period” has the meaning set forth in Section 2.9(c)(i).

“Rollover Agreement” has the meaning set forth in the recitals to this Agreement.

“Rollover Amount” means $17,850,000.

“Rollover Sellers” means Michael A. Scobey, trustee U/T/A 02/21/2018, Jason Mulliner and Peter Egerton.

“Rollover Shares” has the meaning set forth in the recitals to this Agreement.

“Sanctioned Country” means any country or region that is, or has been in the last 5 years, the subject or target of a comprehensive embargo under Trade Control Laws.

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any applicable U.S.

or non-U.S. sanctions- or export-related restricted party list, including, without limitation, the U.S. Department of the Treasury Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all Laws and Orders relating to economic or trade sanctions, including the Laws and Orders administered or enforced by the United States (including by Treasury Office of Foreign Assets Control or the U.S. Department of State) or the United Nations Security Council.

“Second Escrow Release Amount” has the meaning set forth in Section 2.10(c)(iii).

“Schedule” has the meaning set forth in ARTICLE 3.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Stock Option Cancellation Agreement” has the meaning set forth in Section 2.10(b)(v).

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of April 2, 2013, by and between the Company and the holders of Company Common Stock signatory thereto, as amended from time to time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Support Shareholders” means the EO Shareholder, Jason Mulliner and Peter Egerton.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Systems” has the meaning set forth in Section 3.13(k).

“Target Net Working Capital” means $8,400,000.

“Tax” or “Taxes” means any and all (a) federal, state, local or foreign taxes, charges, fees, levies or other similar assessments or Liabilities of any kind (including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs duties, use, goods and services, licensing, healthcare, escheat or unclaimed property (in each case whether treated as a tax under applicable Law), withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, tax on “global low-taxed intangible income” (as defined in Section 951A of the Code), estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or Liabilities of any kind whatsoever and denominated by any name whatsoever), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto, in each case whether contested or not, (b) Liability for amounts described in clause (a) imposed as a result of being a member of an affiliated, consolidated, combined or unitary group, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law or regulation and (c) Liability for amounts described in clause (a) or (b) of any Person payable as a transferee or successor, by Contract or pursuant to any Law, rule or regulation or otherwise.

“Tax Matters Representation Expiration Date” has the meaning set forth in Section 9.1(a)(ii).

“Tax Return” means any federal, state, local, foreign or other applicable return, declaration, estimated return, report, claim for refund, information return or statement or other document (including any amendment thereto and any related or supporting schedules, statements or information) with respect to any Tax filed or required to be filed with the IRS or any other Governmental Authority or agency or in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Third Party Claim” means any Action made or brought by any Person not a party to this Agreement.

“Third Party Claim Negotiation Period” has the meaning set forth in Section 9.10(a)(i).

“Trade Control Laws” has the meaning set forth in Section 3.10(c).

“Trade Secrets” means information and materials not generally known to the public, including trade secrets and other confidential or proprietary information.

“Transaction Deductions” means any deductions that would result from or be attributable to the transactions contemplated by this Agreement or that were incurred in connection with this Agreement and the transactions contemplated hereby, including: (a) the write-off of deferred financing fees, costs and expenses; (b) the payment of any transaction related fees, costs or expenses, including fees and disbursements of counsel, financial advisors, brokers, finders, investment bankers and accountants (including, for the avoidance of doubt, seventy percent (70%) of any success-based fees paid by the Company that are deductible under Revenue Procedure 2011-29); (c) any compensatory payments in respect of Company Options; (d) the payment of Indebtedness or similar amounts, and (e) any other Transaction Expenses not covered by items (a) through (d) above.

“Transaction Expenses” means, without duplication, (a) the aggregate out-of-pocket expenses, fees and disbursements of all attorneys, accountants, investment bankers and other advisers of the Company in connection with the negotiation, execution, delivery and performance of this Agreement through the Effective Time, in each case, to the extent that such fees, expenses and disbursements have not been paid by the Company prior to the Effective Time and (b) all retention payments, “success” bonuses, change of control payments, and other similar payments and the employer portion of payroll Taxes thereon. For clarity, Transaction Expenses shall not include any amounts reflected in the calculation of the Net Working Capital or included in Indebtedness.

“Transmittal Letter” has the meaning set forth in Section 2.10(b)(i).

“WARN Act” has the meaning set forth in Section 8.2(c).

ARTICLE 2

THE MERGER

2.1    The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the California Corporations Code and the DGCL, at the Effective Time: (a) Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease; and (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of California. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the California Corporations Code and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of the Company in order to carry out and effectuate the transactions contemplated by this Agreement. The Surviving Corporation shall thereafter be responsible and liable for all the Liabilities and obligations of the Company.

2.2    The Closing. Subject to the satisfaction or waiver of the conditions precedent specified in ARTICLE 7, the closing of the transactions contemplated by this Agreement (collectively, the “Closing”) will take place at 10:00 a.m., Pacific time via the electronic exchange of executed counterpart documents and the electronic transfer of funds as soon as practicable after the execution and delivery of this Agreement, but in any event no later than two (2) Business Days following the satisfaction or waiver of the conditions precedent specified in ARTICLE 7, or at such other time, date and place as the Parties may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

2.3    Effective Time. Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, Holdings, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing all necessary documentation, including by filing (a) the Agreement of Merger with the California Secretary of State, together with an officers’ certificate (the “Officers’ Certificate”), each in the form attached hereto as Exhibit D and satisfying the applicable requirements of the California Corporations Code; and (b) the Certificate of Merger with the Delaware Secretary of State in the form attached hereto as Exhibit E satisfying the applicable requirements of the DGCL. The Merger shall become effective on such date and at such time as the Agreement of Merger is duly filed with the California Secretary of State, or such later time as is agreed upon by the Parties in writing and specified in the Agreement of Merger in accordance with the California Corporations Code. The time when the Merger becomes effective is referred to herein as the “Effective Time”.

2.4    Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (a) the Articles of Incorporation, as in effect immediately prior to the Effective Time, shall be amended as a result of the Merger so as to read in its entirety in the form of the articles of incorporation attached hereto as Exhibit F, and, as so amended, shall be the articles of incorporation of the Surviving Corporation, until thereafter duly amended as provided therein and by applicable Law, and (b) the Bylaws, as in effect immediately prior to the Effective Time, shall be amended as a result of the Merger to read in their entirety in the form of the bylaws attached hereto as Exhibit G, and, as so amended, shall be the bylaws of the Surviving Corporation, until thereafter duly amended as provided therein, the articles of incorporation of the Surviving Corporation and by applicable Law.

2.5    Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the California Corporations Code, the articles of incorporation and the bylaws of the Surviving Corporation.

2.6    Conversion of Capital Stock; Company Options.

(a)    Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of Parent, Merger Sub or the Company:

(i)    Capital Stock of Merger Sub. Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, without par value, of the Surviving Corporation.

(ii)    Excluded Shares. Each share of Company Capital Stock owned by the Company (or held in the Company’s treasury) or owned by Parent, Merger Sub or any direct or indirect Subsidiary thereof immediately prior to the Effective Time (but not including the Rollover Shares) (collectively, the “Excluded Shares”) shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable with respect thereto or in exchange therefor.

(iii)    Conversion of Company Common Stock. Except for (a) the Excluded Shares, (b) Dissenting Shares for which the holder has not effectively withdrawn such holder’s demand for purchase of such Dissenting Shares for fair market value pursuant to Chapter 13 of the California Corporations Code or become ineligible for such payment, and (c) the Rollover Shares, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, shall be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to a portion (consistent with the Capitalization and Payment Spreadsheet) of: (1) the Closing Cash Payment, plus (2) the contingent right to receive a portion of each of the following (in each case, without interest (other than with respect to the Remaining NWC Escrow Amount, the Initial Escrow Release Amount, the Second Escrow Release Amount and the Remaining Escrow Release Amount) and only to the extent such amounts are payable to the Company Shareholders): (A) any positive Adjustment Amount pursuant to and in accordance with Section 2.9(d)(i), (B) any Remaining NWC Escrow Amount pursuant to and in accordance with the Escrow Agreement and Section 2.10(c)(ii), (C) the amount, if any, of the Initial Escrow Release Amount, the Second Escrow Release Amount and the Remaining Escrow Release Amount pursuant to and in accordance with the Escrow Agreement and Section 2.10(c)(iii), (D) any Remaining Reserve Amount pursuant to and in accordance with Section 12.17(e) and (E) any amounts payable pursuant to and in accordance with Section 10.3.

(iv)    Conversion of Rollover Shares. Each Rollover Share shall be contributed to Parent immediately prior to the Closing and cancelled at the Closing in exchange for equity interests of Parent, all in accordance with the Rollover Agreement. For avoidance of doubt, the portion of the Closing Merger Consideration that would otherwise be attributable to a Rollover Seller by virtue of such Rollover Seller’s status as a holder of Company Common Stock shall be reduced by the portion of the Rollover Amount attributable to such Rollover Seller, as set forth under the heading “Rollover Amount” opposite such Rollover Seller’s name on Capitalization and Payment Spreadsheet and such Rollover Shares shall not participate in the adjustments set forth in clauses (A) through (D) of Section 2.6(a)(iii) with respect to the Rollover Shares. The contribution of the Rollover Shares in exchange for the equity interests in the Parent shall be treated as a tax-free contribution pursuant to Section 351 of the Code. All Parties to this Agreement and the Rollover Agreements shall file all Tax Returns in accordance with such treatment and shall not take any contrary position in any audit, Action or other proceeding unless required by applicable Law.

(v)    Effect of Conversion. Except for (a) the Excluded Shares, (b) Dissenting Shares for which the holder has not effectively withdrawn such holder’s demand for purchase of such Dissenting Shares for fair market value pursuant to Chapter 13 of the California Corporations Code or become ineligible for such payment or (c) the Rollover Shares, all shares of Company Common Stock shall be converted into the right to receive the consideration set forth in Section 2.6(a)(iii), and when so converted shall no longer be outstanding and shall automatically be cancelled and extinguished, and each holder of a certificate (a “Certificate”) that immediately prior to the Effective Time represented any such outstanding shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the consideration attributable to such shares of Company Common Stock set forth in Section 2.6(a)(iii), in each case without interest.

(b)    Treatment of Company Options. At the Effective Time, all unvested Company Options shall, by virtue of the Merger and without any action on the part of the holder thereof, accelerate and become fully vested prior to the Effective Time. Company Options will not be continued, assumed or substituted for by the Company or Parent as part of the Merger. At the Effective Time, each then-outstanding Company Option shall be cancelled and converted into the right to receive, for each Company Option, the Amount Per Share less the exercise price for such Company Option (collectively, the “Option Merger Consideration”). At the Effective Time, Parent shall pay, or cause to be paid, the Option Merger Consideration to the Surviving Corporation in accordance with Section 2.7(e), which amount shall be paid to the Company Optionholders in accordance with Section 2.10(b)(v). Notwithstanding anything in this Section 2.6(b) to the contrary, in the event that the exercise price of any Company Option is equal to or greater than the Amount Per Share, such Company Option shall be canceled, no payment shall be required with respect thereto and such Company Option shall have no further force or effect. After the Effective Time, each Company Option that is terminated and canceled and converted into the right to receive the Option Merger Consideration by virtue of the Merger pursuant to this Section 2.6(b) shall no longer be outstanding and shall cease to have any rights with respect thereto other than the right to receive, upon the terms and subject to the conditions set forth in this Agreement, that portion of the Option Merger Consideration payable pursuant to this Section 2.6(b) (less applicable Tax withholding). As soon as practicable following the execution of this Agreement, the Company shall mail or otherwise deliver to each person who is a holder of Company Options a letter describing the treatment of such Company Options and providing instructions for use in obtaining payment for such Company Options. Such letter and any materials delivered therewith to the Company Optionholders shall be reasonably acceptable to Parent.

2.7    Payments at Closing. At the Effective Time, Holdings shall cause Parent to pay or cause to be paid, and Parent shall pay or cause to be paid, the following amounts:

(a)    to the payees specified in the Payoff Letters, the amount of funds required to be paid pursuant to such Payoff Letters (collectively, the “Payoff Amount”), by wire transfer of immediately available funds to the account or accounts designated in the Payoff Letters;

(b)    to the Equityholder Representative, an amount in cash equal to the amount of the Equityholder Representative Reserve, by wire transfer of immediately available funds to an account designated by the Equityholder Representative;

(c)    to the Escrow Agent, the Escrow Amount to be held pursuant to the terms of the Escrow Agreement;

(d)    to the applicable vendors and other recipients, the amount of unpaid Transaction Expenses of the Company, by wire transfer of immediately available funds to an account designated by each such vendor or other recipient;

(e)    to the Surviving Corporation for the benefit of the Company Optionholders, an amount in cash equal to the Option Merger Consideration, which amount shall be paid to the Company Optionholders in accordance with Section 2.10(b)(v); and

(f)    to the Payment Administrator, for further payment to the Company Shareholders in accordance with Section 2.6, an amount in cash equal to the Closing Cash Payment, by wire transfer of immediately available funds to an account designated by the Payment Administrator.

2.8    Estimated Merger Consideration Calculation.

(a)    At least 3 Business Days prior to the Closing Date, the Company shall deliver to the Parent a statement (the “Estimated Closing Date Statement”) setting forth in reasonable detail (i) an estimated balance sheet of the Company as of the Reference Time and (ii) a good faith calculation of the Company’s estimate of (A) the Closing Date Cash (the “Estimated Closing Date Cash”), the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”) and the Transaction Expenses (the “Estimated Transaction Expenses”), (B) Net Working Capital (the “Estimated Net Working Capital”) and (C) the resulting calculation of the Merger Consideration (the “Estimated Merger Consideration”). The Estimated Closing Date Statement shall also contain the amount of Option Merger Consideration payable to Company Optionholders and the amount of the Company’s share of employment, payroll, social security or other similar Taxes due with respect thereto. The Estimated Closing Date Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and consistent with Exhibit C. Parent shall be entitled to review, and the Company shall consider in good faith the modification of the Estimated Closing Date Statement proposed by Parent; provided, that, subject to the foregoing good faith consideration, the final determination of the Estimated Closing Date Statement and the calculations and amounts set forth thereon shall be determined by the Company in its sole discretion.

(b)    Concurrently with the delivery of the Estimated Closing Date Statement, the Company shall deliver a certificate (the “Capitalization and Payment Spreadsheet”) identifying (i) the Outstanding Share Number; and (ii) based on the Outstanding Share Number: (A) a summary of the allocation of proceeds to the Company Equityholders contemplated by Section 2.6; (B) the Closing Cash Payment to be distributed to each holder of shares of Company Common Stock (other than with respect to the Rollover Shares) and the Option Merger Consideration to be paid to each Company Optionholder pursuant to the terms and conditions of this Agreement, including Section 2.6 (before withholding Taxes, if any) plus the amount of the Company’s share of any applicable employment, payroll, social security or similar Taxes payable thereon; (C) each Company Shareholder’s Pro Rata Share, including each Company Shareholder’s Pro Rata Share of the amount of the Equityholder Representative Reserve and the Escrow Amount; and (D) the number of Rollover Shares, as calculated in accordance with the Rollover Agreement, and the portion of the Rollover Amount attributable to each Rollover Seller.

(c)    Concurrently with the delivery of the Estimated Closing Date Statement and the Capitalization and Payment Spreadsheet, the Company shall deliver Payoff Letters for the Closing Date Indebtedness, a list of any Closing Bonus Amounts, and invoices from third parties with respect to the Transaction Expenses.

2.9    Merger Consideration Adjustment.

(a)    Closing Date Statement. Within ninety (90) days after the Closing Date, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Equityholder Representative a statement (the “Closing Date Statement”) setting forth in reasonable detail Parent’s calculation of (i) the Closing Date Cash, (ii) the Closing Date Indebtedness, (iii) the Transaction Expenses, (iv) the Net Working Capital and (v) the resulting calculation of the Merger Consideration. The Closing Date Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and consistent with Exhibit C. If Parent does not provide the Closing Date Statement within such 90-day period the calculations set forth in the Estimated Closing Date Statement shall be binding on Parent and Parent shall be deemed to have agreed to the accuracy of the Estimated Closing Date Statement as true, complete and accurate and Parent shall not have any right to object with respect to and may not disagree with any of the items included in the Estimated Closing Date Statement.

(b)    Closing Date Statement Preparation. Parent’s preparation of the Closing Date Statement shall be for the sole purpose of determining differences between (x) the Estimated Closing Date Cash, the Estimated Closing Date Indebtedness, the Estimated Transaction Expenses, the Estimated Net Working Capital and the resulting calculation of the Estimated Merger Consideration, on one hand and (y) the Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, Net Working Capital and the resulting calculation of the Merger Consideration, on the other hand, which each shall be determined on a consolidated basis using the Accounting Principles. The Parties further agree that neither Party shall permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing, reviewing or disputing the Closing Date Statement other than the Accounting Principles.

(c)    Disputes.

(i)    If the Equityholder Representative objects to Parent’s calculation of the Merger Consideration, including the amount of Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, or Net Working Capital, as set forth in the Closing Date Statement, then, within forty-five (45) days after the delivery to the Equityholder Representative of the Closing Date Statement (the “Review Period”), the Equityholder Representative shall deliver to Parent a written notice (a “Dispute Notice”) describing in reasonable detail the Equityholder Representative’s objections to Parent’s calculation of the amounts set forth in such Closing Date Statement and containing a statement setting forth the Equityholder Representative’s calculation of the amount of the Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, Net Working Capital and the resulting calculation of the Merger Consideration. If the Equityholder Representative does not deliver a Dispute Notice to Parent during the Review Period, then the calculations set forth in the Closing Date Statement shall be binding on the Equityholder Representative and each of the Company Equityholders and the Equityholder Representative, on behalf of the Company Equityholders, shall be deemed to have agreed to the accuracy of the Closing Date Statement as true, complete and accurate and the Equityholder Representative, on behalf of the Company Equityholders, shall not have any right to object with respect to and may not disagree with any of the items included in the Estimated Closing Date Statement.

(ii)    During the thirty (30) day period following delivery of a Dispute Notice by the Equityholder Representative to Parent, Parent and the Equityholder Representative shall negotiate in good faith to resolve in writing any differences that they may have with respect to the disputed portions of the Closing Date Statement as specified in such Dispute Notice. Any disputed items resolved in writing between Parent and the Equityholder Representative within such thirty (30) day period shall be binding and conclusive on the Parties. If Parent and the Equityholder Representative have not resolved all such differences by the end of such thirty (30) day period, then Parent and the Equityholder Representative shall jointly engage a mutually agreeable independent nationally or regionally recognized accounting firm (the “Accounting Firm”) to resolve any items remaining in dispute (and only such items), it being understood that the Accounting Firm shall be functioning as an expert and not as an arbitrator and shall not have any authority to interpret any provision of this Agreement. Within ten (10) days after the Accounting Firm is appointed, Parent shall forward a copy of the Closing Date Statement to the Accounting Firm, and the Equityholder Representative shall forward a copy of the Dispute Notice to the Accounting Firm, together with, in each case, all relevant supporting documentation. The Accounting Firm’s role shall be limited to resolving such objections and determining the correct calculations to be used on only the disputed portions of the Closing Date Statement (including any dispute with respect to the timeliness of delivery or receipt of any Dispute Notice), and the Accounting Firm shall not make any other determination, including any determination as to whether any other items on the Closing Date Statement are correct. The Accounting Firm shall not assign a value to any item greater than the greatest value for such item claimed by the Equityholder Representative or Parent or less than the smallest value for such item claimed by the Equityholder Representative or Parent and shall be limited to the selection of either the Equityholder Representative’s or Parent’s position on a disputed item (or a position in between the positions of the Equityholder Representative and Parent) based solely on presentations and supporting material provided by Parent and Equityholder Representative and not pursuant to any independent review. In resolving such objections, the Accounting Firm shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Closing Date Statement, including the definition of the Merger Consideration contained herein (and the definitions of the defined terms contained therein). The Accounting Firm shall deliver to the Equityholder Representative and Parent a written determination (such determination to be made in accordance with Section 2.9(b) and include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by the Equityholder Representative and Parent) of the disputed items submitted to the Accounting Firm within thirty (30) days of receipt of such disputed items. The determination by the Accounting Firm of the disputed amounts and the resulting calculation of the Merger Consideration shall be conclusive and binding on the Parties, absent manifest error. The fees and expenses of the Accounting Firm for such determination shall be borne by the Equityholder Representative, on the one hand, and Parent, on the other hand, in inverse proportion to the manner in which such Person prevails on the items resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be computed by the Accounting Firm at the time its determination of the items in dispute is rendered. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of the Equityholder Representative’s position, 60% of the costs and expenses of the Accounting Firm would be borne by Parent and 40% would be borne by the Equityholder Representative. The Merger Consideration, as finally determined pursuant to this Section 2.9, shall be referred to herein as the “Final Merger Consideration”.

(iii)    The “Adjustment Amount”, which may be positive or negative, shall be equal to (A) the Final Merger Consideration minus (B) the Estimated Merger Consideration.

(d)    Payment of Merger Consideration Adjustment.

(i)    If the Adjustment Amount is a positive number, then within five (5) Business Days after the final determination of such amount, Parent shall pay to the Payment Administrator, for further payment to the Company Shareholders, each Company Shareholder’s Pro Rata Share of the Adjustment Amount.

(ii)    If the Adjustment Amount is a negative number, then within five (5) Business Days after the final determination of such amount (the “Parent Adjustment Amount”), Parent and the Equityholder Representative shall deliver joint written instructions to the Escrow Agent instructing it to disburse to Parent from the NWC Escrow Fund, cash equal to the Parent Adjustment Amount (or, if the Parent Adjustment Amount exceeds the NWC Escrow Amount, then cash equal to the NWC Escrow Amount). Notwithstanding anything to the contrary in this Agreement, the Equityholder Representative, the Key Shareholders, the other Company Equityholders and their respective Affiliates and representatives shall not have any Liability to Parent, the Company or any of their respective Affiliates for any portion of the Parent Adjustment Amount that is in excess of the NWC Escrow Amount. Recovery of cash from the NWC Escrow Fund shall be the sole and exclusive remedy available to Holdings, Parent, the Company and any of its or their respective Affiliates for any claims arising out of or relating to this Section 2.9(d), and none of Holdings, Parent, the Company or any of their respective Affiliates shall have any claim against the Equityholder Representative, the Key Shareholders, the other Company Equityholders or their respective Affiliates or representatives in respect thereof. Any portion of the NWC Escrow Amount that is not distributed to Parent as part of the Parent Adjustment Amount shall be distributed in accordance with Section 2.10(c).

(e)    Parent agrees that the adjustments to the Estimated Merger Consideration and the dispute resolution provisions provided for in this Section 2.9 shall be the exclusive remedies for the matters addressed herein.

(f)    The Parties agree that any payments pursuant to this Section 2.9 shall be treated as an adjustment to the Merger Consideration for federal, state, local and foreign income Tax purposes to the maximum extent permitted by applicable Law.

(g)    Cooperation. For purposes of complying with the terms set forth in Sections 2.8 and 2.9, each of Parent and the Equityholder Representative shall cooperate with each other and make available to the other Party, the other Party’s representatives and the Accounting Firm all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Date Statement and the resolution of any disputes thereunder.

2.10    Payment Administrator; Payment Procedures; Escrow Agreement.

(a)    Payment Administrator. At or prior to the Closing, Parent shall, at its sole cost and expense, designate a Acquiom Financial LLC (or another payments administrator reasonably acceptable to the Company) to act as payments administrator in the Merger (the “Payment Administrator”), pursuant to an agreement in customary form that requires the Payment Administrator to comply with the procedures set forth in this Section 2.10. At the Effective Time, Parent shall deposit with the Payment Administrator, for payment through the Payment Administrator in accordance with this Section 2.10, funds in an amount equal to the Closing Cash Payment. The Payment Administrator shall cause the Closing Cash Payment to be: (A) held for the benefit of the applicable Company Shareholders immediately prior to the Effective Time; and (B) applied promptly to making the payments to such Company Shareholders as required by the terms hereof. The Closing Cash Payment shall not be used for any other purpose, except as provided in this Agreement.

(b)    Payment Procedures.

(i)    Prior to, or promptly following, the Closing, Parent shall cause the Payment Administrator to, deliver to each Company Shareholder (pursuant to contact information provided by in the Capitalization and Payment Spreadsheet), a letter of transmittal (the “Transmittal Letter”) in the form attached hereto as Exhibit B, which shall include (A) a release of claims against the Company, the Surviving Corporation, Parent and Merger Sub, (B) confirmation of the Equityholder Representative as the agent of such holder for the purposes set forth herein, (C) an agreement that such holder shall receive its portion of the Closing Cash Payment to which such holder is entitled pursuant to Section 2.6(a), (D) an affidavit of lost, stolen or destroyed certificate (in customary form without a bond requirement) for any Person claiming a Certificate representing Company Capital Stock has been lost, stolen, destroyed or is otherwise not available to be surrendered to the Payment Administrator (a “Lost Certificate Affidavit”), and (E) be in such form and have such other reasonable provisions not inconsistent with this Agreement. Promptly following receipt by the Payment Administrator of a duly executed Transmittal Letter by a Company Shareholder and all documents required therein (including the surrender of Certificates or a Lost Certificate Affidavit, if applicable), the Payment Administrator shall promptly deliver, by wire transfer of immediately available funds to an account or accounts specified by such Company Shareholder, the consideration that such Company Shareholder has the right to receive pursuant to Section 2.6, in each case without interest thereon. Until so surrendered, each Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the consideration that such Company Shareholder has the right to receive pursuant to Section 2.6 (without interest). No portion of the consideration that such Company Shareholder has the right to receive pursuant to Section 2.6 will be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall have either (X) surrendered such Certificate to the Payment Administrator; or (Y) in the event such Certificate shall have been lost, stolen, destroyed or is otherwise not available for surrender to the Payment Administrator, executed and delivered to the Payment Administrator the Lost Certificate Affidavit, in each case together with a Transmittal Letter to the Payment Administrator, and, upon satisfaction thereof, such Company Shareholder shall be entitled to receive the consideration that such Company Shareholder has the right to receive pursuant to Section 2.6 (without interest).

(ii)    If payment is to be made to a Person other than the Person in whose name the shares of Company Capital Stock represented by a Certificate are registered, it shall be a condition of payment that: (A) any Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer; (B) the Transmittal Letter delivered to the Payment Administrator shall be properly executed and otherwise in proper form; and (C) the Person requesting such payment shall pay any Taxes required by reason of the payment to a Person other than the Person in whose name the shares of Company Capital Stock are registered, or establish to the reasonable satisfaction of Payment Administrator that such Tax has been paid or is not applicable.

(iii)    After the Effective Time, there shall be no transfers of shares of Company Capital Stock on the transfer books of the Surviving Corporation. If, after the Effective Time, a request for the transfer of shares of Company Capital Stock or any Certificate (or an affidavit of loss in lieu thereof, which shall be in customary form without a bond requirement) is presented to the Payment Administrator the relevant shares of Company Capital Stock shall be cancelled and exchanged for the consideration as provided in Section 2.6 and this Section 2.10. The payment of the consideration that such Company Shareholder has the right to receive pursuant to Section 2.6 shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock.

(iv)    Any portion of the Closing Cash Payment that remains undistributed to the Company Shareholders twelve (12) months after the Closing Date will be promptly delivered to Parent by the Payment Administrator along with any and all earnings thereon, and any applicable Company Shareholders shall look only to Parent or the Surviving Corporation for satisfaction of any claims for its right to receive the consideration payable in respect of the applicable shares of Company Capital Stock in accordance with Section 2.6(a)(iii). Any portion of the Closing Cash Payment that remains undistributed immediately prior to the time at which such amounts would otherwise escheat or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. None of the Payment Administrator, Parent or the Surviving Corporation will be liable to any Company Shareholder for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(v)    As soon as reasonably practicable after the date hereof, the Company shall mail or otherwise deliver to each Company Optionholder entitled to payments pursuant to Section 2.6(b) a stock option cancellation agreement in form and substance reasonably acceptable to Parent and the Company (the “Stock Option Cancellation Agreement”) which shall include (A) a release of claims against the Company, the Surviving Corporation, Parent and Merger Sub, (B) confirmation of the Equityholder Representative as the agent of such holder for the purposes set forth herein, (C) an agreement that such holder shall receive its portion of the Option Merger Consideration to which such holder is entitled pursuant to Section 2.6(b), and (D) be in such form and have such other reasonable provisions not inconsistent with this Agreement. After the Effective Time, upon the timely return of such Stock Option Cancellation Agreement to the Company, properly completed and duly executed by such Company Optionholder in accordance with the instructions thereto, the Company Optionholder shall be entitled to receive from the Surviving Corporation, and shall be paid by the Surviving Corporation or through the Surviving Corporation’s payroll system, (A) that portion of the Option Merger Consideration that such Company Optionholder has the right to receive pursuant to Section 2.6(b) in respect of such holder’s Company Options as set forth in the Capitalization and Payment Spreadsheet, less (B) that portion of the Option Merger Consideration otherwise payable to such Company Optionholder in respect of such Company Options that is required to be withheld from such Company Optionholder under applicable Tax withholding laws (such difference, the “Company Optionholder Payment Amount”). Notwithstanding the foregoing, the Surviving Corporation shall use Commercially Reasonable Efforts to ensure that any Company Optionholder that properly completes and duly executes a Stock Option Cancellation Agreement in accordance with the instructions thereto and returns such Stock Option Cancellation Agreement to the Company at least five (5) Business Days before the Closing Date shall be paid his or her Company Optionholder Payment Amount on the Closing Date by the Surviving Corporation or through the Surviving Corporation’s payroll system.

(c)    Escrow Agreement.

(i)    On the Closing Date, Parent shall deliver to the Escrow Agent cash from the Merger Consideration in an amount equal to the sum of (A) $2,000,000 as a contribution to the NWC Escrow Fund (the “NWC Escrow Amount”) for the purpose of securing the obligations of the Company Shareholders under Section 2.9(d) of this Agreement; and (B) $3,137,500 as a contribution to the Indemnity Escrow Fund (the “Indemnity Escrow Amount”) for the purpose of securing the obligations of the Company Shareholders under ARTICLE 9 of this Agreement.

(ii)    Remaining NWC Escrow Amount. If any portion of the NWC Escrow Amount is not distributed to Parent as part of the Parent Adjustment Amount (such amount, the “Remaining NWC Escrow Amount”), within five (5) Business Days following the final determination of the Adjustment Amount in accordance with Section 2.9, the Equityholder Representative and Parent shall deliver joint written instructions to the Escrow Agent to release the Remaining NWC Escrow Amount to the Payment Administrator, for further payment to the Company Shareholders, each Company Shareholder’s Pro Rata Share of the Remaining NWC Escrow Amount as set forth in the Capitalization and Payment Spreadsheet and the Escrow Agreement.

(iii)    Release of Indemnity Escrow Amount.

(A)    On the date that is three (3) Business Days following the first anniversary of the Closing Date, the Equityholder Representative and Parent shall deliver joint written instructions to the Escrow Agent instructing it to disburse to the Payment Administrator, for further payment to the Company Shareholders, each Company Shareholder’s Pro Rata Share (as set forth in the Capitalization and Payment Spreadsheet and the Escrow Agreement) of the amount equal to the positive difference between (x) $1,068,750, minus

(y) the amount of all Losses for which any Parent Party has timely made a claim for indemnification pursuant to Sections 9.3 and 9.10, and which claim has not then been finally determined in accordance with ARTICLE 9 (such difference, the “Initial Escrow Release Amount”).

(B)    On the date that is three (3) Business Days following the second anniversary of the Closing Date, the Equityholder Representative and Parent shall deliver joint written instructions to the Escrow Agent instructing it to disburse to the Payment Administrator, for further payment to the Company Shareholders, each Company Shareholder’s Pro Rata Share (as set forth in the Capitalization and Payment Spreadsheet and the Escrow Agreement) of the amount, if positive, equal to (x) $2,137,500, minus (y) the Initial Escrow Release Amount, minus (z) the amount of all Losses for which any Parent Party has timely made a claim for indemnification pursuant to Sections 9.3 and 9.10, and which claim has not then been finally determined in accordance with ARTICLE 9 (such difference, the “Second Escrow Release Amount”).

(C)    On the date that is three Business Days following the third anniversary of the Closing Date (the “Final Release Date”), the Equityholder Representative and Parent shall deliver joint written instructions to the Escrow Agent instructing it to disburse to the Payment Administrator, for further payment to the Company Shareholders, each Company Shareholder’s Pro Rata Share (as set forth in the Capitalization and Payment Spreadsheet and the Escrow Agreement) of the amount equal to the positive difference between (x) the remaining balance of the Indemnity Escrow Amount, minus (y) the amount of all Losses for which any Parent Party has timely made a claim for indemnification pursuant to Sections 9.3 and 9.10, and which claim has not then been finally determined in accordance with ARTICLE 9 (such difference, the “Remaining Escrow Release Amount”).

(D)    In the event any portion of the Indemnity Escrow Fund is not released to the Payment Administrator on the Final Release Date as a result of the reduction in respect of the foregoing clause (y) of the last sentence in Section 2.10(c)(iii)(C), following the final determination of all such outstanding claims and, as applicable, payment in respect thereof in accordance with and subject to the terms and conditions of ARTICLE 9, the Equityholder Representative and Parent shall promptly deliver joint written instructions to the Escrow Agent instructing it to disburse to the Payment Administrator, for further payment to the Company Shareholders, each Company Shareholder’s Pro Rata Share (as set forth in the Capitalization and Payment Spreadsheet and the Escrow Agreement) of an amount equal to (x) the remaining balance of the Indemnity Escrow Amount minus (y) the amount of all Losses for which any Parent Party has timely made a claim for indemnification pursuant to Sections 9.3 and 9.10 (after giving effect to the resolution and, as applicable, payment of such claims).

(iv)    Each Company Shareholder’s Pro Rata Share of the NWC Escrow Amount and the Indemnity Escrow Amount shall be withheld from the Closing Merger Consideration otherwise payable to such Company Shareholder on the Closing Date. The NWC Escrow Fund and the Indemnity Escrow Fund shall each be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement. The NWC Escrow Fund and the Indemnity Escrow Fund shall each be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(v)    Any income, gains, losses and expenses of the NWC Escrow Fund and the Indemnity Escrow Fund shall be included by Parent as taxable income or loss of Parent, and any income and gains of the NWC Escrow Fund and the Indemnity Escrow Fund shall be available to Parent as part of the NWC Escrow Fund or the Indemnity Escrow Fund, as the case may be, and the Remaining NWC Escrow Amount, the Initial Escrow Release Amount, the Second Escrow Release Amount and the Remaining Escrow Release Amount (including all such income, gains, losses and expenses) shall ultimately be distributable to the Company Shareholders in accordance with this Agreement and the Escrow Agreement.

(vi)    The approval of this Agreement by the Company Shareholders, and the acceptance by a Company Shareholders on the Closing Date of its applicable portion of the Closing Cash Payment set forth in Section 2.6, shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the NWC Escrow Amount in the NWC Escrow Fund and the Indemnity Escrow Amount in the Indemnity Escrow Fund, in each case in accordance with the terms hereof and thereof.

2.11    Adjustments. Notwithstanding anything to the contrary set forth in this ARTICLE 2, if, between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Capital Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Capital Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the consideration payable in respect of such shares in accordance with Section 2.6(a)(iii) shall be appropriately adjusted to reflect such change.

2.12    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any Company Shareholder who is entitled to demand and has properly demanded that the Company purchase such shares of Company Common Stock for their fair market value in accordance with, and who complies in all respects with, Chapter 13 of the California Corporations Code (such shares of Company Common Stock, “Dissenting Shares”) shall not be converted into the right to receive the portion of the Merger Consideration due on account of such Company Shareholders’ ownership of such Company Common Stock and will instead represent only the payment as may be determined to be due with respect to such Dissenting Shares pursuant to Chapter 13 of the California Corporations Code (subject to deduction for any required withholding Tax). If any such Company Shareholder withdraws such Company Shareholder’s demand for purchase of such Dissenting Shares for fair market value pursuant to Chapter 13 of the California Corporations Code or becomes ineligible for such payment, then the right of such Company Shareholder to receive such payment in respect of such Dissenting Shares shall cease, and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the portion of the Merger Consideration due on account of such Company Shareholders’ ownership of such Company Common Stock, without interest and subject to deduction for any required withholding Tax. The Company will give Parent prompt notice of any demands received by the Company for the purchase of shares of Company Common Stock pursuant to Chapter 13 of the California Corporations Code, attempted withdrawals of such demands and any other instruments served pursuant to the California Corporations Code and received by the Company relating to demands to be paid the fair market value of Dissenting Shares. After the Closing Date, the Surviving Corporation shall have the exclusive authority to assume the control of the defense of any proceeding with respect to Dissenting Shares, at the Surviving Corporation’s sole expense, including the employment of counsel reasonably satisfactory to the Equityholder Representative, and the Equityholder Representative shall cooperate fully with the Surviving Corporation and make available all pertinent information under its control in connection therewith.

2.13    Withholding. Parent will be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as Parent or any Affiliate thereof shall reasonably determine it is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Law. To the extent that amounts are so withheld by Parent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the schedules accompanying this Agreement (each a “Schedule” and, collectively, the “Disclosure Schedules”), (i) for purposes of Sections 3.1-3.24 the Company represents and warrants to Holdings, Parent and Merger Sub and (ii) for purposes of Section 3.25, the Key Shareholders represent and warrant to Holdings, Parent and Merger Sub, in each case as of the date hereof and as of the Closing Date, as follows:

3.1    Capitalization.

(a)    The authorized capital stock of the Company consists of: forty (40) million shares of Company Common Stock, of which 35,797,774 shares are outstanding on the date hereof; and fifteen (15) million shares of Company Preferred Stock, of which zero (0) shares are outstanding on the date hereof. Schedule 3.1(a) sets forth a complete and correct list of the holders of record of all the issued and outstanding shares of Company Capital Stock, and the number, series and classes of Company Capital Stock of the Company owned of record by each such holder. Except as set forth on Schedule 3.1(a), all of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with applicable Law and all provisions of the governing documents and shareholders agreements of the Company. Except as set forth on Schedule 3.1(a), there are no (i) outstanding equity appreciation rights, profit participation, preemptive rights or other similar rights with respect to the Equity Interests of the Company or (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company.

(b)    Except as set forth on Schedule 3.1(a) or 3.1(b), no other Equity Interests of the Company are authorized, issued or outstanding.

(c)    Except as set forth on Schedule 3.1(c) and the Company Option Plans: (i) the Company is not a party to any Contract relating to the voting of, or requiring the issuance or sale of, any Equity Interests of the Company; and (ii) there are no accrued, declared and unpaid dividends with respect to any outstanding shares of Company Capital Stock.

(d)    Except for the Company Option Plans, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. The Company Option Plans have been duly authorized, approved and adopted by the Company’s board of directors and its shareholders. The Company Option Plans are each in full force and effect. As of the date hereof, the Company has reserved a total of 9,600,000 shares of Company Common Stock for issuance under the Company Option Plans, of which, as of the date hereof: (i) 1,526,050 shares are issuable upon the exercise of outstanding, unexercised Company Options, (ii) 5,852,419 shares are available for grant but have not yet been granted pursuant to the Company Option Plans, and (iii) 2,021,531 shares have been issued and are outstanding pursuant to the prior exercise of Company Options granted pursuant to the Company Option Plans. All outstanding Company Options have been offered, issued and delivered by the Company (x) in compliance with applicable Law and with the terms and conditions of the 2007 Company Option Plan or the 2018 Company Option Plan, as the case may be, and (y) in a compensatory capacity to employees, directors, and consultants (or former employees, directors, and consultants) of the Company. Except as set forth on Schedule 3.1(d), the Company has never issued Stock Purchase Rights (as defined in the Company Options Plans).

(e)    Schedule 3.1(e) sets forth a correct and complete listing of all outstanding Company Options, setting forth the number of shares of Company Common Stock subject to each Company Option and the holder, grant date and exercise price with respect to each Company Option, as applicable.

3.2    Power and Authority.

(a)    The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (collectively, the “Ancillary Agreements”) to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Company, and no other or further action or proceeding on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms and conditions, subject to General Principles of Law, Equity and Public Policy. The Company has the corporate power and authority to own and operate its assets and properties and to conduct its Business.

(b)    On or prior to the date hereof and in compliance with the Company’s Bylaws, the Company’s board of directors has unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company Equityholders, unanimously approved and adopted this Agreement and the transactions contemplated hereby, unanimously resolved to recommend approval and adoption of this Agreement by the Company Equityholders, and directed that this Agreement be submitted for consideration by the Company Equityholders listed in Schedule 3.2(b) by written consent. The only votes or consents required to approve this Agreement by the Company Equityholders under the California Corporations Code the Articles of Incorporation, Bylaws, Stockholders Agreement or other governing documents of the Company are set forth on Schedule 3.2(b) (the “Requisite Shareholder Vote”).

(c)    The Company has made available to Parent true, correct and complete copies of the Articles of Incorporation, Bylaws, Stockholders Agreement and its other organizational documents as currently in effect, and no amendments thereto are pending.

3.3    Organization; Good Standing. The Company is a legal entity duly organized, validly existing, and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its organization. Except as set forth on Schedule 3.3, the Company is duly licensed or qualified to conduct business and is in good standing (where such concept is applicable) under the Laws of each jurisdiction in which the character of the assets owned or leased, or the nature of the business conducted, by each of them requires such licensing or qualification, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4    Consents and Approvals; No Violation.

(a)    Except: (i) for the filing of the Agreement of Merger with the California Secretary of State and the Certificate of Merger with the Delaware Secretary of State; (ii) as set forth on Schedule 3.2(b); and (iii) for any filings required to be made pursuant to the HSR Act (all of the foregoing, the “Company Required Governmental Approvals”), the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement or any of the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby.

(b)    Except as set forth on Schedule 3.4(b) and assuming the Company Required Governmental Approvals are obtained or made, as the case may be, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not: (i) violate or conflict with any provision of the Articles of Incorporation, Bylaws, Stockholders Agreement or other governing documents of the Company; (ii) violate any Law or Order to which the Company is subject; (iii) conflict with, require the consent or other action by any Person or notice to any Person under, result in a breach of, require the payment to any Person, give rise of a loss of a benefit under, constitute a default under (with or without notice or lapse of time or both), result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Contract, Permit, approval, or similar authorization to which the Company is a party (excluding purchase orders of the Company issued to or received from any customer (other than a Material Customer) in the Ordinary Course for the purchase or sale of supplies, products or goods), or (iv) result in the creation or imposition of any Lien on any asset of the Company.

3.5    Brokers’ Fees. Except as set forth on Schedule 3.5 and as included as a Transaction Expense on the Estimated Closing Date Statement, the Company has no Liability to pay any fees or commissions to any broker, finder, investment banker or other agent with respect to the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of the Company.

3.6    Subsidiaries. The Company does not, directly or indirectly, own of record or beneficially any Equity Interests in any Person.

3.7    Real Property.

(a)    Owned Real Property. The Company does not currently own and has not previously owned any real property.

(b)    Leased Real Property. Schedule 3.7(b) sets forth the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (the “Real Property Leases”). The Leased Real Property comprises all real property used in the conduct of the Business as currently conducted or as presently proposed to be conducted, and all components thereof included in the Leased Real Property are in good working condition and repair, except for normal wear and tear. Except as set forth on Schedule 3.7(b), with respect to each of the Real Property Leases: (i) the Company enjoys peaceful and undisturbed possession under such Real Property Leases free and clear of all Liens; (ii) all rent payable under such Real Property Leases has been paid to date; (iii) the Company is not subleasing, licensing or otherwise granting any Person the right to use or occupy such Leased Real Property or any portion thereof; (iv) there exists no default by the Company under the terms of any Real Property Lease, and no event has occurred that, with or without the passage of time or giving of notice or both, would result in any event of default by the Company; (v) to the Knowledge of the Company, there exists no default by a landlord under the terms of any Real Property Lease, and no event has occurred that, with or without the passage of time or giving of notice or both, would result in any event of default by a landlord under any Real Property Lease; and (vi) each Real Property Lease is recorded at the appropriate county registry to the extent required by law to give notice to and to bind all third parties. To the Company’s Knowledge, no part of the Leased Real Property is subject to any pending Action for condemnation or other taking by a Governmental Authority, nor is any such Action threatened.

3.8    Financial Statements; Undisclosed Liabilities.

(a)    The following financial statements are set forth on Schedule 3.8(a):

(i)    the reviewed balance sheet of the Company as of December 31, 2018 and December 31, 2019 and the related statement of income and cash flows of the Company for the year then ended (the “Reviewed Financial Statements”); and

(ii)    the unaudited balance sheet of the Company as of June 30, 2020 (the “Latest Balance Sheet” and, such date, the “Balance Sheet Date”) and the related statement of income and cash flows for the six-month period then ended (the “Interim Financial Statements” and, together with the Reviewed Financial Statements, the “Financial Statements”).

(b)    Except as set forth in Schedule 3.8(b), the Financial Statements: (i) have been prepared based on the books and records of the Company in accordance with the Accounting Principles applied on a consistent basis for the periods covered thereby, except that the Interim Financial Statements do not contain any footnotes and are subject to normal year-end adjustments; and (ii) present fairly in all material respects the financial condition and results of operations of the Company taken as a whole, as of the dates thereof and for the periods covered thereby (with respect to the Interim Financial Statements, subject to normal year-end adjustments and any other adjustments expressly described therein).

(c)    Except as set forth on Schedule 3.8(c), the Company has no Liability other than those liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course since the Balance Sheet Date.

(d)    The inventory of the Company shown on the Interim Financial Statements or taken into account in the Closing Date Statement, net of the reserves applicable thereto as shown on the applicable balance sheet, is (i) of a quantity and quality maintained by the Company in the Ordinary Course, (ii) adequate in order for the Company to conduct the Business as currently conducted and as presently proposed to be conducted, (iii) not damaged except as otherwise specifically reserved for on the applicable balance sheet, (iv) not worn out or obsolete, and (v) merchantable and fit for its intended use.

(e)    The accounts receivable that are reflected on the balance sheet included in the Interim Financial Statements or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) are recorded in accordance with GAAP and represent or will represent (i) valid obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course and (ii) amounts due to the Company with respect to arm’s length transactions entered into in the Ordinary Course. Unless paid prior to the Closing Date, the Accounts Receivable are, or will be as of the Closing Date, current and, to the Company’s Knowledge, collectible net of the respective reserves shown on the Latest Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are calculated consistent with past practice). There is no contest or Action, or to the Company’s Knowledge, threatened contest or Action, relating to the amount or validity of such Accounts Receivable.

3.9    Absence of Certain Changes. Except as contemplated or permitted by this Agreement or as set forth on Schedule 3.9, since the Balance Sheet Date: (a) there has not occurred any Material Adverse Effect; (b) the Company has conducted the Business in the Ordinary Course in all material respects, (c) the Company has not taken any action or refrained from taking any action that would, pursuant to Section 5.1 (and assuming Section 5.1 applied as of the Balance Sheet Date), require the written consent of Parent, notification to Parent, or disclosure to Parent on Schedule 5.1, and (d) the Company has not suffered any material loss, or material interruption in use, of any material asset or material property (whether or not covered by insurance), on account of any Act of God (excluding on account of the novel coronavirus (COVID-19)).

3.10    Compliance with Law; Permits.

(a)    Except as set forth on Schedule 3.10(a)(i), the Company is, and has been for the three years prior to the Closing Date, in compliance with all applicable Laws and Orders, including, without limitation, all applicable Laws and Orders relating to the novel coronavirus (COVID-19) and has taken reasonably practicable steps to comply with applicable guidance issued by the United States Centers for Disease Control and the California Department of Public Health relating to the novel coronavirus (COVID-19). Except as set forth on Schedule 3.10(a)(ii), no Action alleging any failure to comply with any applicable Law or Order is pending and served or, to the Knowledge of the Company, currently threatened against the Company.

(b)    Except as set forth on Schedule 3.10(b): (i) the Company holds all material Permits required in connection with the conduct of the Business as currently conducted; (ii) each such Permit is in full force and effect; (iii) the Company is in material compliance with the terms and conditions of all such Permits; (iv) in the three years prior to the Closing Date, the Company has not been in default under, or in violation of, in any material respect, any such Permit; and (v) in the three years prior to the Closing Date, there has been no, suspension, cancellation, modification, revocation or nonrenewal of any material Permit pending or, to the Company’s Knowledge, any threat of the same.

(c)    Neither the Company nor any of its officers, directors or employees, nor to the Company’s Knowledge, any agent or other third party representative acting on behalf of the Company, is currently, or has been in the last 5 years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of Sanctions Laws, Ex-Im Laws or anti-boycott Laws administered by the U.S. Department of Commerce and the Internal Revenue Service (collectively, “Trade Control Laws”).

(d)    During the last 5 years, the Company and its officers, directors, or employees and, to the Company’s Knowledge, their agents and third party representatives have been in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and all other Laws relating to the prevention of bribery, money laundering or corruption (collectively, “Anti-Corruption Laws”). Without limiting the foregoing, none of the Company, or any of its directors, officers or employees, or to the Company’s Knowledge, any of its agents or third party representatives have given, offered, promised, or agreed to give, or received anything of value to or from any elected or unelected official, employee or agent of a Governmental Authority or any other Person in violation of Anti-Corruption Laws.

(e)    The Company has not received from any Governmental Authority or any other Person any notice, inquiry or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Authority, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case related to Trade Control Laws or Anti-Corruption Laws.

3.11    Environmental Matters.

(a)    Except as set forth on Schedule 3.11(a):

(i)    Company, the conduct of the Business, all Leased Real Property, and all locations previously used by the Company are, and for the previous five years have been, in material compliance with all Environmental Laws;

(ii)    since January 1, 2015, the Company has not received any written notice from any Governmental Authority or any other Person alleging that the Company is not in compliance with any Environmental Law or is responsible for a Release of Hazardous Materials, and there is no action currently pending, or to the Company’s Knowledge, threatened by any Governmental Authority or any other Person against the Company regarding a Release of Hazardous Materials or compliance with Environmental Laws;

(iii)    the Company has and maintains all material Permits required under Environmental Laws for the operation of the Business and has timely submitted all applications to renew such Permits;

(iv)    the Company has not caused or permitted a Release of Hazardous Materials that requires a material response action, and has not assumed or agreed to assume an obligation to investigate, remediate, abate or otherwise respond to a Release of Hazardous Materials;

(v)    To the Knowledge of the Company, a Release of Hazardous Materials caused by a third party is not on, at, under, present, affecting or threatening to affect any Leased Real Property or any prior location used by the Company;

(vi)    The Company has not disposed of Hazardous Materials at any location listed or proposed for listing on the National Priorities List or similar federal, state or local governmental list of locations for which the investigation, remediation or abatement of a Release of Hazardous Materials is required; and

(vii)    The Company has not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to, any material liability of any other Person related to Environmental Laws or Hazardous Materials.

(b)    All material environmental assessments, audits, reports, environmental, health, or safety documents relating to current or former facilities, properties, or operations of the Company have been provided to the Parent.

3.12    Tax Matters.

(a)    All Tax Returns required to have been filed by the Company (as any deadlines for filing may have been extended by duly filed applications for extension) for all taxable periods have been filed. All such Tax Returns were true, correct and complete in all material respects. All Taxes reported on such Tax Returns as due and owing by the Company have been paid. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company. Except as set forth on Schedule 3.12(a), the Company has withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party and all IRS Forms W-2 and 1099 (and any comparable forms under state, local and foreign Tax Law) required with respect thereto have been properly completed in all material respects and timely and properly filed. The Company is in material compliance with, and its records contain all material information and documentation necessary to comply with, all applicable information reporting and withholding requirements under applicable Laws related to Tax.

(b)    Except as set forth on Schedule 3.12(b), there is no Tax audit or administrative or judicial Tax proceeding currently pending with respect to the Company. The Company has not received from any Governmental Authority any written notice indicating an intent to investigate or open an audit or other review of any Tax or Tax Return of the Company, which audit or other review has not been resolved. Since December 31, 2015, there have been no Tax audits or administrative or judicial Tax Actions with the respect to the Company.

(c)    The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return), which waiver or extension is currently in effect. No written claim has been received by the Company from a jurisdiction in with the Company does not file Tax Returns that the Company is or may be required to file Tax Returns or pay Taxes in such jurisdiction.

(d)    The Company has not been a member of an Affiliated Group filing a consolidated U.S. federal Tax Return (other than a group the common parent of which was the Company). To the Knowledge of the Company, the Company does not have any liability for the Taxes of any other Person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise by operation of Law. The Company is not a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (including any advance pricing agreement, Tax Closing Agreement or other agreement relating to Taxes with any governmental authority).

(e)    The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(f)    The Company has not participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in any (i) “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, (ii) “tax shelter” or “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder or (iii) “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder, and there has been no act or omission on the part of the Company (that has resulted or could result in the imposition of a penalty under Section 6707A of the Code).

(g)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other transaction on or prior to the Closing Date, (ii) Tax Closing Agreement pursuant to Section 7121 of the Code or any corresponding provision of state, local or foreign Tax law, (iii) accounting method change or agreement with any Governmental Authority, (iv) prepaid amount or deferred revenue received on or prior to the Closing Date, or (v) income from discharge of indebtedness deferred pursuant to Section 108(i) of the Code or any corresponding provision of state, local or foreign Tax law.

(h)    The Company has not received any Tax Ruling or entered into a Tax Closing Agreement with any Governmental Authority that would have a continuing effect after the Closing Date. For purposes of this Agreement, the term “Tax Ruling” shall mean written rulings of a Governmental

Authority relating to Taxes, and the term “Tax Closing Agreement” shall mean a written and legally binding agreement with a Governmental Authority relating to Taxes. Except as provided in Schedule 3.12(h), no power of attorney currently in force has been granted by the Company concerning any Tax matter.

(i)    The Company does not have, nor has it ever had, a permanent establishment (as defined by applicable Tax treaty) or other taxable presence in any country other than the United States.

(j)    Except as set forth on Schedule 3.12 (j), each employee and independent contractor of the Company has been properly classified for payroll and other employment Tax purposes and the Company has consistently treated any workers that such Person treats as independent contracts (and any similar situated workers) as independent contractors for purposes of Section 530 of the Revenue Act of 1978.

(k)    The accrual for Taxes on the Reviewed Financial Statements (as adjusted for the passage of time through the Closing Date in accordance with GAAP consistently applied) would be adequate to pay all material Tax liabilities of the Company if its current tax year were treated as ending on the Balance Sheet Date or as of the Closing Date, as the case may be (excluding any amount recorded which is attributable solely to timing differences between book and Tax income). The amounts reflected as liabilities for all Taxes on the Reviewed Financial Statements of the Company are adequate to cover all unpaid liabilities for all material Taxes of the Company, whether or not disputed, that have accrued with respect to, or are applicable to, the taxable period ending on and including the Closing Date. The Company has not incurred any liabilities for Taxes since the Balance Sheet Date outside the Ordinary Course.

(l)    The Company has made available to Parent accurate and complete copies of all income Tax Returns and other material Tax Returns of the Company, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods for the past five (5) years, and all material written correspondence to the Company from, or from the Company to, any Governmental Authority relating thereto. Schedule 3.12(l) sets forth each jurisdiction in which the Company filed a Tax Return for the past five years. The Company has disclosed on its Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Tax Law).

(m)    The Company is not, and has never been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n)    For U.S. federal income Tax purposes, the Company uses the cash method of accounting, and uses the calendar year for its taxable year.

(o)    None of the outstanding equity securities of the Company constitutes “restricted equity” (i.e., equity that is subject to a risk of forfeiture) for purposes of the Code with respect to which an election under Section 83(b) of the Code has not been timely and properly made.

(p)    The Company is not a direct or indirect stockholder (i) in a “passive foreign investment company” within the meaning of Section 1297 of the Code or (ii) of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law).

(q)    All related party transactions involving the Company are at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder, and any similar provision of state, local, foreign and other applicable Law. The Company has maintained all necessary documentation in connection with such related party transactions in accordance with Sections 482 of the Code and the Treasury Regulations promulgated thereunder.

(r)    None of the Tax attributes (including net operating loss carry forwards and general business Tax credits) of the Company is limited by Sections 269, 382, 383, 384, or 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(s)    The Company is not a party to any gain recognition agreement under Section 367 of the Code and has not engaged in any transaction subject to Section 367(d) of the Code.

(t)    For U.S. federal and applicable state and local income Tax purposes, the Company has been properly classified as a C corporation since its date of formation.

(u)    Except as set forth on Schedule 3.12(u), the Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that would reasonably be expected to obligate it to make any payments that will not be deductible under Code Section 280G (or any corresponding or similar provision of Law).

3.13    Intellectual Property.

(a)    Schedule 3.13(a) sets forth a complete and correct list of all Registered Intellectual Property, (including all domain names) specifying the owner thereof and the jurisdiction in which such item has been issued, registered or filed and the applicable issuance, grant, registration or serial number(s) and related dates, as applicable, and any actions that must be taken within 90 days of the date of the Closing to preserve such item, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates. All Owned Intellectual Property: is in full force and effect; is valid, subsisting and enforceable; and has been obtained and maintained in compliance with all Laws and rules, policies and procedures of the applicable Governmental Authorities.

(b)    The Company solely owns all right, title and interest in and to the Owned Intellectual Property (including the right to enforce such Owned Intellectual Property). Except as set forth on Schedule 3.13(b), all Owned Intellectual Property is free and clear of all Liens other than Permitted Liens. The Company has not caused any Liens to be imposed on any Company Intellectual Property that is not Owned Intellectual Property. The Company lawfully owns, or otherwise has sufficient rights to all Company Intellectual Property that is required to conduct the Business in the manner in which it is currently being conducted and as currently proposed to be conducted. All Owned Intellectual Property is fully transferable, alienable and licensable by the Company without restriction and without payment of any kind to any third party and without approval of any third party.

(c)    Neither the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby will: (i) result in the loss or impairment of any of the Company Intellectual Property or result in any obligation to disclose any software, information or other materials held or controlled by the Company, (ii) give rise to any right of any Person to terminate any rights under any Permit or exercise any new or additional rights under any Intellectual Property; and, (iii) cause or result in any of the Parent or any of its Affiliates, or the Company: (A) granting to any Person any right to or with respect to any Intellectual Property; (B) being bound by, or subject to, any exclusivity, non-compete or other material restriction on the operation or scope of their respective businesses; or, (C) being obligated to pay any royalties or other fees or consideration or offer any discounts to any Person with respect to any Company Intellectual Property or Company Products in excess of those payable or offered by the Company in the absence of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Each item of Company Intellectual Property existing immediately prior to the Closing will be available to the Company on identical terms and conditions immediately after the Closing. No consent or approval is required under any Intellectual Property Agreement to maintain such Intellectual Property Agreement in force and effect as a result of the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby.

(d)    No Governmental Authority, university, college, other educational institution, research center or non-profit institution (collectively, “Institution(s)”) provides any facilities, personnel, or funding to the Company for the creation or development of any Intellectual Property or Company Product, or any manufacturing processes used to make any Company Product (or has previously done so); and, the Company has not provided any funding to any Institution for the creation of any Intellectual Property. No Institution has any rights (or any option to obtain any rights) in or with respect to any: (i) Owned Intellectual Property or Company Product; or, (ii) Intellectual Property authored, developed, conceived, reduced to practice, made or otherwise created by (collectively, “Created”) any current or former employee, contractor, or consultant of Company (alone or with others) that relates in any manner to any Owned Intellectual Property or Company Product (including any manufacturing processes used to make any Company Product). No current or former employee, contractor, or consultant of Company who Created (alone or with others) any Intellectual Property by or for the Company has performed services for any Institution during a period of time during which such employee, contractor, or consultant was also performing services for Company. All Owned Intellectual Property and Company Products were Created at private expense and no Institution has obtained, by contract or otherwise, rights therein that will affect the commercial value thereof.

(e)    None of the Company, the Company Intellectual Property, the Company Products or the conduct of the Business Infringes any Intellectual Property of any Person. Except as set forth on Schedule 3.13(e), there is no (and has been no) pending or threatened Action involving the Company, any Company Intellectual Property, Company Product or the conduct of the Business concerning any Infringement, or the enforceability, use (including any assertion of misuse), ownership, scope, licensing or validity of any Intellectual Property. There are no facts or circumstances that might reasonably serve as the basis for any such Action; and, the Company has not received any written or oral notice, charge, complaint, claim, demand or inquiry (including unsolicited offers, demands or requests to license, or cease and desist letters) pertaining to any Intellectual Property. No Person is Infringing any Company Intellectual Property.

(f)    Schedule 3.13(f) sets forth a complete and correct list of each: (i) Outbound License; (ii) Inbound License (other than any Inbound License for commercially available off the shelf object code software that: (A) does not involve aggregate payments in excess of $1,000 (for all licenses or users), and (B) is not: embedded in any Company Product, or modified or distributed by the Company); and, (iii) each other Intellectual Property Agreement (other than any Outbound License or Inbound License or any other Intellectual Property Agreement that is a Contract for the provision of Company Products to a customer of Company; provided that no Intellectual Property that was conceived, developed, authored or reduced to practice by the Company was assigned to such customer under such Contract). All Intellectual Property Agreements are valid, binding and enforceable on all parties thereto; and, there exists no event or condition that violates or breaches or will result in a violation or breach of, or otherwise constitutes (with or without due notice or lapse of time or both) a default by any party thereunder; and, the Company has not received oral or written notice of any such breach, default or violation.

(g)    Except as set forth on Schedule 3.13(g), the Company has not: (i) transferred ownership of, or granted any exclusive or perpetual right or license with respect to any Company Intellectual Property to any other Person; or, (ii) granted any Person the right to modify, enhance or create derivative works of any of Company Intellectual Property other than modifications, enhancement or derivative works that are owned by the Company.

(h)    The Company has: (i) taken all reasonable measures to protect and preserve its rights in the Company Intellectual Property and the confidentiality of all Trade Secrets (including, in each case, any information that would have been a Trade Secret but for any failure of the Company to act in a manner consistent with this Section 3.13(h)) owned or held by the Company; and, (ii) only disclosed any such Trade Secrets pursuant to the terms of a written agreement that requires the Person receiving such Trade Secrets to reasonably protect and not disclose such Trade Secrets.

(i)    No present or former employee, officer, consultant or contractor of the Company has any ownership, license or other right, title or interest in any Company Intellectual Property. Each current and former employee, officer, consultant and contractor of the Company who has Created any Intellectual Property for the Company, or has or previously had access to any Trade Secrets owned or held by the Company, has executed and delivered to the Company a written and enforceable Contract that: (i) assigns to Company, without any obligation of payment (other than salaries or other payments that are not contingent on or related to use of any work product), all right, title and interest in and to any such Intellectual Property, and (ii) reasonably protects such Trade Secrets. No present or former employee, officer, consultant or contractor of the Company is in violation of any such Contract. In each case in which the Company has acquired ownership (or purported to acquire ownership) of any Intellectual Property from any Person, the Company has obtained a valid and enforceable written present assignment sufficient to irrevocably transfer ownership of all rights with respect to such Intellectual Property to Company. Neither the Company nor any of its current or former officers, employees, agents or contractors has done, or failed to do, any act or thing which prejudices the validity or enforceability of any of the Company Intellectual Property.

(j)    The Company has not used, incorporated, modified, hosted, distributed or otherwise accessed any Open Source Materials in any manner that (i) requires the Company to license, disclose, distribute, make available or grant any rights in or to any Intellectual Property, source code or other materials; or, (ii) imposes any material limitation, restriction, or condition on the right of the Company to use or distribute any Company Product.

(k)    All of the computer hardware, computer software and computer services and other similar or related items of automated, computerized, or software system(s), networks, interfaces, platforms or applications used or relied upon by the Company (collectively “Systems”): (i) are in good working order, (ii) function in material accordance with all specifications and any other descriptions under which they were supplied; (iii) are free of any material defects, bugs and errors, (iv) do not contain or make available any disabling software, code or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of any software, data or other materials (“Contaminants”); and, (v) are sufficient for the existing and currently anticipated needs of the Business. The Company has taken all reasonable steps and implemented all reasonable safeguards to ensure that the Systems are free from Contaminants and to protect the confidentiality, integrity, and security of its Systems and all information stored, processed, or contained therein. No Person has gained unauthorized access to any Systems. The Company has reasonable business continuity and disaster recovery plans, procedures and facilities for the Business. The Systems have not suffered any failures, errors or breakdowns within the past twenty-four (24) months that have caused any substantial disruption or interruption in the operation of the Business.

(l)    All Company Products: (i) have been in material compliance with all applicable Laws, Contracts and all applicable express and implied warranties; and, (ii) are free from any problem, defect (including in the workmanship or the design), malfunction, nonconformity or error that impairs or is likely to impair any Company Product. The Company is and has at all times been in material compliance with all Laws and Contracts applicable to the sale and marketing of all Company Products. No Person has provided any notice, made any claim, or commenced any Action regarding any actual, or alleged violation of, or failure of any Company Product to comply with, any Law, Contract, applicable express and implied warranties, or other duty of the Company; and, to the Knowledge of the Company, there is no reasonable basis for any such, claim or Action.

3.14    Contracts.

(a)    Schedule 3.14(a) lists the following Contracts to which the Company is a party and which is currently in effect as of the date hereof (and each of which is identified in such Schedule in reference to the specific subsection in this Section 3.14(a) that is applicable to such Contract) (each, a “Material Contract”):

(i)    any Contract relating to the lease of personal property to or from any Person that involved rental payment obligations in excess of $100,000 during the year ended December 31, 2019 or reasonably expected to involve rental payment obligations in excess of $100,000 during the year ending December 31, 2020;

(ii)    any Real Property Lease;

(iii)    any Contract to purchase or sell real property;

(iv)    any (a) employment agreement or (b) severance agreement with an outstanding amount of unpaid obligations or commitments;

(v)    any settlement, conciliation, or similar Contract (i) with a Governmental Authority, (ii) requiring the payment by the Company of more than $100,000 or (iii) imposing any non-monetary restrictions, obligations or sanctions on the Company on or after the date hereof;

(vi)    Contracts that involved payment obligations from the Company or from any Person to the Company in excess of $150,000 during the year ended December 31, 2019 or reasonably expected to exceed $150,000 during the year ending December 31, 2020 (provided, that purchase orders of the Company issued or received in the Ordinary Course for the purchase or sale of supplies, products or goods shall not be listed on such Schedule but shall be included as Material Contracts for purposes of this Agreement);

(vii)    any Contract with a Material Customer or a Material Supplier (provided, that purchase orders of the Company received in the Ordinary Course for the sale of supplies, products or goods with Material Customers or Material Suppliers shall not be listed on such Schedule but shall be included as Material Contracts for purposes of this Agreement);

(viii)    any Contract that involves any partnership, strategic alliance, joint venture or sharing of profits by the Company with any other Person, including any Contract concerning the ownership of investments in any Person or a minority Equity Interest in any Person;

(ix)    any Intellectual Property Agreement (except that Company is only required to list any Intellectual Property Agreement that is set forth or is required to be set forth on Schedule 3.13(f));

(x)    any Contract pursuant to which the Company has made any loan to any Person (other than advances to employees in the Ordinary Course and not in excess of $25,000);

(xi)    any Contract relating to Indebtedness, including any guarantee of Indebtedness by the Company;

(xii)    any Contract required to be scheduled on Schedule 3.17;

(xiii)    any Contract pursuant to which the Company is obligated to pay royalties to any other Person with respect to any Intellectual Property used or embedded in any Company Products;

(xiv)    any Contract obligating the Company to make contingent payments of any type (including under any purchase price adjustment, earnout, or similar provisions), whether or not such obligation has matured or is expected to become due and payable;

(xv)    any Contract limiting the right of the Company or any Affiliate of the Company to engage in or compete with any Person in any business or in any geographical area

(xvi)    any Contract containing any “most favored nation” or right of first refusal provision for the benefit of any other Person;

(xvii)    any Contract containing an exclusivity arrangement for the benefit of any other Person;

(xviii)    any Contract involving the acquisition or disposition of any material business enterprise (whether via equity or asset purchase or otherwise either) under which there are any material obligations or liabilities outstanding;

(xix)    any Contract providing for capital expenditures with an outstanding amount of unpaid obligations or commitments in excess of, or reasonably expected to be in excess of, $100,000;

(xx)    any Contract relating to the development of Intellectual Property for the benefit of the Company (other than Contracts with employees or independent contractors on the Company’s form At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement);

(xxi)    any Contract, a principal purpose of which is the sharing or allocation of or indemnification for Taxes;

(xxii)    any collective bargaining agreement or other agreement with any union or similar employee representative; and

(xxiii)    any Contract with any Governmental Authority.

(b)    Except as set forth on Schedule 3.14(b), with respect to each such Material Contract: (i) such Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms and conditions, subject to General Principles of Law, Equity and Public Policy; (ii) the Company is not, and to the Knowledge of the Company, the other party thereto is not, in breach or default in any material respect under such Material Contract; and (iii) no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under such Material Contract. The Company has not received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material breach or default on the part of the Company under any such Material Contract. The Company has made available true, correct and complete copies of each Material Contract, and any amendments, modifications or supplements thereto.

3.15    Labor Matters.

(a)    Schedule 3.15(a)(i) sets forth, as of the date hereof, a complete and correct list of the name, job title, hire or engagement date, current annual compensation (including both base compensation and maximum bonus or commission compensation), accrued vacation or paid time off, and mandatory severance obligations of the Company with respect to each officer, employee, or independent contractor of the Company, including each individual on leave of absence or short-term or long-term disability. Except as set forth on Schedule 3.15(a)(ii), there is no Contract (i) for the employment or engagement of any individual (as an employee or independent contractor) or (ii) relating to the payment of any severance, termination, or bonus payment to any employee, independent contractor, former employee, or former independent contractor. All compensation payable to all employees and independent contractors of the Company for services performed on or prior to the date hereof have been paid in full or shall be accrued as a current liability in the Company’s Net Working Capital. The Company has no liability or obligation to pay deferred compensation to any of its current or former employees or independent contractors.

(b)    To the Knowledge of the Company, no employee or independent contractor of the Company is a party to, or otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, nonsolicitation, or proprietary rights agreement, between such employee or independent contractor and any other Person that in a material way adversely affects or shall affect (i) the performance of his or her duties as an employee or independent contractor of the Company, (ii) the ability of the Company do conduct its business or (iii) the ability of such individual to assign to the Company any rights to any invention, improvement or discovery.

(c)    Schedule 3.15(c) specifies the number of employees terminated by the Company during the 90-day period prior to the date hereof. Assuming the Parent and Surviving Corporation comply with their post-Closing employment obligations as set forth in Section 8.2, the Company has complied with the WARN Act, the California Worker Adjustment and Retraining Notification Act, and any similar applicable Laws as of the Effective Time. To the Knowledge of the Company, no executive, officer, or key employee or material independent contractor of the Company has any present intention of terminating his, her, or its employment or engagement with the Company.

(d)    Each current employee and independent contractor is a party to the Company’s form At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement in substantially similar form as the form agreement made available to Parent.

(e)    Except as set forth on Schedule 3.15(e), for the Company: (i) there is no collective bargaining agreement or relationship with any labor union or association representing the Company’s employees; (ii) there is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, currently threatened before the National Labor Relations Board or any other Governmental Authority; (iii) there is not currently any labor strike, lockout, work stoppage or other material concerted labor dispute or formal complaint and, to the Knowledge of the Company, no such dispute or complaint is currently threatened; (iv) to the Knowledge of the Company, no union organization campaign is currently in progress with respect to any employees of the Company; (v) the Company has been and is currently in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, and occupational safety and health; and (vi) no allegations of sexual harassment have been made involving any current or former director, officer, employee, or independent contractor of the Company, and the Company has not entered into any settlement agreements related to allegations of sexual harassment by any current or former director, officer, employee or independent contractor of the Company.

(f)    Except as set forth on Schedule 3.15(f), each individual classified and treated by the Company as an independent contractor has been properly treated as an independent contractor under applicable Law. All employees of the Company who have been classified as exempt under the Fair Labor Standards Act, the California Labor Code, and state and local wage and hour laws have been properly classified under all applicable Laws. Except as set forth on Schedule 3.15(f), the Company does not have any obligation or liability (whether absolute, contingent, or otherwise), and no acts, omissions, or occurrences have occurred that could result in any obligation or liability imposed on the Company, with respect to any misclassification of any person as an independent contractor rather than as an employee, or as exempt rather than non-exempt, or with respect to any employee leased from another employer.

(g)    The Company has made available to the Parent true, correct and complete copies of all written employment manuals and policies of the Company relating to employment.

3.16    Employee Benefits Plans.

(a)    Schedule 3.16(a) sets forth a complete and correct list of each Employee Benefit Plan. With respect to each Employee Benefit Plan, the Company has provided or made available to Parent true, correct and complete copies of: (i) all plan and trust documents or other funding arrangements (and, in the case of an unwritten Employee Benefit Plan, a written description thereof) and any amendments thereto; (ii) summary plan descriptions, summaries of material modifications, employee handbooks and other material written communications or a description of any oral communications regarding any Employee Benefit Plan; (iii) insurance contracts or policies and administration agreements; (iv) the most recent Internal Revenue Service determination or opinion letter relating to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code; (v) the most recent IRS Form 5500, as filed, in each case if applicable; (vi) the most recent nondiscrimination tests performed under the Code and (vii) copies of all material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to any Employee Benefit Plan.

(b)    Except as set forth on Schedule 3.16(b), each Employee Benefit Plan has at all times been maintained, funded and administered in material compliance with the terms of such Employee Benefit Plan, the applicable requirements of the Code and ERISA and any other applicable Laws. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that such Employee Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code and no event has occurred or condition exists that could reasonably be expected to adversely affect the qualification of such Employee Benefit Plan.

(c)    With respect to each Employee Benefit Plan, all payments, premiums, contributions, and reimbursements for all periods commencing prior to or as of the Closing Date have been made in accordance with the terms of such Employee Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Employee Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. There are no Actions (other than routine claims for benefits in the Ordinary Course) pending or, to the Knowledge of the Company, currently threatened with respect to any Employee Benefit Plan.

(d)    None of the Company or any of its respective ERISA Affiliates has now or at any time maintained, sponsored, contributed to, had any obligation to contribute to, or had any Liability under or with respect to a (i) “defined benefit plan,” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the minimum funding standards of Section 302 or Title IV of ERISA or Section 412 of the Code, (iii) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or 414(f) of the Code, (iv) a “multiple employer” plan under ERISA, including a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) a self-funded (or self-insured) group health plan.

(e)    No Employee Benefit Plan provides for death or medical benefits beyond termination of service or retirement, other than coverage mandated by Law.

(f)    Neither the Company nor any ERISA Affiliate has failed to comply with ERISA Sections 601 to 608 and Code Section 4980B and the Company has, for any relevant period, offered the requisite number of “full-time employees” group health coverage that is “affordable” and of “minimum value” (as such terms are defined by the employer shared responsibility provisions of the PPACA). Any major medical plan option of the Company intended to be a grandfathered plan under the PPACA has been designed and administered consistently with that intent and has satisfied the grandfathered plan requirements imposed by the PPACA.

(g)    Except as set forth on Schedule 3.16(g), no payment which is or may be made to any employee, former employee, director or agent of the Company or any ERISA Affiliate, either alone or in conjunction with any other payment, event or occurrence, will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code.

(h)    Each Employee Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code has at all times complied in both form and operation with the requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) so that no amounts paid pursuant to any such Employee Benefit Plan is or could be subject to tax under Section 409A of the Code. All Company Options have a per share exercise price that is not less than the “fair market value” per share of the underlying Company Common Stock as of the applicable grant date as determined under Section 409A of the Code. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(i)    Except as set forth on Schedule 3.16(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) entitle any Person to any payment, forgiveness of Indebtedness, vesting, distribution, or increase in benefits or compensation under or with respect to any Employee Benefit Plan; (ii) result in any acceleration (of vesting or payment of benefits or compensation or otherwise) under or with respect to any Employee Benefit Plan; (iii) limit or restrict the right of the Company to amend or terminate any Employee Benefit Plan; or (iv) increase the amount payable under any Employee Benefit Plan.

3.17    Affiliate Transactions; Officers; Bank Accounts; Etc.

(a)    Except (i) for employment-related arrangements, the payment of compensation and benefits in the Ordinary Course, and travel advances in the Ordinary Course and (i) as set forth on Schedule 3.17(a), neither the Company, nor any officer or director of the Company or their respective Affiliates nor, to the Knowledge of the Company, any immediate family member of any officer or director of the Company, is a party to any Contract or ongoing transaction or business relationship with, or has any interest in any property or asset (whether tangible or intangible) used or held by, the Company.

(b)    Schedule 3.17(b) lists all of officers and directors of the Company.

(c)    Schedule 3.17(c) lists all of the bank accounts of the Company (listing each authorized signatory on such accounts and the level of each signatory’s authorization).

(d)    Except as set forth on Schedule 3.17(d), the Company has no outstanding power of attorney executed on behalf of the Company.

(e)    Except as set forth on Schedule 3.17(e), no officer or director of the Company and no Key Shareholder has any, direct or indirect, equity interest in, or any contractual relationship with, or serves as a director or advisor to, any business that is, in whole or in part, competitive with the Business.

(f)    The Company is not party to any loan, note or other agreement related to an advance or loan to any employee of the Company or with respect to any indebtedness of any employee of the Company, including any arrangement intended as compensation or an employee bonus, other than those arrangements evidenced by the Company Promissory Notes.

3.18    Litigation. Except as set forth on Schedule 3.18, there are no, and in the past three years there have been no, Actions pending and served or, to the Knowledge of the Company, threatened against the Company. Except as set forth on Schedule 3.18, the Company is not subject to any outstanding Order binding the Company as of the date hereof. The Company has not filed or threatened any Action against any third party.

3.19    Insurance. Schedule 3.19 sets forth a true, complete and correct summary of all current policies of insurance for the Company. With respect to each such insurance policy listed on Schedule 3.19: (a) the policy is in full force and effect, (b) the Company is not in material breach or default thereunder, and (c) all premiums due to date thereunder have been paid in full. The Company has continuously maintained (i) substantially similar insurance coverages, both as to the types and limits of the coverages, at all times during the three (3) years prior to the Closing Date and (ii) all insurance policies required by Law or any Contract to which it is bound. The Company has not taken any action or failed to take any action with notice or the lapse of time or both, would constitute a material breach or default or permit termination, modification or non-renewal of any such insurance policy. During the three (3) years prior to the Closing Date, no written, or to the Company’s Knowledge oral, notice of actual or threatened material modification, termination, cancellation or nonrenewal, in whole or in part, with respect to any such insurance policy or denial of coverage, reservation of rights letter or other notice of defenses related to any claims thereunder has been received by the Company. During the three (3) years prior to the Closing Date, the Company has not applied for any insurance coverage where such coverage has been denied.

3.20    Privacy and Security. The Company does and has for the prior three year period: (i) complied in all respects with its published privacy policies, terms of use, and internal policies, and all applicable Privacy Laws and Contracts relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of Personal Information; and, (ii) taken appropriate measures that comply with applicable Privacy Laws and that are designed to ensure that Personal Information is protected against loss, damage, and unauthorized access, use, modification, disclosure, or other misuse. There has been no loss, damage, or unauthorized access, use, modification, disclosure or other misuse of any Personal Information where the Company was required by any Privacy Law or Contract to notify a third party (including the applicable data subject) regarding such incident. No Person has provided any written notice, made any written claim, or commenced any Action with respect to any loss, damage, or unauthorized access, use, modification, disclosure or other misuse of any Personal Information. Neither the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements, nor the consummation by the Company of the transactions contemplated hereby and thereby will violate any Company privacy policy, Company terms of use, Contract or applicable Laws relating to the use, dissemination, or transfer of any Personal Information by the Company.

3.21    Title to Properties; Condition and Sufficiency of Assets.

(a)    The Company has, and immediately after the Closing will have, good, valid and marketable title to all of the personal, tangible properties and assets (i) reflected on the balance sheet included in the Interim Financial Statements as being owned by the Company (excluding properties and assets sold or disposed of by the Company since the Balance Sheet Date in the Ordinary Course) or (ii) otherwise owned by the Company, in each case free and clear of all Liens except for Permitted Liens. The Company has good, valid and enforceable leasehold interests in all property and assets that is purports to lease.

(b)    There are no Contracts which relate to the Business and to which the Company is not a party.

(c)    The personal, tangible properties and assets (i) reflected on the balance sheet included in the Interim Financial Statements as being owned by the Company (excluding properties and assets sold or disposed of by the Company since the Balance Sheet Date in the Ordinary Course) or (ii) otherwise owned by the Company and (iii) the leased tangible assets used by the Company, have, in each case, no material defects, are in good condition and repair, have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of the same, ordinary wear and tear excepted), and are adequate and suitable for its present use in the Ordinary Course.

(d)    The assets of the Company owned and leased by the Company constitute all of the assets, rights, and properties required or necessary for the continued conduct of the Business as currently conducted and as proposed to be conducted and will be sufficient for the continued operation of the Business after Closing in the same manner as conducted prior to Closing or as presently proposed to be conducted, and as used in the conduct of the Business during each of the 12-month periods ending on December 31, 2019 and the Balance Sheet Date.

3.22    Products.

(a)    Each product manufactured, sold, leased or delivered or service rendered by the Company has been in material conformity with applicable contractual commitments and express and implied warranties. The Company does not have any material liabilities or material obligations for replacement or repair thereof or other damages in connection therewith, other than any reserve for product and service warranty claims accrued on the Interim Financial Statements. No product manufactured, sold, leased or delivered or service rendered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease made available to Parent. The Company has made available to Parent copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).

(b)    There are no material liabilities arising from or, to the Company’s Knowledge, alleged to arise from any actual or alleged injury to persons, damage to property or other loss as a result of the ownership, possession or use of any product manufactured, sold, distributed, leased or delivered by the Company.

(c)    There is no, nor has there been any, Action by any Governmental Authority, or any other Person pending, or to the Company’s Knowledge, threatened, against the Company for the recall (including any voluntary recall), suspension, seizure or market-withdraw of or other similar corrective action with respect to any of the Company’s products.

3.23    Material Customers; Material Suppliers. Schedule 3.23(i) lists each Material Customer and each Material Supplier. No Material Customer or Material Supplier has expressed in writing, or to the Company’s Knowledge, orally, in the 12-month period preceding the date hereof to the Company its intention to (i) cancel or otherwise terminate its relationship with respect with the Company, (ii) materially change the terms (whether related to payment, price, discounts or otherwise) with respect to, or materially decrease or increase the rate of, buying or supplying (as applicable) materials, products or services from or to the Company, or (iii) with respect to the Material Customers, that it has any quality issues with respect to the materials, products or services provided by the Company. Except as set forth on Schedule 3.23(ii), the Company is not involved in any material dispute with any Material Customer or Material Supplier.

3.24    Disclaimer. Except for the representations and warranties contained in this ARTICLE 3 and the certificates delivered pursuant to Section 6.1(e) and 7.2(c), none of the Company or any of its directors, officers, employees, shareholders, agents, Affiliates or representatives, or any other Person, has made or shall be deemed to have made any representation or warranty to Parent or Merger Sub, express or implied, at law or in equity, with respect to the Company or the execution and delivery of this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any information, documents or materials regarding the Company furnished or made available to Parent and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement (“Evaluation Material”). The Company hereby disclaims any such representations or warranties, and each of Parent and Merger Sub hereby disclaims any reliance upon any such representations, warranties or Evaluation Material.

3.25    Key Shareholder Representations and Warranties. Each Key Shareholder has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which he or it is a party and to perform his or its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by such Key Shareholder and, assuming the due and valid authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a valid and binding obligation of the Key Shareholder, enforceable against him or it in accordance with its terms and conditions, subject to General Principles of Law, Equity and Public Policy. The execution and delivery of this Agreement or any Ancillary Agreement to which such Key Shareholder is a party, the performance of his or its obligations hereunder and thereunder, or the consummation of the transactions contemplated hereby or thereby will not conflict with, constitute a default under, or otherwise breach any Law, Order or Contract binding such Key Shareholder.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF HOLDINGS PARENT AND MERGER SUB

Holdings, Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:

4.1    Organization; Good Standing. Parent is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina. Each of Holdings, Parent and Merger Sub possesses the requisite power and authority to own, lease and operate its properties and to carry on its business as conducted by Holdings, Parent and Merger Sub as of the date of this Agreement. Each of Holdings, Parent and Merger Sub is duly licensed or qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the character of the assets owned or leased, or the nature of the business conducted, requires such licensing or qualification.

4.2    Power and Authority. Each of Holdings, Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Holdings, Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which either of them is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Holdings, Parent and Merger Sub, and no other or further action or proceeding on the part of Parent or Merger Sub or their respective equity holders is necessary to authorize the execution and delivery by each of Holdings, Parent and Merger Sub of this Agreement or any of the Ancillary Agreements to which any of them is a party and the consummation by each of Holdings, Parent and Merger Sub of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by each of Holdings, Parent and Merger Sub and, assuming the due and valid authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a valid and binding obligation of each of Holdings, Parent and Merger Sub, enforceable against each of them in accordance with its terms and conditions, subject to General Principles of Law, Equity and Public Policy.

4.3    Consents and Approvals; No Violation.

(a)    Except: (i) for the filing of the Agreement of Merger with the California Secretary of State and the Certificate of Merger with the Delaware Secretary of State; (ii) for any filings required to be made pursuant to the HSR Act (all of the foregoing, the “Parent Required Governmental Approvals”); and (iii) post-Closing notice to the United States Directorate of Defense Trade Controls to update the Holdings’ International Traffic in Arms registration to add the Company, none of Parent or Merger Sub is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or other Person in connection with the execution, delivery and performance by Holdings, Parent or Merger Sub of this Agreement or any of the Ancillary Agreements to which any of them is a party or the consummation of the transactions contemplated hereby and thereby.

(b)    Assuming the Parent Required Governmental Approvals are obtained or made, as the case may be, the execution, delivery and performance by Holdings, Parent and Merger Sub of this Agreement and the Ancillary Agreements to which any of them is a party, and the consummation of the transactions contemplated hereby and thereby, does not: (i) violate or conflict with any provision of the organizational or governing documents of Holdings, Parent or Merger Sub; (ii) violate any Law or Order to which Holdings, Parent or Merger Sub is subject; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which Holdings, Parent or Merger Sub is a party.

4.4    Brokers’ Fees. Except for fees owed to GCA Advisors LLC, none of Holdings, Parent or Merger Sub has any Liability to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of Holdings, Parent or Merger Sub.

4.5    Litigation. There is no Action, hearing or investigation pending or, to the knowledge of Holdings, Parent or Merger Sub, currently threatened against Holdings, Parent or Merger Sub or any of their respective properties or assets that challenges, or will have the effect of preventing, delaying, making illegal, or otherwise interfering with, the execution of this Agreement or the consummation of the transactions contemplated hereby. None of Holdings, Parent or Merger Sub is subject to any outstanding Order.

4.6    Sufficiency of Funds.

(a)    Holdings (i) has, and at the Closing shall have and shall be able to cause Parent to have, sufficient cash on hand, available lines of credit, or other sources of immediately available funds to enable Parent to make, and to cause Parent to make, the payment of the Closing Cash Payment, the payment of any other amounts payable by Parent at the Closing pursuant to Section 2.7 and the payment of all related fees and expenses of Holdings, Parent and Merger Sub at the Closing in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) does not know of any circumstance or condition that could reasonably be expected to prevent or substantially delay the availability of such funds at the Closing, and (iii) has, and at the Closing shall have and shall be able to cause Parent to have, the resources and capabilities (financial or otherwise) to enable Holdings and Parent to perform their obligations hereunder.

(b)    The obligation of Holdings and Parent to consummate the transactions contemplated hereby is not in any way contingent upon or otherwise subject to Holdings’ or Parent’s consummation of any financing arrangements, Holdings’ or Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Holdings or Parent.

4.7    Holdings’ and Parent’s Due Diligence; Limitations on Representations and Warranties. Each of Holdings, Parent and Merger Sub hereby acknowledges that none of the Company or any of its directors, officers, employees, shareholders, agents, Affiliates or representatives, or any other Person, has made or shall be deemed to have made any representation or warranty to Holdings, Parent or Merger Sub whatsoever, express or implied, except for the representations and warranties of the Company expressly set forth in ARTICLE 3 and the certificates delivered pursuant to Section 6.1(e) and 7.2(c). Holdings, Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties of the Company expressly set forth in ARTICLE 3 and the certificates delivered pursuant to Section 6.1(e) and 7.2(c), each such Person is relying on its own investigation and analysis in entering into this Agreement and consummating the transactions contemplated hereby. Each of Holdings, Parent and Merger Sub is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated such Evaluation Material, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Each of Holdings, Parent and Merger Sub acknowledges that it is consummating the transactions contemplated by this Agreement without, and disclaims any reliance upon, any representation or warranty, express or implied, of the Company, any of its directors, officers, employees, shareholders, agents, Affiliates or representatives, or any other Person, except as expressly set forth in ARTICLE 3 and the certificates delivered pursuant to Section 6.1(e) and 7.2(c). With respect to any projections, forward-looking statements, other forecasts or business plan information delivered or made available by or on behalf of the Company, Holdings and Parent each acknowledges that: (a) there are uncertainties inherent in attempting to make such projections, statements, other forecasts and information; (b) the accuracy and correctness of such projections, statements, other forecasts and information may be affected by information which may become available through discovery or otherwise after the date of such projections, statements, other forecasts and information; and (c) it is familiar with each of the foregoing, it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, statements, other forecasts and information so delivered or made available to it (including the reasonableness of the assumptions underlying such projections, statements, other forecasts or information), and that it will have no claim against anyone with respect thereto other than to the extent of a breach of a representation or warranty expressly set forth in ARTICLE 3 and the certificates delivered pursuant to Section 6.1(e) and 7.2(c).

4.8    Disclaimer. Except for the representations and warranties contained in this ARTICLE 4 and the certificates delivered pursuant to
Section 6.2(e), 6.2(f) and 7.3(c), none of Holdings, Parent, Merger Sub or any of their respective directors, officers, employees, shareholders, agents, Affiliates or representatives, or any other Person, has made or shall be deemed to have made any representation or warranty to the Company, express or implied, at law or in equity, with respect to Holdings, Parent, Merger Sub, or the execution and delivery of this Agreement or the transactions contemplated hereby. Holdings, Parent and Merger Sub hereby disclaim any such representations or warranties, and the Company hereby disclaims any reliance upon any such representations or warranties.

ARTICLE 5

PRE-CLOSING COVENANTS

5.1    Conduct of the Business.

(a)    During the period from the date of this Agreement to the earlier of the Closing and the date this Agreement is terminated in accordance with Section 11.1 (the “Interim Period”), except as contemplated or permitted under this Agreement, as required by Law, with the written consent of Parent, or as set forth on Schedule 5.1, the Company shall:

(i)    use Commercially Reasonable Efforts to conduct the Business only in the Ordinary Course;

(ii)    use Commercially Reasonable Efforts to preserve its business organizations and assets and maintain its rights and authorizations and its existing relations with regulators, customers, suppliers, licensors, licensees, employees, consultants and business associates;

(iii)    make capital expenditures in accordance with its budget;

(iv)    promptly notify Parent after any exercise of any Company Option;

(v)    make all necessary income and other Tax Return filings;

(vi)    maintain, to the extent within the control of the Company, the material assets of the Company in good operating condition (ordinary wear and tear excepted);

(vii)    pay all maintenance and similar fees and take all appropriate actions necessary to prevent the abandonment, loss or impairment of all Registered Intellectual Property;

(viii)    make all required regulatory filings in material compliance with applicable Law; and

(ix)    promptly notify Parent of (A) any failure, in any material respect, of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it prior to the Closing; (B) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; (C) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (D) any material adverse change to the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or earnings of the Company; (E) the commencement of any Action against the Company or the credible threat of any Action by any Person against the Company, or (F) any written notice or other written communication, including any written threat, filing, service or institution of any action brought by any Person, related to, and adverse to the consummation of, this Agreement or the other transactions contemplated hereby.

(b)    During the Interim Period, except as contemplated or permitted under this Agreement, as required by Law, with the written consent of Parent, or as set forth on Schedule 5.1, the Company shall not:

(i)    issue or grant any equity securities or any subscriptions, warrants, options or other agreements or rights of any kind whatsoever to purchase or otherwise receive or be issued any equity securities or any securities or obligations of any kind convertible into, or exercisable or exchangeable for, any equity securities of the Company or any of its Subsidiaries or accelerate the vesting of any such equity awards;

(ii)    amend the Articles of Incorporation, Bylaws, Stockholders Agreement or other governing documents of the Company;

(iii)    subject any of the properties or assets (whether tangible or intangible) of the Company to any Lien other than Permitted Liens;

(iv)    sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company;

(v)    enter into any Contract which, if entered into prior to the date hereof, would be required to be set forth on Schedule 3.14(a);

(vi)    settle or compromise any Action or, other than in the Ordinary Course, commence any Action;

(vii)    (A) incur any Indebtedness; (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person; or (C) except for the forgiveness of the Company Promissory Notes pursuant to the Debt Forgiveness and Cancellation Agreements, substantially in the forms attached hereto as Exhibits K-1 and K-2 (the “Debt Cancellation Agreements”), cancel, release, assign or modify any amount of Indebtedness of any other Person;

(viii)    amend or modify any standard form agreements except as required to ensure compliance with any applicable Law;

(ix)    take any action that would invalidate or cause the cancellation of any current insurance coverage or fail to maintain current insurance coverage or renewals thereof providing coverage substantially the same as any expiring policy;

(x)    merge or consolidate the Company with any Person, or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(xi)    made any capital expenditure or capital commitment in excess of $100,000 in any individual case or $250,000 in the aggregate;

(xii)    commence any proceeding or file any petition in any court relating to the bankruptcy, reorganization, insolvency, dissolution, liquidation or relief from debtors, in any case, in respect of the Company;

(xiii)    terminate, cancel, surrender, suspend, modify or fail to renew any material license;

(xiv)    (A) amend, modify, terminate, adopt or enter into any Employee Benefit Plan, except as required pursuant to the terms of the applicable plan or agreement or applicable Law, (B) increase or accelerate or commit to accelerate the funding, payment or vesting of the compensation or benefits provided under any Employee Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement, (C) hire or otherwise enter into, renewed or allowed the renewal of or entering into, any employment or consulting agreement or arrangement with any current or employee or individual service provider to the Company whose annual base compensation exceeds $100,000 or any severance agreement regardless of amount, or (D) terminate any employee, or individual service provider to the Company other than for cause, whose annual base compensation exceeds $100,000;

(xv)    implement or announce any employee layoffs, excluding, for the avoidance of doubt, terminations of employment in the ordinary course;

(xvi)    amend, modify, waive or terminate, in each case, in any material respect, any material right under any existing Material Contract, except renewals of existing Material Contracts on terms that are, in the aggregate, at least as favorable to the Company as the terms thereof on the date of this Agreement;

(xvii)    grant to any Person any Outbound License, or assign or transfer to any Person any rights to any Intellectual Property;

(xviii)    fail to (i) pay any annuity or any filing, prosecution, maintenance or other fee or file any document, response to office action or other filing in connection with any Registered Intellectual Property when due or (ii) diligently prosecute and maintain all Registered Intellectual Property;

(xix)    enter into any agreement for the creation or development by a third party (except for consultants or independent contractors engaged by Company in the Ordinary Course pursuant to a Contract containing a present assignment of Intellectual Property to Company) of any Intellectual Property or Company Products;

(xx)    fail to take or maintain reasonable measures to protect the confidentiality and value of any Trade Secrets or other nonpublic Intellectual Property included in the Company Intellectual Property;

(xxi)    terminate, amend, restate, supplement or waive any rights under any Intellectual Property Agreement;

(xxii)    make or change any Tax election, adopt or change any accounting method, file any amendment to a federal, state, or foreign income Tax Return, enter into any Tax allocation agreement, Tax sharing agreement, or, other than in the Ordinary Course, a Tax indemnity agreement; or

(xxiii)    agree or commit to do any of the foregoing.

5.2    Appropriate Actions.

(a)    General. Each of the Parties shall use Commercially Reasonable Efforts to take all action necessary to consummate the transactions contemplated by this Agreement as soon as possible after the execution of this Agreement, including taking all actions necessary to comply promptly with all applicable Laws that may be imposed on it or any of its Affiliates with respect to the Closing. During the Interim Period, except as required by this Agreement, none of Holdings, Parent, Merger Sub or any of their respective Affiliates shall engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, that would materially impair or delay Holdings’, Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

(b)    Third Parties and Governmental Authorities Notice and Consent. Each of the Parties shall use Commercially Reasonable Efforts to obtain, as soon as possible after the execution of this Agreement, any and all consents, approvals and authorizations of Governmental Authorities or other Persons required in order to consummate the transactions contemplated by this Agreement, and each Party shall cooperate with the other Parties to this Agreement in obtaining all such consents, approvals and authorizations.

(c)    Notice of Adverse Developments. During the Interim Period, Holdings, Parent and Merger Sub, on one hand, and the Company, on the other hand, shall give prompt notice to the other of the discovery by such Party of: (i) any material failure by the other Party to comply with any of such Party’s covenants contained in this Agreement; or (ii) the occurrence of any event or the existence of any circumstances that would make satisfaction of any of the conditions set forth in ARTICLE 7 impossible or unlikely.

(d)    Further Assurances. Subject to Section 5.6, if any further action is necessary or desirable to carry out the purposes of this Agreement, each Party, upon request of the other Party and from time to time, will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request and deem necessary or desirable to consummate the transactions contemplated by this Agreement, all at the sole cost and expense of the requesting Party.

5.3    Confidentiality. The Parties acknowledge that the terms and conditions of this Agreement and each of the Ancillary Agreements (including all drafts thereof) and the information being exchanged in connection with the transactions described herein are subject to the terms and conditions of the Confidentiality Agreements, the terms of which are incorporated herein by reference.

5.4    Public Announcements.

(a)    No press release or public announcement related to this Agreement or the transactions contemplated hereby shall be issued or made by any Party without the joint written approval of Parent, on one hand, and the Company (during the Interim Period) or the Equityholder Representative (after the Effective Time), on the other hand, unless required by (a) applicable Law; (b) the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system; (c) by Order of a Governmental Authority; or (d) by subpoena, summons or legal process; provided, however, that in each such case the disclosing party will use its Commercially Reasonable Efforts to (i) advise the other party before making such disclosure and (ii) provide such other party a reasonable opportunity to review and comment on such release or announcement and consider in good faith any comments with respect thereto.

(b)    Prior to the Effective Time, no announcement or communication to the employees, customers, suppliers, distributors, licensors or licensees of the Company shall be made by any Party without the joint written approval of Parent, on one hand, and the Company, on the other hand unless required by applicable Law, provided that Parent and the Company shall not unreasonably withhold, delay or condition such consent.

5.5    Due Diligence Access. During the Interim Period but subject to applicable Law, upon reasonable advance notice from Parent and at the sole cost and expense of Parent, the Company shall afford Parent and its authorized representatives reasonable access, during regular business hours, to the executive personnel, offices, properties, books and records of the Company, as applicable, in order for Parent to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company; provided, however, that such access shall not unreasonably interfere with the conduct of the business of the Company. Parent acknowledges and agrees that all information it obtains as a result of access under this Section 5.5 shall be subject to the Confidentiality Agreements.

5.6    Regulatory Matters.

(a)    In furtherance and not in limitation of the terms of Section 5.2(b), each of the Parties shall promptly execute and file, or join in the execution and filing of, any application, notification, or other document that may be necessary in order to obtain the authorization, approval, or consent of any Governmental Authority that may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement.

(b)    Each of the Parties shall use its Commercially Reasonable Efforts to obtain all such authorizations, approvals, and consents as promptly as possible after the execution of this Agreement, including the expiration or termination of the waiting period under the HSR Act with respect to the transactions contemplated by this Agreement. Without prejudice to the foregoing, to the extent not completed prior to the date hereof, the Parties shall make, or cause to be made, all filings required of each of them or any of their respective Affiliates under the HSR Act (which filings, if requested by the Company, shall request early termination of the waiting period under the HSR Act) or other Antitrust Laws with respect to the transactions contemplated by this Agreement on the date of this Agreement, and Parent shall pay all filing fees, application fees or other fees of the applicable Governmental Authority associated with the HSR Act filing and any filings under other Antitrust Laws. Each of the Parties shall furnish promptly to the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and any other requesting Governmental Authority any additional information reasonably requested pursuant to the HSR Act or other Antitrust Laws in connection with such filings. The Parties will notify each other promptly of any oral communication with, and provide copies of written communications with, any Governmental Authority in connection with any filings made pursuant to this Section 5.6(b). Each of the Parties shall cooperate reasonably with the other Parties in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of the FTC, the Antitrust Division or any other Governmental Authority under any Antitrust Laws with respect to any such filing. No Party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filing, investigation or other inquiry without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. To the extent permitted by applicable Laws, and subject to all applicable privileges (including the attorney client privilege), each of the Parties shall consult and cooperate with the other Parties, and consider in good faith the views of each other, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act or other Antitrust Laws. Each of the Parties may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 5.6(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(c)    Holdings and Parent each agrees to use its Commercially Reasonable Efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under the HSR Act and any other Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date). Each of Holdings and Parent shall not, and shall not permit any of its Affiliates to, enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required, to: (i) obtain the expiration and termination of the waiting period under the HSR Act applicable to the transactions contemplated by this Agreement; (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order that would materially delay or prevent the consummation of the transactions contemplated by this Agreement; or (iii) obtain all authorizations, consent orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.

5.7    Reserved.

5.8    Notification. From the date of this Agreement until the Closing, (i) Holdings and Parent shall promptly notify the Equityholder Representative if any representation and warranty of Holdings, Parent or Merger Sub set forth in this Agreement was untrue when made or subsequently has become untrue and (ii) the Equityholder Representative shall notify Parent if any representation and warranty of the Company set forth in this Agreement was untrue when made or subsequently has become untrue.

5.9    Company Shareholder Approval. Within 24 hours following the execution of this Agreement, the Company shall deliver to Parent a copy of the Company Shareholder Approval containing the Requisite Shareholder Vote and all consents, approvals or other actions required under the Articles of Incorporation, Bylaws, Stockholders Agreement or other governing documents of the Company (including the requisite approval under applicable Law of the disinterested Company Shareholders with respect to the Rollover Agreement and the transactions contemplated thereby). Following the receipt of the Company Shareholder Approval containing the Requisite Shareholder Vote by the Company, the Company will prepare and send, pursuant to Chapter 13 of the California Corporations Code, a written notice to all holders of shares of Company Capital Stock who did not execute such written consents informing such non-consenting holders, in accordance with the requirements of applicable Law (including Chapter 13 of the California Corporations Code), that this Agreement and the Merger were adopted and approved by the Company Shareholders and that dissenters’ rights are available for such non-consenting holders’ shares of Company Capital Stock pursuant to Chapter 13 of the California Corporations Code (which notice shall include a copy of such Chapter), which notice shall be in form and substance reasonably satisfactory to Parent.

ARTICLE 6

CLOSING DELIVERABLES

6.1    Closing Deliverables of the Company. At the Closing, the Company shall deliver, or cause to be delivered, to Parent or any other Person designated by Parent (unless the delivery is waived in writing by Parent), the following documents, in each case duly executed or otherwise in proper form:

(a)    Customary payoff letters with respect to the Indebtedness of the Company executed by the lenders thereof allowing for the for the payoff, discharge and termination in full on the Closing Date of all Indebtedness and any associated Liens (the “Payoff Letters”);

(b)    Agreement of Merger and the Officers’ Certificate, each duly executed on behalf of the Company;

(c)    Certificate of Merger, duly executed on behalf of the Company;

(d)    the Escrow Agreement, duly executed by the Equityholder Representative;

(e)    a copy of the authorizing resolutions of the Company’s board of directors, certified by an officer of the Company as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby;

(f)    a certificate, dated within ten (10) Business Days of the Closing Date, from the jurisdiction of organization of the Company certifying that the Company is in good standing (or the equivalent concept in such applicable jurisdiction);

(g)    a valid Internal Revenue Service Form W-9 from the Company;

(h)    a certificate, in form reasonably satisfactory to Parent, of the Company, issued pursuant to and in compliance with (including the making of any required filings with the IRS) Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that as of the Closing Date an interest in the Company is not a U.S. real property interest within the meaning of Section 897 of the Code;

(i)    the articles of incorporation of the Company, certified within ten (10) Business Days of the Closing Date, from the jurisdiction of organization of the Company;

(j)    resignation of all members of the board of directors of the Company;

(k)    terminations of the Company Option Plans and the Stockholders Agreement;

(l)    duly executed Debt Cancellation Agreements evidencing the cancellation of all Company Promissory Notes; and

(m)    an operating agreement of Parent, in the form attached hereto as Exhibit I (the “Parent Operating Agreement”), duly executed by the Rollover Sellers; and

(n)    evidence of the Company’s receipt of a check payable to the Company for the repayment of Company Promissory Notes owed by Michael Scobey and having an aggregate amount payable of at least the amount set forth in Schedule 6.1(p).

6.2    Closing Deliverables of Holdings, Parent and Merger Sub. At the Closing, Holdings shall cause Parent to pay, and Parent shall pay, the Closing Cash Payment in accordance with the procedures set forth in Section 2.7, and Holdings shall cause Parent to deliver, or cause to be delivered, and Parent shall deliver, or cause to be delivered, to the Company, or any other Person designated by the Company (unless the delivery is waived in writing by the Company), the following documents, in each case duly executed or otherwise in proper form:

(a)    Agreement of Merger and the Officers’ Certificate, each duly executed on behalf of Merger Sub;

(b)    Certificate of Merger, duly executed on behalf of Merger Sub;

(c)    the Escrow Agreement, duly executed by the Parent and the Escrow Agent;

(d)    a true, correct, and complete copy of the final R&W Insurance Policy and written confirmation to the Company that the R&W Insurance Policy has been brought down as of the Closing and is effective on the Closing Date;

(e)    a copy of the authorizing resolutions of Holdings’ board of directors, certified by the secretary of Holdings as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which Holdings is a party and the consummation of the transactions contemplated hereby and thereby;

(f)    a copy of the authorizing resolutions of Parent’s board of directors, certified by the secretary of Parent as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which Parent is a party and the consummation of the transactions contemplated hereby and thereby;

(g)    a copy of the authorizing resolutions of Merger Sub’s board of directors, certified by the secretary of Merger Sub as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby;

(h)    the Rollover Agreement, duly executed by Parent; and

(i)    the Parent Operating Agreement, duly executed by Parent and EnPro Holdings, Inc., a North Carolina corporation.

ARTICLE 7

CONDITIONS TO CLOSING

7.1    Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)    No Order. There shall not be in effect on the Closing Date any Order restraining, enjoining or otherwise making illegal the consummation of any of the transactions contemplated by this Agreement.

(b)    HSR Act. The waiting period (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or otherwise been terminated.

7.2    Additional Conditions to Obligations of Holdings, Parent and Merger Sub. The obligations of Holdings, Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:

(a)    Company’s Representations and Warranties. (i) The representations and warranties of the Company set forth in ARTICLE 3 of this Agreement (other than those representations and warranties that address matters as of any particular date) shall be true and correct as of the Closing Date in all material respects as though then made (without giving effect to any materiality, Material Adverse Effect, or similar qualification in the representations and warranties and after giving effect to any such qualification to the extent this Agreement specifically qualifies an affirmative requirement to list specified items on a section of the Disclosure Schedules), and (ii) the representations and warranties of the Company set forth in this Agreement that address matters as of any particular date shall be true and correct as of such date in all material respects (without giving effect to any materiality, Material Adverse Effect, or similar qualification in the representations and warranties and after giving effect to any such qualification to the extent this Agreement specifically qualifies an affirmative requirement to list specified items on a section of the Disclosure Schedules).

(b)    Performance by the Company. The Company shall have performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by the Company prior to or as of the Closing.

(c)    Bring-Down Certificate. Parent shall have received a certificate dated as of the Closing Date and executed by an executive officer of the Company certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d)    Company Shareholder Approval. The Company shall have received and provided to Parent (i) the Company Shareholder Approval from Company Shareholders representing 95% of the Company Capital Stock outstanding immediately prior to the Closing, including any approvals required from EO under the Stockholders Agreement and (ii) the requisite approval of the disinterested Company Shareholders under the California Corporations Code, the Articles of Incorporation and the Bylaws, as applicable, in each case, with respect to this Agreement and the Rollover Agreement and the transactions contemplated hereby and thereby.

(e)    Letters of Transmittal. The Payment Administrator shall have received duly executed Transmittal Letters, with appropriate certificates representing the Company Capital Stock or valid Lost Certificate Affidavits, (i) from Company Shareholders representing 97% of the Company Capital Stock outstanding immediately prior to Closing and (ii) which shall include Transmittal Letters from the Company Shareholders set forth on Schedule 7.2(e) hereto.

(f)    Closing Deliveries. The items to be delivered by the Company pursuant to Section 6.1 shall have been delivered (or tendered subject only to Closing) to Parent.

If the Closing occurs, all closing conditions set forth in this Section 7.2 which have not been fully satisfied as of the Closing shall be deemed to have been waived by each of Holdings, Parent and Merger Sub. In no event shall the receipt of, or the availability of, any funds to be provided as part of any financing be a condition to Holdings’, Parent’s or Merger Sub’s obligation to consummate the transactions contemplated by this Agreement.

7.3    Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:

(a)    Parent’s and Merger Sub’s Representations and Warranties. The representations and warranties of Holdings, Parent and Merger Sub set forth in ARTICLE 4 of this Agreement (other than those representations and warranties that address matters as of a particular date) shall be true and correct in all material respects as of the Closing Date as though then made (without giving effect to any materiality or similar qualification in the representations and warranties) and the representations and warranties of Holdings, Parent and Merger Sub set forth in ARTICLE 4 of this Agreement that address matters as of any particular date shall be true and correct in all material respects as of such date (without giving effect to any materiality or similar qualification in the representations and warranties).

(b)    Performance by Parent and Merger Sub. Each of Holdings, Parent and Merger Sub shall have performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it prior to or as of the Closing.

(c)    Bring-Down Certificate. The Equityholder Representative shall have received a certificate dated as of the Closing Date and executed by an executive officer of Holdings and Parent certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d)    Closing Deliveries. The items to be delivered by Holdings, Parent and Merger Sub pursuant to Section 6.2 shall have been delivered (or tendered subject only to Closing) to the Equityholder Representative.

If the Closing occurs, all closing conditions set forth in this Section 7.3 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company.

ARTICLE 8

GENERAL COVENANTS

8.1    Books and Records; Access. Following the Closing, except as necessary to comply with applicable Law (as reasonably determined by the Company in good faith) or preserve the attorney-client privilege, other legal privilege or contractual confidentiality obligation, Parent shall provide the Equityholder Representative and its representatives with reasonable access to and/or copies of all documents, books, records, agreements, and financial data relating to the business of the Company for any bona fide purpose under this Agreement during normal business hours and upon reasonable prior notice, including its review of the Closing Date Statement. Unless otherwise consented to in writing by the Equityholder Representative, Parent shall not, and shall cause the Surviving Corporation not to, for a period of seven (7) years following the Closing Date, destroy or otherwise dispose of any of the books and records of the Surviving Corporation for any period prior to the Closing Date without first giving reasonable prior written notice to the Equityholder Representative and offering to surrender to the Equityholder Representative such books and records or any portion thereof which Parent or any of its Affiliates may intend to destroy or dispose of.

8.2    Post-Closing Employment.

(a)    During the six (6) month period following the Effective Time, Holdings and Parent shall take, and shall cause the Surviving Corporation to take, all actions required so that all individuals who are employed by the Company immediately prior to the Effective Time and who intend to continue their employment with Holdings, Parent or the Surviving Corporation following the Effective Time (including employees on vacation, leave of absence, or short or long-term disability) (the “Post-Transaction Employees”): (i) receive base compensation and bonus opportunities that are no less favorable than that provided immediately prior to the Effective Time (provided, that there is no obligation to continue any option plans or equity-based compensation); and (ii) receive benefits that are substantially comparable in the aggregate to those benefits provided to such employees immediately prior to the Effective Time; and (iii) receive severance pay that is no less than the severance pay that would have been payable under the severance policy or any agreement with such employee in effect immediately prior to the Effective Time.

(b)    Holdings and Parent shall take, and shall cause the Surviving Corporation to take, all actions required so that all Post-Transaction Employees shall receive service credit for all purposes under any employee benefit plans and arrangements in which they participate following the Effective Time. To the extent that Holdings, Parent or the Surviving Corporation modifies any coverage or benefit plans under which the Post-Transaction Employees participate, Holdings, Parent or the Surviving Corporation shall waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such employees credit under the new coverages or benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs. Holdings and Parent shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9).

(c)    For a period of ninety (90) days following the Effective Time, Holdings and Parent shall not, and shall cause the Surviving Corporation not to, terminate any Post-Transaction Employees in such numbers as would trigger any liability under the Worker Adjustment and Retraining Notification Act of 1988 (as amended the “WARN Act”), or any similar state or local Law. Holdings and Parent shall, and shall cause the Surviving Corporation to, comply with any notice or filing requirements under the WARN Act and any similar state or local Law occurring on or after the Effective Time.

(d)    Nothing contained in this Section 8.2, whether express or implied, will be construed to (i) confer upon any Person any rights to employment or continued employment or any term or condition of employment for any period with Parent, (ii) limit the ability of the Company, Holdings, Parent or any of their respective Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract or arrangement at any time assumed, sponsored, maintained or contributed to by any of them, or (iii) confer upon any Person who is not a Party, including any employee of the Company, any rights or remedies of any nature whatsoever (including any third-party beneficiary rights under this Agreement) under or by reason of this Section 8.2.

(e)    This Section 8.2 shall survive the Effective Time and shall be binding on all successors and assigns of Holdings, Parent and the Company.

8.3    Director and Officer Liability and Indemnification.

(a)    From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless all current and former directors, officers, and employees of the Company (the “D&O Indemnified Persons”) against any Losses incurred in connection with any Action, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated hereby and the consummation of the transactions contemplated hereby), in each case in their capacities as such whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under indemnification agreements existing on the date hereof or the organizational or governing documents of the Company in effect on the date hereof, to indemnify such D&O Indemnified Persons. From and after the Effective Time, except as required by changes in Law, the Surviving Corporation shall not amend, repeal or modify any provision of any indemnification agreements existing on the date hereof or any provision in the Surviving Corporation’s organizational or governing documents relating to the indemnification of the D&O Indemnified Persons, in each case in a manner that would limit the scope of such indemnification.

(b)    At the Effective Time the Surviving Corporation shall obtain, maintain and fully pay for irrevocable “tail” or comparable insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six (6) years from the Effective Time from an insurance carrier with an A.M. Best Rating of A or better with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time. The Surviving Corporation shall not, and Holdings and Parent shall not authorize or permit the Surviving Corporation to, cancel or amend such insurance policies in any respect adverse to the D&O Indemnified Persons.

(c)    If the Surviving Corporation or any of its successors or assigns: (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any Person, then Holdings, Parent and the Surviving Corporation shall use Commercially Reasonable Efforts to cause the successors and assigns of the Surviving Corporation to assume all of the obligations set forth in this Section 8.3; provided, however, that the Surviving Corporation shall not be released from such obligations.

(d)    The provisions of this Section 8.3 are intended for the benefit of, and will be enforceable by, each D&O Indemnified Person and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had, under applicable Law, by Contract or otherwise.

8.4    Representation and Warranty Insurance Policy. Holdings and Parent have obtained the R&W Insurance Policy bound effective on and as of the date hereof, a copy of which is attached hereto as Exhibit J (the “R&W Insurance Policy”), and Holdings and Parent have paid or shall pay all fees, costs and expenses (including all premium amounts) related to the R&W Insurance Policy. Holdings and Parent shall cause the R&W Insurance Policy to expressly include a waiver by the insurer of any and all subrogation rights against the Company Shareholders, other than with respect to Fraud. Holdings and Parent shall cause each insured party under the R&W Insurance Policy not to waive, amend, modify or otherwise revise the R&W Insurance Policy in a manner that is adverse to the Company without the prior written consent of the Equityholder Representative. Holdings and Parent have delivered evidence of the binding of the R&W Insurance Policy as of the date hereof.

8.5    Release.

(a)    In consideration for the Merger Consideration, as of and following the Closing Date, each Key Shareholder (on behalf of itself and its Affiliates) knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue Holdings, Parent or their respective Affiliates (including the Company) from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Key Shareholder has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the period of time prior to the Closing Date and relating to the operation of the business of the Company or the ownership of the Company Capital Stock (each, a “Claim”); provided, however, that the foregoing release will not apply to (i) any rights or Claims arising out of this Agreement or any Ancillary Agreement; (ii) if such Key Shareholder is an employee of the Company, any rights or Claims relating to such Key Shareholder’s employment with the Company, including such Key Shareholder’s right to receive any compensation he has earned as an employee of the Company and such Key Shareholder’s rights and benefits under any Employee Benefit Plan in which he is a party or in which he participates; or (iii) if such Key Shareholder is a D&O Indemnified Person, such Key Shareholder’s right to exculpation, indemnification, advancement, reimbursement of expenses or coverage in his capacity as a D&O Indemnified Person under the Articles of Incorporation or the Bylaws, or any insurance policy or indemnification agreement, including any policy obtained pursuant to Section 8.3(b) of this Agreement (other than with respect to any claim against such Key Shareholder for indemnification pursuant to Section 9.3 of this Agreement).

(b)    Each Key Shareholder (on behalf of itself and its Affiliates) hereby expressly agrees that the release contemplated by this Section 8.5 extends to any and all rights granted under Section 1542 of the California Civil Code or any analogous state law or federal law or regulation are hereby expressly waived. Section 1542 of the California Civil Code (“Section 1542”) reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(c)    Each Key Shareholder understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives such party the right not to release existing claims of which such party is not aware, unless such party voluntarily chooses to waive this right. Having been so apprised, Key Shareholder (on behalf of itself and its Affiliates) nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 8.5, in each case, effective upon the Closing Date. Each Key Shareholder (on behalf of itself and its Affiliates) acknowledges and agrees that the foregoing waiver is an essential and material term of this Agreement and that, without such waiver, Parent would not have agreed to the terms of this Agreement. Each Key Shareholder (on behalf of itself and its Affiliates) hereby represents to Holdings and Parent that it understands and acknowledges that it may hereafter discover facts and legal theories concerning Holdings, Parent and their Affiliates (including the Company) and the subject matter hereof in addition to or different from those which it now believes to be true. Each Key Shareholder understands and hereby agrees that the release set forth herein shall remain effective in all respects notwithstanding those additional or different facts and legal theories or the discovery of those additional or different facts or legal theories. Each Key Shareholder (on behalf of itself and its Affiliates) assumes the risk of any mistake of fact or applicable law with regard to any potential claim or with regard to any of the facts that are now unknown to it relating thereto.

8.6    Post-Closing Confidentiality. Following the Closing, each of the Key Shareholders hereby agrees that he shall, and shall cause his Affiliates and representatives to, protect and keep confidential all confidential and proprietary information of, and relating to, the Company (the “Confidential Information”) and shall not, directly or indirectly, use or disclose such Confidential Information for any purpose (other than as authorized in his capacity as an officer or employee of the Surviving Corporation and its Affiliates following Closing). Confidential Information shall not include any information that is or becomes generally publicly known other than as a result of disclosure by the Key Shareholders (or their Affiliates or representatives) in breach of this Agreement. Notwithstanding the foregoing, a Key Shareholder may make disclosure of Confidential Information if he reasonably concludes, based upon the written advice of counsel, that disclosure of Confidential Information is required by applicable Law, in which case he shall (i) provide Holdings and Parent with written notice of such proposed disclosure, in reasonable detail, as far in advance of such disclosure as reasonably practicable, (ii) cooperate reasonably with Holdings and Parent in their efforts to protect the information from disclosure, including, without limitation, assisting such Persons or their Affiliates in obtaining, at the Holdings’ and Parent’s expense, an appropriate protective order or other reliable assurance that confidential treatment will be accorded such information and (iii) limits disclosure to the minimum required by applicable Law unless Holdings and Parent agree in writing to a greater level of disclosure.

8.7    Exclusive Dealings. From the date hereof until the Closing or the earlier termination of this Agreement, neither the Key Shareholders nor the Company shall, and each such Person shall cause their respective Affiliates and representatives not to, take any action to solicit, knowingly encourage, initiate or engage in discussions or negotiations with, or provide information to, enter into any agreement with, or furnish any confidential information to any Person (other than Holdings and Parent and their Affiliates) concerning any purchase of any of the Company’s Capital Stock or any merger, sale of substantial assets, or similar transaction involving the Company or the Business (each, an “Acquisition Transaction”). Company and Key Shareholders shall cease, and cause their respective Affiliates and representatives to cease, and cause to be terminated any and all existing activities, discussions or negotiations with any Person (other than Holdings and Parent and their Affiliates) conducted prior to or on the date hereof with respect to any Acquisition Transaction. In the event that the Key Shareholders or Company or any of their respective Affiliates or representatives receives an Acquisition Transaction proposal after the date hereof but prior to Closing or the earlier termination of this Agreement, Company and Key Shareholders shall provide Holdings and Parent with prompt written notice thereof, which notice shall include the terms of, and the identity of the Person or Persons making such Acquisition Transaction proposal.

ARTICLE 9

REMEDIES

9.1    Survival of Representations and Warranties.

(a)    The representations and warranties of the Company, Holdings, Parent, and Merger Sub contained in this Agreement (whether or not contained in ARTICLE 3 or ARTICLE 4) shall survive the Closing Date but only to the extent specified in this Section 9.1.

(i)    The representations and warranties contained in this Agreement, other than the Fundamental Representations, shall not survive the Closing Date.

(ii)    The Fundamental Representations shall survive the Closing Date until the 6-year anniversary of the Closing Date (the “Fundamental Representation Expiration Date”), other than the representations and warranties in Section 3.12 (Tax Matters) which shall survive for 60 days after the expiration of the applicable statute of limitations (the “Tax Matters Representation Expiration Date”).

(iii)    Notwithstanding anything to the contrary in this Agreement, Actions arising out of or related to Fraud shall survive the Closing indefinitely.

(b)    Any Action pending on the Fundamental Representation Expiration Date or the Tax Matters Representation Expiration Date, for which a notice has been given in accordance with Section 9.10 on or before the Fundamental Representation Expiration Date or the Tax Matters Representation Expiration Date, as the case may be, may continue to be asserted and indemnified against until finally resolved, regardless of any statute of limitations or limitation set forth in this Section 9.1. Other than with respect to Actions set forth in Section 9.1(a)(iii), any Action brought by an Indemnified Party after the Fundamental Representation Expiration Date with respect to a breach of a Fundamental Representation that is not a representation or warranty in Section 3.12 (Tax Matters), and any Action brought by an Indemnified Party after the Tax Matters Representation Expiration Date with respect to a breach of a representation or warranty in Section 3.12 (Tax Matters), will be void and invalid.

(c)    Nothing in this Section 9.1 shall be deemed to limit any rights or remedies of any Person for breach of any covenant or agreement (with it being understood that Holdings, Parent and Merger Sub shall also be liable for breach of any covenant or agreement requiring performance by the Surviving Corporation after the Effective Time, and that nothing herein shall limit or affect Holdings’, Parent’s, Merger Sub’s or any of its respective Affiliates’ liability for the failure to pay the Closing Cash Payment (in whole or in part) or pay any other amounts (in whole or in part) as and when required by this Agreement).

(d)    Notwithstanding any other provision of this Agreement, it is the intention of the Parties that the survival periods and expiration and termination dates set forth in this Section 9.1 supersede any applicable statutes of limitations that would otherwise apply to the subject matter of such sections. The Parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arm’s-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

9.2    Indemnification by Parent. Holdings and Parent shall jointly and severally indemnify and hold harmless all Company Shareholders, all Affiliates of the Company, and each of their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns (collectively, the “Company Persons”) from and against any and all Losses actually sustained, incurred or paid by any of the Company Persons following the Closing as a result of (a) any breach of a Fundamental Representation of Holdings, Parent or Merger Sub contained in this Agreement; and (b) any breach of the covenants or agreements of Holdings, Parent or Merger Sub contained in this Agreement.

9.3    Company Shareholder Indemnity. The Company Shareholders shall indemnify and hold harmless Parent and Merger Sub, and each of their respective Affiliates (including the Surviving Corporation from and after the Effective Time) and their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns (collectively, the “Parent Parties”) from and against any and all Losses actually sustained, incurred or paid by any of the Parent Parties following the Closing as a result of:

(a)    any breach of a Fundamental Representation of the Company contained in this Agreement;

(b)    any breach of the covenants or agreements of Company or the Key Shareholders contained in this Agreement;

(c)    any claims relating to allocation of the Merger Consideration, the Option Merger Consideration, the Rollover Amount, or the Closing Cash Payment based on inaccuracies or misrepresentations in the Capitalization and Payment Spreadsheet;

(d)    Pre-Closing Taxes or Liabilities of the Company for any Taxes of another Person and any Indebtedness of the Company at the Effective Time; and

(e)    The matters described on Schedule 9.3(e) hereto (the “Line Item Indemnity Matters”).

9.4    Limitations on Indemnification.

(a)    Order of Recovery. The Parent Parties source of payment or indemnification for any claims under this Agreement shall be (subject in all cases to the limitations set forth in Section 9.4(b) and Section 9.4(c)):

(i)    In the case of Losses arising pursuant to (x) Section 9.3(a) or Section 9.3(d) or (y) Section 9.3(b) or Section 9.3(c) (solely to the extent also covered by Section 9.3(a) or Section 9.3(d)):

(A)    First, if the Indemnity Escrow Amount held in the Indemnity Escrow Fund has not been released in full, then from the Indemnity Escrow Amount up to the amount of the R&W Policy Retention Amount;

(B)    Second, if the Indemnity Escrow Amount held in the Indemnity Escrow Fund is released in full prior to satisfaction of the R&W Policy Retention Amount, from the Key Shareholders, on a joint and several basis and subject to the limitations in this Section 9.4, for the amount, if any, by which the R&W Policy Retention Amount exceeds the Indemnity Escrow Amount then available to the Parent Parties as a source of payment or indemnification under Section 9.4(a)(i); and

(C)    Third, from the R&W Insurance Policy until the coverage thereunder has been exhausted.

(ii)    In the case of Losses arising pursuant to (x) Section 9.3(e) or (y) Section 9.3(b) or Section 9.3(c) (to the extent not covered by Section 9.3(a) or Section 9.3(d)), solely from the Indemnity Escrow Amount held in the Indemnity Escrow Fund.

(b)    Cap. Except for Actions arising out of or related to Fraud:

(i)    the aggregate liability of the Company Shareholders (including the Key Shareholders) under Section 9.3(a) and Section 9.3(d) shall be limited to an amount equal to the R&W Policy Retention Amount;

(ii)    the aggregate liability of the Company Shareholders (including the Key Shareholders) under Section 9.3(b), Section 9.3(c) and Section 9.3(e) shall be limited to an amount equal to the Indemnity Escrow Amount.

(iii)    other than the Key Shareholders, in no event shall the Company Shareholders be obligated to indemnify the Parent Parties under Section 9.3 from any source other than the Indemnity Escrow Fund;

(iv)    the aggregate liability of any Key Shareholder under Section 9.3 shall not exceed such Key Shareholder’s Fully-Diluted Pro Rata Share of the Final Merger Consideration; and

(v)    the aggregate liability for Holdings and Parent under Section 9.2 shall not exceed the Final Merger Consideration.

(c)    Recovery. The amount of any Loss subject to indemnification pursuant to Section 9.2 or Section 9.3, as applicable, will be reduced by the amount of insurance or indemnification proceeds or other amounts actually recovered from other sources (net of any fees, costs and expenses related to the recovery of such payment, including deductibles, retrospective premium adjustments, experience-based premium adjustments and indemnification obligations) by such Indemnified Party, and promptly following receipt thereof, the Indemnified Party shall remit to the Indemnifying Party any such amounts actually received by the Indemnified Party from the other source of recovery. Notwithstanding anything to the contrary herein, no Indemnified Party shall be entitled to be compensated more than once for the same Loss. For the avoidance of doubt and notwithstanding anything herein to the contrary, (i) this Section 9.4(c) shall not modify or otherwise impact the order of recovery set forth in Section 9.4(a) of this Agreement and (ii) for recoveries under the R&W Insurance Policy, (A) an Indemnified Party shall have no obligation to remit any amounts recovered thereunder to the Indemnifying Party and (B) assuming compliance with the order of recovery set forth in Section 9.4(a), the amount of Loss subject to indemnification pursuant to Section 9.3 shall not be reduced by recoveries under the R&W Insurance Policy.

9.5    Materiality. Notwithstanding anything contained in this Agreement to the contrary, all of the representations and warranties set forth in this Agreement that are qualified as to “materiality” or “Material Adverse Effect” or any words of similar import shall be deemed to have been made without any such qualification for purposes of determining (i) the amount of Losses resulting from, arising out of or relating to any breach of a representation or warranty and (ii) whether any such breach has occurred; provided, that, for the avoidance of doubt, the foregoing shall not apply to the use of “Material” in the defined terms “Material Contract” or “Material Adverse Effect.”

9.6    Exclusive Remedy. The Parties agree that, from and after the Closing, the sole and exclusive remedies of the Indemnified Parties for any monetary Losses based upon or arising out of the matters set forth in this Agreement (other than for claims of, or causes of action arising from, Fraud or the matters described in Section 2.9 or arising under the Restrictive Covenant Agreements or the Parent

Operating Agreement) are the obligations of the parties set forth in this ARTICLE 9. The provisions of this Section 9.6 will not, however, prevent or limit a cause of action (a) under Section 12.16 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, or (b) under Section 2.9 to enforce any decision or determination of the Accounting Firm.

9.7    Mitigation. Nothing herein waives the common law duty of an Indemnified Party to mitigate any Losses as required under applicable Law with respect to which it is seeking indemnification hereunder.

9.8    Adjustments to Merger Consideration; Manner of Payment. All indemnification payments made pursuant to this ARTICLE 9 will be treated as an adjustment to the Final Merger Consideration unless otherwise required by Law. No later than two (2) Business Days following the final determination of the amount of any Losses payable to any Parent Party from the Indemnity Escrow Fund in accordance with this ARTICLE 9, the Equityholder Representative and Parent shall deliver joint written instructions to the Escrow Agent instructing it to disburse to such Parent Party, from the Indemnity Escrow Fund, the lesser of (i) the amount of such Losses and (ii) the then remaining balance of the Indemnity Escrow Fund. Any other indemnification payments to be made pursuant to this ARTICLE 9 shall be paid by the Indemnifying Party to the Indemnified Party in cash by wire transfer of immediately available funds within five (5) Business Days after the final determination thereof an account designated by the Indemnified Party.

9.9    R&W Insurance Policy.

(a)    For the avoidance of doubt, none of Holdings, Parent nor Merger Sub shall be entitled to recover against the Company or any Company Shareholders for any Liability or Loss arising solely as a result of any non-issuance, termination, expiration, amendment and/or modification of, or the denial of any claim by the insurer for any reason or no reason under, the R&W Insurance Policy.

(b)    In no event shall the R&W Insurance Policy be deemed to constitute a part of this Agreement or be integrated with this Agreement, and in no event shall the insurer under the R&W Insurance Policy have any right to bring a claim against the Company or any Company Shareholder under this Agreement (other than subrogation rights in the case of Fraud). In no event shall the Company or any Company Shareholder be responsible for the issuing insurance company’s failure to pay any claim made by any of the Parent Parties under the R&W Insurance Policy.

(c)    Notwithstanding anything in this Agreement to the contrary, none of the limitations or exceptions set forth in this ARTICLE 9, including any survival periods with respect to the representations, warranties and covenants set forth herein, shall in any way limit or modify the ability of the Parent Parties to make claims under, or recover under, the R&W Insurance Policy.

9.10    Procedure.

(a)    If any Person who or which is entitled to seek indemnification under ARTICLE 10, Section 9.2 or 9.3 (an “Indemnified Party”) receives notice of the assertion or commencement of any Third Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof; provided, that if a Parent Party is the Indemnified Party, notice shall be delivered to the Equityholder Representative and the Equityholder Representative shall control the decisions of the Indemnifying Party under this Section 9.10. Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include copies of any complaint, petition or any other pleading received in connection with such Third Party Claim and all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in the defense of such Third Party Claim at the Indemnifying Party’s expense, or at its option (subject to the limitations set forth in this Section 9.10) to assume the defense thereof by appointing a recognized and reputable counsel to be the lead counsel in connection with such defense; provided, however, that:

(i)    The Indemnifying Party must give the Indemnified Party written notice of its election to assume control of the defense of the Third Party Claim within ten (10) days of the Indemnifying Party’s receipt of notice of the Third Party Claim. If the Indemnifying Party disclaims any liability in connection with such matter, the Indemnifying Party shall give the Indemnified Party written notice of such disclaimer of liability within ten (10) days of the Indemnifying Party’s receipt of notice of the Third Party Claim. If the Indemnifying Party timely disclaims any Third Party Claim, whether in full or in part, then the Parties shall negotiate in good faith for a period of twenty (20) Business Days from the date the Indemnified Party receives such objection (such period is hereinafter referred to as the “Third Party Claim Negotiation Period”). After the Third Party Claim Negotiation Period, if the Parties still cannot agree on such Third Party Claim, the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party.

(ii)    The Indemnifying Party may only assume such defense if (i) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (ii) the Third Party Claim involves only monetary damages and does not seek an injunction, other equitable relief or criminal liabilities against the Indemnified Party, (iii) the maximum amount of monetary damages and related costs and expenses which could be payable with respect to such Third Party Claim does not exceed the maximum liability of the Indemnifying Party with respect to such Third Party Claim hereunder, (iv) the Third Party Claim is not made by any Governmental Authority or a customer or supplier of the Company, and (v) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim.

(iii)    The Indemnified Party shall be entitled to participate in the defense of the Third Party Claim and to employ a recognized and reputable counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnified Party.

(iv)    If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not settle or compromise any Third Party Claim without the written consent of the Indemnified Party unless the terms of such settlement or compromise (i) call only for a payment to the Indemnified Party (or of the Third Party Claim directly), the full amount of which is indemnified hereunder, (ii) does not impose an injunction or other equitable relief upon the Indemnified Party, (iii) does not require an admission or acknowledgment of fault by the Indemnified Party and (iv) contains an unconditional release of the Indemnified Party in respect of such claim. If the Indemnifying Party shall not have elected to assume the defense of such Third Party Claim within ten (10) days of receipt of the written notice described in Section 9.10(a)(i), or is otherwise not entitled to assume such defense, the Indemnified Party shall have the right, at its option, to do so in such manner as it deems appropriate. In the event any Indemnified Party assumes the defense of such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim or, if appropriate and related to the Third Party Claim in question, in making any reasonable counterclaim against the Person making such Third Party Claim, or any cross complaint against any Person (other than the Indemnifying Party or its Affiliates) or similar action.

(v)    Notwithstanding anything to the contrary herein, the Indemnifying Party may only investigate, contest, defend or settle any Third Party Claim if the insurer under the R&W Insurance Policy is not entitled, or if entitled does not elect, to assume the defense of such Third Party Claim.

(b)    Any claim by an Indemnified Party on account of Losses that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof; provided, that if a Parent Party is the Indemnified Party, notice shall be delivered to the Equityholder Representative and the Equityholder Representative shall control the decisions of the Indemnifying Party under this Section 9.10. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Liabilities that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of ten (10) Business Days from which to respond in writing to such Direct Claim. If the Indemnifying Party does not respond within such ten (10) Business Day period, the Indemnifying Party will be deemed to have rejected such claim. If the Indemnifying Party rejects (or is deemed to have rejected) any Direct Claim, whether in full or in part, then the parties shall negotiate in good faith for a period of twenty (20) Business Days from the date the Indemnified Party receives such objection or is deemed to have rejected such Direct Claim (such period is hereinafter referred to as the “Negotiation Period”). After the Negotiation Period, if the parties still cannot agree on the claim, the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party.

(c)    A failure to give timely notice or to include any specified information in any notice as provided in Section 9.10(a) or 9.10(b) will not affect the rights or obligations of any Party, except and only to the extent that, as a result of such failure, any Party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

(d)    Notwithstanding the foregoing, any Third Party Claims with respect to Taxes shall be addressed in the manner set forth in Section 10.7 herein.

ARTICLE 10

TAX MATTERS

10.1    Cooperation on Tax Matters.

(a)    The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes, including the provisions under Section 10.7. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such filing of Tax Returns, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree: (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any Party, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority; and (ii) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other Party so requests, each Party shall allow the other Parties to take possession of such books and records.

(b)    Except as provided in Section 10.1(c) or Section 10.4, on the Closing Date or after the Closing Date, none of Holdings, Parent, the Surviving Corporation or any of their Affiliates shall: (A) file or permit to be filed or amend or otherwise modify, or permit to be amended or otherwise modified, any Tax Return for any period beginning on or prior to the Closing Date; (B) discuss, correspond, negotiate, make or initiate any voluntary contact with any Governmental Authority or representative thereof with respect to, or settle with any Governmental Authority or representative thereof, any Tax liability of the Company with respect to any period beginning on or prior to the Closing Date or that may affect the Tax liability of Company Shareholders for any period; (C) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to any period beginning on or prior to the Closing Date; or (D) make any Tax election (including an election under Section 338 of the Code or any similar provision under state, local or foreign Law) that has retroactive effect to any period or portion of any period beginning on or prior to the Closing Date, in each case, except as required by Law or with the prior written approval of the Equityholder Representative, which shall not be unreasonably withheld, conditioned, or delayed.

(c)    Tax Returns for the Company for any Pre-Closing Tax Period (including any Straddle Period) that are first required to be filed after the Closing Date shall be prepared by the Company’s Accountants, all costs and expenses of which shall be paid by the Equityholder Representative from the Equityholder Representative Reserve (to the extent of funds available) and then paid by the Key Shareholders to the extent that the Equityholder Representative Reserve is not sufficient to cover such costs, and shall be subject to the approval of Parent and Equityholder Representative, which shall not be unreasonably withheld, conditioned or delayed. Except as required by applicable Tax Law or this Agreement, any such Tax Return shall be prepared on a basis consistent with those previously filed by the Company prior to the Closing Date; provided, however, that the Parties agree that, to the maximum extent permitted by Law, all Transaction Deductions shall be treated as arising in the Pre-Closing Tax Period. For the avoidance of doubt, all estimated tax payments or prepaid income Taxes paid by the Company prior to Closing for the current Tax year shall be applied as a credit to the applicable Tax Return for such Taxes. Holdings and Parent shall not, and shall cause the Surviving Corporation not to, waive any carryback of a net operating loss of the Company generated in a Pre-Closing Tax Period; provided, however, that none of Holdings, Parent or the Surviving Corporation shall have any obligation to carry back any Tax losses or credits that arise in any post-Closing period. The Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the Tax period of the Company for all Tax purposes, and Holdings and Parent shall cause the Surviving Corporation to join the “consolidated group” (as defined in Treasury Regulation Section 1.1502-1(h)) that includes Parent effective on the day after the Closing Date. Not less than thirty (30) days prior to the due date of any income Tax Return subject to this Section 10.1(c) (and fourteen (14) days prior to the due date for any other Tax return subject to this Section 10.1(c)), a copy of the Tax Return proposed to be filed shall be delivered to Parent and the Equityholder Representative for their review and comment. In the event of any dispute between Holdings and Parent, on the one hand, and the Equityholder Representative, on the other hand, concerning such a Tax Return, the decision of the Company’s Accountants shall be final and binding on the Parties, absent manifest error.

(d)    The Parties further agree, upon request, to use their Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Company Shareholders or Parent (including with respect to the transactions contemplated hereby); provided, however, that all costs related to obtaining such certificates or other documents under this Section 10.1(d) shall be paid by the Equityholder Representative from the Equityholder Representative Reserve (to the extent of funds available) and then paid by the Key Shareholders to the extent that the Equityholder Representative Reserve is not sufficient to cover such costs.

10.2    Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be borne by Parent and paid when due, and Parent shall file all necessary Tax Returns and other documentation with respect to such Taxes.

10.3    Tax Refunds. The Company Equityholders shall be entitled to any Tax refunds or credits that are received by Holdings, Parent, the Surviving Corporation, or any of their Affiliates attributable to Taxes paid by the Company prior to the Closing Date, including, for the avoidance of doubt, with respect to any estimated Taxes paid by the Company prior to Closing. Holdings and Parent shall pay or cause to be paid over to (i) the Payment Administrator, for further payment to the Company Shareholders, each Company Shareholder’s Fully-Diluted Pro Rata Share of any such refund or the amount of any such credit less the amount of the employer portion of any Taxes payable on account of the payments to the Company Optionholders pursuant to subsection (ii) of this sentence; and (ii) the Surviving Corporation, the balance of such credit or refund for payment to the Company Optionholders (and payment of Taxes with respect thereto), in each case within 30 days after actual receipt of such refund (or credit in lieu of such refund) or actual realization of such credit against Taxes. Following the Surviving Corporation’s receipt of such refund or credit, the Surviving Corporation shall pay or cause to be paid through its payroll system to each Company Optionholder that has timely returned a Stock Option Cancellation Agreement to the Company pursuant to Section 2.10(b)(v), (A) that Company Optionholder’s Fully-Diluted Pro Rata Share of the refund or credit, less (B) that portion of the refund or credit otherwise payable to such Company Optionholder that is required to be withheld from such Company Optionholder under applicable Tax withholding laws. Neither Holdings nor Parent shall request a credit in lieu of a refund with respect to any Pre-Closing Tax Periods. Further, notwithstanding anything herein to the contrary, none of Holdings, Parent or the Surviving Corporation shall have any obligation to carry back any items that arise in any post-Closing period and the Company Equityholders shall have no right to refunds resulting from the carryback of deductions or losses in periods after Closing. All costs of requesting Tax refunds with respect to any Pre-Closing Tax Periods shall be paid by the Equityholder Representative from the Equityholder Representative Reserve (to the extent of funds available) and then paid by the Key Shareholders to the extent that the Equityholder Representative Reserve is not sufficient to cover such costs. In no event shall any Tax refunds be payable under this Section 10.3 with respect to any amounts that were taken into account as assets or receivables in the calculation of Estimated Net Working Capital and Net Working Capital pursuant to Sections 2.8(a) and 2.8(b).

10.4    Carrybacks. In connection with the preparation of Tax Returns under Section 10.1(c), the Surviving Corporation shall elect to carry back any item of loss, deduction or credit from the Pre-Closing Tax Period, including any Transaction Deductions, to prior Tax years to the fullest extent permitted by Law (using any available short-form or accelerated procedures (including filing IRS Form 1139 and any corresponding form for applicable state, local and foreign Tax purposes) and filing amended Tax Returns to the extent necessary) and to obtain any potential Tax refunds or claims related thereto; provided, however, that all costs related to carry backs, amended Tax Returns, and all other costs arising under this Section 10.4 shall be paid by the Equityholder Representative from the Equityholder Representative Reserve (to the extent of funds available) and then paid by the Key Shareholders to the extent that the Equityholder Representative Reserve is not sufficient to cover such costs.

10.5    Allocation of Straddle Period Taxes. For purposes of this Agreement, in the case of any Taxes payable for a Straddle Period, the portion of such Tax allocable to the Pre-Closing Tax Period shall in the case of any (i) Taxes other than gross receipts, value added, sales or use Taxes and Taxes based upon or related to income or payments, be deemed equal to the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) Tax based upon or related to income or payments and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. The costs and expenses of preparing any Tax Return for a Straddle Period shall be allocated in the same proportion as the Taxes payable with respect to such Tax Return.

10.6    Tax Treatment of Additional Payments to Company Shareholders. Any additional payments to the Company Shareholders pursuant to Sections 10.3 shall be treated by the Parties as increases to the amount paid to the Company Shareholders for their Equity Interests in the Company to the maximum extent permitted by applicable Law.

10.7    Audits.

(a)    Parent shall promptly provide the Equityholder Representative with written notice of any inquiries, audits, examinations or proposed adjustments by the IRS or any other taxing authority, which relate to any Pre-Closing Tax Periods within ten (10) days of the receipt of such notice. The Equityholder Representative shall have the sole right to represent the interests of the Company in any Tax audit or other Action or proceeding relating to Taxes in any Pre-Closing Tax Periods, to employ counsel of its choice at its own expense, and to settle any issues and to take any other actions in connection with such proceedings relating to such taxable periods; provided that the Equityholder Representative shall inform the Parent of the status of any such proceedings, shall provide the Parent (at the Parent’s cost and expense) with copies of any pleadings, correspondence, and other documents as the Parent may reasonably request and shall consult with the Parent prior to the settlement of any such proceedings and shall obtain the prior written consent of the Parent prior to the settlement of any such proceedings that could reasonably be expected to adversely affect the Parent or the Company in any taxable period ending after the Closing Date, which consent shall not be unreasonably conditioned, withheld or delayed; provided further that the Parent and counsel of their own choosing shall have the right to participate in, but not direct, the prosecution or defense of such proceedings at the Parent’s sole expense.

(b)    Parent shall have the right to control all other Tax audits or Actions or proceedings of the Company. Parent shall obtain the prior written consent of the Equityholder Representative prior to the settlement of any such proceedings that could reasonably be expected to increase the Company Shareholders’ Tax Liability for a Pre-Closing Tax Period or result in indemnification pursuant to Section 9.3(d), which consent shall not be unreasonably conditioned, withheld or delayed.

ARTICLE 11

TERMINATION

11.1    Termination of the Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time as follows:

(a)    by the mutual written agreement of Parent and the Company;

(b)    by Parent or the Company, if the Closing does not occur within ninety (90) days following the execution of this Agreement (such date, as it may be extended pursuant to this Section 11.1(b), the “Outside Date”); provided, however, that (i) the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any Party that is in material breach of any of its covenants, obligations or agreements set forth in this Agreement; and (ii) if the sole reason that the Closing has not occurred is that an approval required pursuant to Section 7.1(b) has not been obtained on or prior to such date, either the Company or Parent may make one or more extensions of the Outside Date, which extensions shall be no more than ninety (90) days in the aggregate;

(c)    by Parent or the Company, if a Governmental Authority of competent jurisdiction has issued an Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable or such Order is in effect on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to any Party whose material breach of any of its covenants, obligations or agreements set forth in this Agreement results in or causes such Order;

(d)    by the Company, if: (i) Holdings, Parent or Merger Sub has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 7.3(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of Holdings, Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied and, in the case of each of clauses (i) and (ii) above, such breach or failure to perform has not been waived in writing by the Company or cured by Holdings, Parent or Merger Sub within fifteen (15) days after receipt of written notice thereof or is incapable of being cured by Holdings, Parent or Merger Sub by the Outside Date; provided, however, that (a) neither a breach by Holdings or Parent of Section 4.6 hereof nor the failure to deliver the Estimated Merger Consideration at the Effective Time as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by the Company and (b) that the right to terminate this Agreement pursuant to this Section 11.1(d) shall not be available to Company if the Company is in material breach of any of its covenants, obligations or agreements set forth in this Agreement;

(e)    by Parent, if: (i) the Company has breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 7.2(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied and, in the case of each of clauses (i) and (ii) above, such breach or failure to perform has not been waived in writing by Parent or cured by the Company within fifteen (15) days after receipt of written notice thereof or is incapable of being cured by the Company by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(e) shall not be available to Parent if Holdings, Parent or Merger Sub is in material breach of any of its covenants, obligations or agreements set forth in this Agreement;

(f)    by Parent, if the Company has breached its obligations under Section 5.9; or

(g)    by the Company, if: (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions to Closing that (x) by their terms or their nature are to be satisfied at the Closing or on the Closing Date, or (y) the failure of which to be satisfied is attributable primarily to a material breach by Holdings, Parent or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement); (ii) the Company has irrevocably confirmed by written notice to Parent that all conditions set forth in Section 7.3 have been satisfied or that the Company is willing to waive any unsatisfied conditions set forth in Section 7.3; and (iii) the Closing shall not have been consummated within five (5) Business Days after delivery of such notice.

11.2    Effect of Termination.

(a)    The Party desiring to terminate this Agreement pursuant to this ARTICLE 11 (other than pursuant to Section 11.1(a)) shall deliver written notice of such termination to each other Party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 11.1 shall be effective immediately upon delivery of such written notice to the other Party. In the event of a termination of this Agreement pursuant to Section 11.1 by Parent or the Company, this Agreement will become void and have no effect, without any Liability or obligation on the part of Holdings,

Parent, Merger Sub, the Company, or the Equityholder Representative or any of their respective officers, directors, shareholders, managers or partners, and all rights and obligations of any Party shall cease, except that nothing herein shall relieve any Party of any Liability resulting from any breach of such Party’s representations, warranties, covenants or agreements contained in this Agreement prior to the time of such termination, subject to the limitations set forth in ARTICLE 9 hereof (other than any limits on breaches of covenants which shall not apply in the event of a termination of this Agreement). Notwithstanding the foregoing, the provisions of Sections 5.3 and 5.4, this Section 11.2 and ARTICLE 12, shall survive any termination of this Agreement.

(b)    In the event of termination of this Agreement, and regardless of the reason for the termination, the Confidentiality Agreements and any agreement executed by Holding, Parent or its Affiliates in connection with receipt of any proprietary information of the Company, including the Evaluation Material, shall continue in full force and effect.

ARTICLE 12

MISCELLANEOUS

12.1    No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12.2    Entire Agreement. This Agreement (including any Exhibit or Schedule attached hereto) and the Ancillary Agreements contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and, except as explicitly set forth herein, supersede all prior and contemporaneous oral and written agreements and understandings relating to such subject matter.

12.3    Succession and Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties; provided that (a) Parent shall be permitted to assign this Agreement, the Ancillary Agreements, or any or all rights and obligations hereunder to any of its Affiliates without the prior written consent of the other Parties and (b) Parent shall be permitted to collaterally assign this Agreement or any or all rights and obligations hereunder to any of its or its Affiliates’ financing sources without the prior written consent of the other Parties hereto; provided, however, that no assignment by Parent pursuant to Sections 12.3(a) or 12.3(b) shall relieve it of any of its obligations under this Agreement or the Ancillary Agreements. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.

12.4    Counterparts. This Agreement may be executed in any number of counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed an original, but all of which shall be considered one and the same agreement, and shall become effective when each Party has received counterparts signed by each of the other Parties, it being understood and agreed that any electronic signature complying with the ESIGN Act of 2000 (e.g., www.docusign.com) or any delivery of a signed counterpart signature page to this Agreement by facsimile transmission, by electronic mail in portable document format (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof.

12.5    Headings; Interpretation. The title of and the section and paragraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of any of the terms or provisions of this Agreement. The term “this Agreement” means this

Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the term “including” or any variation thereof means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. All references herein to “$” or dollars shall refer to United States dollars. Reference to information that has been “made available,” “provided” or “delivered” to Parent shall mean that such information or document was either contained in the Company’s electronic data room or delivered to Parent or its counsel, in each case (i) prior to the date hereof and (ii) in true, correct, and complete form.

12.6    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed to have been duly given and effective: (a) on the date of transmission, if such notice or communication is sent via electronic mail and receipt is confirmed, at the email address specified in this Section 12.6, prior to 5:00 p.m., Pacific Time, on a Business Day; (b) on the first (1st) Business Day after the date of transmission, if such notice or communication is sent via electronic mail at the email address specified in this Section 12.6 (i) at or after 5:00 p.m., Pacific Time, on a Business Day or (ii) on a day that is not a Business Day; (c) when received, if sent by nationally recognized overnight courier service; or (d) upon actual receipt by the Party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable Party by like notice) shall be as follows:

If to Company prior to the Effective Time:

Alluxa, Inc.

3660 North Laughlin Rd

Santa Rosa, CA 95403

Attention:        Michael Scobey

Email:              mike.scobey@alluxa.com

with a copy (which shall not constitute notice) to:

Blank Rome LLP

2029 Century Park East 6th Floor

Los Angeles, CA 90067

Attention: Michael Carl Cohen

Telephone:      (424) 239-3455

Email:              MCohen@BlankRome.com

If to the Equityholder Representative:

Michael Scobey

3752 Fox Hill Place,

Santa Rosa, CA 95404

Telephone:      707-583-6623

Email:              MikeScobey@gmail.com

with a copy to:

Blank Rome LLP

2029 Century Park East 6th Floor

Los Angeles, CA 90067

Attention: Michael Carl Cohen

Telephone:      (424) 239-3455

Email:              MCohen@BlankRome.com

If to Holdings, Parent or Merger Sub (or, from and after the Effective Time, the Company):

c/o EnPro Industries, Inc.

5605 Carnegie Blvd, Suite 500

Charlotte, NC 28209

Attention: Jerry Johnson and Tom Price

Email: jerry.johnson@enproindustries.com, tom.price@enproindustries.com with a copy (which shall not constitute notice) to:

Robinson, Bradshaw & Hinson, P.A.

101 North Tryon Street, Suite 1900

Charlotte, NC 28246

Attention: Kelly Loving

Email: KLoving@robinsonbradshaw.com

12.7    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any state Law claim, controversy or dispute) that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of law provisions thereof or of any other jurisdiction. Each Party agrees and acknowledges that the application of the Laws of the State of Delaware is reasonable and appropriate based upon the Parties’ respective interests and contacts with the State of Delaware. Each of the Parties waives any right or interest in having the Laws of any other state, including specifically, state law regarding the statute of limitation or other limitations period, apply to any Party’s state Law claim, controversy or dispute which in any way arises out of or relates to this Agreement or the transactions contemplated hereby.

12.8    Submission to Jurisdiction; Prevailing Party; Waiver of Jury Trial.

(a)    Subject to the alternative dispute mechanisms expressly set forth in Section 2.9(c) and ARTICLE 10, each Party irrevocably agrees that any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought and determined in the Court of Chancery of the State of Delaware (and each such Party shall not bring any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid court), and each Party hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action: (i) any claim that it is not personally subject to the jurisdiction of the above-named court for any reason other than the failure to lawfully serve process; (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that (A) such Action in any such court is brought in an inconvenient forum; (B) the venue of such Action is improper; and (C) this Agreement, the transactions contemplated hereby or the subject matter hereof or thereof, may not be enforced in or by such court.

(b)    In the event any Action is commenced by any Person (the “Claiming Party”) to enforce its rights under this Agreement against any other Person (the “Defending Party”), if the Defending Party is the prevailing party in such Action, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the Defending Party in such Action will be reimbursed by the Claiming Party; provided, however, that if the Defending Party prevails in part, and loses in part, in such Action, the court, arbitrator or other adjudicator presiding over such Action will award a reimbursement of the fees, costs and expenses incurred by the Defending Party on an equitable basis; provided, further, that if Defending Party is deemed to have prevailed by virtue of claims being voluntarily reduced, the equitable adjustment shall take into account the proportion of the amount of Losses actually paid relative to the amount of Losses alleged or sought. For purposes hereof, and without limitation, the Defending Party will be deemed to have prevailed in any Action described in the immediately preceding sentence if the Claiming Party commences any such Action and: (i) such underlying claim(s) are subsequently dropped or voluntarily dismissed or voluntarily reduced; and/or (ii) the Defending Party defeats any such claim(s).

(c)    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 12.8(c) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.8(c) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

12.9    Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by Parent and the Equityholder Representative (after the Closing) or the Parent and the Company (prior to the Closing). The waiver by a Party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the Parties as provided in this Section 12.9 at any time before or after adoption of this Agreement by the Company Shareholders, but, after such adoption, no amendment shall be made which by Law requires the further approval of the Company Shareholders without obtaining such further approval. At any time prior to the Effective Time, each of the Company and Parent may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, in each case, made by the other Party; and (c) waive compliance with any of the agreements or conditions of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions, nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof.

12.10    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

12.11    Expenses. Except as otherwise expressly set forth in this Agreement, whether or not the transactions contemplated hereby are consummated, all fees, costs and expenses, including fees and disbursements of counsel, financial advisors, brokers, finders, investment bankers and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs and expenses.

12.12    Construction; Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

12.13    Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

12.14    Disclosure Schedules. The Disclosure Schedules shall be subject to the following terms and conditions: (a) the disclosures in any section or subsection of the Disclosure Schedules shall be deemed to be disclosed or to qualify, as applicable, all other sections or subsections of the Disclosure Schedules for which applicability of such information and disclosure is reasonably apparent on its face; (b) where the representations and warranties in this Agreement contain specific dollar threshold items, disclosures listed in response thereto may include items that are below such dollar threshold and no disclosure of any matter contained in the Disclosure Schedules shall create an implication that such matter meets any standard of materiality; (c) matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules and such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, nor shall the inclusion of any item be construed as implying that any such item is “material” for any purpose; (d) any disclosures contained in the Disclosure Schedules which refer to a document are qualified in their entirety by reference to the text of such document, a true and complete copy of which was included in the Evaluation Material provided or made available to Holdings, Parent or Merger Sub; (e) no reference in the Disclosure Schedules to any agreement or document shall be construed as an admission or indication by any party to this Agreement to any third party of any matter whatsoever, including that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document, except as otherwise explicitly set forth in the Disclosure Schedules or this Agreement (e.g., Schedule 3.15(b)); (f) no disclosure relating to any possible breach or violation of any agreement, Law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred; (g) headings and introductory language have been inserted on the sections of the Disclosure Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement; (h) Holdings, Parent and Merger Sub shall be deemed to have knowledge of all disclosures contained in the Disclosure Schedules; (i) the sections of the Disclosure Schedules are qualified in their entirety by reference to the provisions of this Agreement, and are not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants or obligations of the Parties except as and to the extent provided in this Agreement; (j) unless otherwise defined herein or unless the context otherwise requires, capitalized terms used in the Disclosure Schedules have the meanings assigned to them in this Agreement, and (k) any reference to a section number in the Disclosure Schedules refers to that section of this Agreement unless the context otherwise is reasonably apparent.

12.15    Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

12.16    Specific Performance. The Parties agree that if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage will occur to the other Parties, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that Holdings and Parent, on the one hand, and the Company, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement. No Party shall oppose, argue, contend or otherwise be permitted to raise as a defense that an adequate remedy at law exists or that specific performance or equitable or injunctive relief is unenforceable, invalid, contrary to law or inequitable for any reason with respect to any breach of this Agreement. The Parties further agree that: (i) by seeking the remedies provided for in this Section 12.16, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 12.16 are not available or otherwise are not granted; and (ii) nothing in this Section 12.16 shall require any Party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 12.16 prior or as a condition to exercising any termination right under ARTICLE 11 (or pursuing damages prior to or after such termination), nor shall the commencement of any Action pursuant to this Section 12.16 or anything set forth in this Section 12.16 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of ARTICLE 11 or to pursue any other remedies under this Agreement that may be available then or thereafter. If any Party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by: (A) the amount of time during which such Action is pending, plus twenty (20) Business Days; or (B) such other time period established by the court presiding over such Action.

12.17    Equityholder Representative.

(a)    Appointment; Authority. For purposes of this Agreement, each Company Equityholder shall, without any further action on the part of any such Company Equityholder, be deemed (by virtue of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, such Company Equityholder’s execution of a Transmittal Letter, and/or such Company Equityholder’s acceptance of any consideration paid pursuant to this Agreement) to have consented to the appointment of the Equityholder Representative as the representative and attorney-in-fact for and on behalf of such Company Equityholder, with full power of substitution, to act in the name, place and stead of such Company Equityholder for purposes taking any and all actions and making of any decisions required or permitted to be taken by the Equityholder Representative under or contemplated by this Agreement and the Ancillary Agreements, including the exercise of the power to: (i) execute this Agreement, any Ancillary Agreement and any other agreements, documents and certificates pursuant to such agreements, including all amendments to such agreements, and take all actions required or permitted to be taken under such agreements; (ii) resolve, agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to, claims in connection with this Agreement and any Ancillary Agreement; (iii) receive and forward notices and communications pursuant to this Agreement and any Ancillary Agreement; and (iv) take all other actions necessary, desirable or appropriate in the judgment of the Equityholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, any Ancillary Agreement and any other agreements, documents and certificates pursuant thereto. Michael Scobey hereby accepts his appointment as the Equityholder Representative. All decisions, actions, consents and instructions of the Equityholder Representative shall be final and binding upon all the Company Equityholders, and no Company Equityholder shall have any right to object, dissent, protest or otherwise contest the same, except for fraud, bad faith or willful misconduct.

(b)    Replacement. The Company Equityholders entitled to at least a majority of the Merger Consideration can appoint a new Equityholder Representative by written consent and by sending notice and a copy of the duly executed written consent appointing such new Equityholder Representative to Parent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent.

(c)    Expenses and Liabilities. Any fees, costs, expenses or Liabilities incurred by the Equityholder Representative in connection with the performance of its duties under this Agreement or any Ancillary Agreement shall not be the personal obligation of the Equityholder Representative but shall be payable by and attributable to the Company Shareholders (in accordance with their respective Pro Rata Share). The Equityholder Representative may from time to time submit invoices to the Company Shareholders covering such fees, costs, expenses or Liabilities and, upon the request of any Company Equityholder, shall provide such Company Equityholder with an accounting of all fees, costs, expenses or Liabilities paid.

(d)    No Liability. Neither the Equityholder Representative nor any agent employed by the Equityholder Representative shall incur any Liability to any Company Equityholder relating to the performance of his duties hereunder except for actions or omissions constituting fraud, bad faith or willful misconduct. The Equityholder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Company Equityholder, except in respect of amounts actually received on behalf of such Company Equityholder. The Equityholder Representative shall not be required to make any inquiry concerning the performance or observance of any of the terms, provisions or conditions of this Agreement.

(e)    Equityholder Representative Reserve. The Equityholder Representative Reserve shall be available to the Equityholder Representative: (i) as a source of recovery for any fees, costs, expenses or Liabilities incurred by the Equityholder Representative in connection with the performance of his duties under this Agreement or any Ancillary Agreement; and (ii) as a source of payment for any amounts owed by the Company Equityholders pursuant to the terms of this Agreement or any Ancillary Agreement. Any portion of the Equityholder Representative Reserve remaining following the determination of all such fees, costs, expenses, Liabilities and amounts by the Equityholder Representative in its sole discretion (such portion, the “Remaining Reserve Amount”) shall be distributed by the Equityholder Representative to the Payment Administrator, for further payment to the Company Shareholders each Company Shareholder’s Pro Rata Share of the Remaining Reserve Amount.

12.18    Conflicts; Privileges.

(a)    It is acknowledged by each of the Parties that the Company has retained Blank Rome to act as its counsel in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement and that Blank Rome has not acted as counsel for any other Person in connection with the transactions contemplated by this Agreement and that no other Party to this Agreement has the status of a client of Blank Rome for conflict of interest or any other purposes as a result thereof.

(b)    Holdings and Parent each hereby agrees that, in the event that a dispute arises after the Effective Time between Holdings, Parent or any of their Affiliates (including, after the Effective Time, the Surviving Corporation) and any Company Equityholder or any of its Affiliates (including, prior to the Effective Time, the Company), Blank Rome may represent the Company Equityholder or any such Affiliate in such dispute, even though the interests of the Company Equityholder or such Affiliate may be directly adverse to Holdings, Parent or any of their Affiliates (including, after the Effective Time, the Surviving Corporation), and even though Blank Rome may have represented the Company in a matter substantially related to such dispute.

(c)    Holdings and Parent each (i) hereby waives, on behalf of itself and each of its Affiliates (including, after the Effective Time, the Surviving Corporation) any claim that it has or may have that Blank Rome has a conflict in interest in connection with or is otherwise prohibited from engaging in such representations described in Section 12.18(b); and (ii) agrees that, in the event that a dispute arises after the Effective Time between Holdings, Parent or any of their Affiliates (including the Surviving Corporation) and any Company Equityholder or any of its Affiliates, Blank Rome may represent Company Equityholder or any such Affiliate in such dispute, even though the interest of Company Equityholder or any such Affiliate may be directly adverse to Holdings, Parent or any of their Affiliates (including the Surviving Corporation), and even though Blank Rome may have represented the Company in a matter substantially related to such dispute.

(d)    Each of Holdings and Parent, on behalf of itself and each of its Affiliates (including, after the Effective Time, the Surviving Corporation) further agrees that, as to all privileged communications among Blank Rome and the Company that relate in any way to the transactions contemplated by this Agreement arising prior to the Effective Time, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Company and may be controlled by the Equityholder Representative and shall not pass to or be claimed by Holdings, Parent or the Surviving Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

PARENT:

VISION INVESTMENT, LLC

By:	/s/ Robert McLean
Name:	Robert S. McLean
Title:	Vice President

MERGER SUB:

VISION INVESTMENT MERGER SUB, INC.

By:	/s/ Robert McLean
Name:	Robert S. McLean
Title:	Vice President

COMPANY:

ALLUXA, INC.

By:	/s/ Michael Scobey
Name:	Michael Scobey
Title:	CEO

EQUITYHOLDER REPRESENTATIVE:

MICHAEL SCOBEY

By:	/s/ Michael Scobey
Name:	Michael Scobey

Signature Page to Agreement and Plan of Merger

HOLDINGS:

ENPRO INDUSTRIES, INC.

By:	/s/ Marvin Riley
Name:	Marvin Riley
Title:	President and CEO

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

KEY SHAREHOLDERS

By:	/s/ Michael Scobey
Name:	Michael Scobey

By:	/s/ Jason Mulliner
Name:	Jason Mulliner

Signature Page to Agreement and Plan of Merger

Exhibit B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Escrow Agreement”) is entered into and effective this the [●] day of [●], 2020, by and among Acquiom Clearinghouse LLC (the “Escrow Agent”), Vision Investment, LLC (“Purchaser”) and Michael Scobey, solely in his capacity as the Equityholder Representative (the “Equityholder Representative” and together with the Purchaser, the “Parties”) on behalf of the Company Equityholders (as defined in the Merger Agreement). Capitalized terms used but not otherwise defined in this Escrow Agreement have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Purchaser and the Equityholder Representative have entered into that certain Agreement and Plan of Merger, dated as of September 25, 2020, (the “Merger Agreement”), with EnPro Industries, Inc., a North Carolina corporation, Vision Investment Merger Sub, Inc., a Delaware corporation, Alluxa, Inc., a California corporation, and the Key Shareholders;

WHEREAS, Purchaser and the Equityholder Representative desire for the Escrow Agent to open an account (the “Escrow Account”) into which Purchaser will deposit (or cause to be deposited), funds to be held, disbursed, and invested by the Escrow Agent in accordance with this Escrow Agreement, and Escrow Agent is willing to act as the escrow agent with respect to the Escrow Account, subject to the terms and conditions hereof;

WHEREAS, EnPro Holdings, Inc., a North Carolina corporation and the indirect parent entity of Purchaser, has entered into that certain Master Payments Administration Agreement , dated as of [●], 2020 (the “Payments Agreement”), with Acquiom Financial LLC (“Payments Administrator”), pursuant to which the Payments Administrator has established an account for the purpose of receiving certain funds disbursed in accordance with the terms of this Escrow Agreement; and

WHEREAS, Schedule I to this Escrow Agreement sets forth the wire transfer instructions for the Purchaser, the Payments Administrator and the Escrow Agent.

NOW, THEREFORE, in consideration of the premises herein, the parties hereto agree as follows:

I.	Terms and Conditions; Disposition of Escrow Funds; Presentation and Payment of Claims

1.1.    Purchaser and the Equityholder Representative hereby appoint the Escrow Agent as their escrow agent, and the Escrow Agent hereby accepts its duties as provided herein. Simultaneously with the execution and delivery of this Escrow Agreement, Purchaser will transfer (or cause to be transferred), funds in the amount of $5,137,500 (the “Escrow Funds”) by wire transfer of immediately available funds to the Escrow Agent to be held, disbursed and invested as provided in this Escrow Agreement. The Escrow Agent shall maintain the Escrow Account as a segregated account, and upon receipt of the Escrow Funds, the Escrow Agent shall designate an amount equal to (a) $2,000,000 to be maintained in a segregated subaccount (the “NWC Escrow Fund”), and (b) $3,137,500 to be maintained in a segregated subaccount (the “Indemnity Escrow Fund”). No Escrow Funds held in one subaccount shall be used for any other purposes other than as set forth in this Escrow Agreement.

1.2.    Within two Business Days (except as provided below) of receipt of written instructions or a Final Judgment, as defined below (“Joint Instructions”), signed by an authorized representative (“Authorized Representative”) of each of Purchaser and the Equityholder Representative (a list of whom are provided in Exhibit A-1 and Exhibit A-2, respectively), the Escrow Agent shall disburse the Escrow Funds (or a portion thereof) as provided in such Joint Instructions, but only to the extent that funds have been delivered to the Escrow Agent in accordance with Section 1.1. The Joint

Instructions shall include the amount to be disbursed from the NWC Escrow Fund or the Indemnity Escrow Fund, as applicable, and shall identify the party to whom the disbursement shall be made. Disbursements made to Purchaser or the Payments Administrator (for further payment to the Company Shareholders), as applicable, pursuant to Joint Instructions shall be made in accordance with the payment instructions set forth on Schedule I hereto or as otherwise specified in the Joint Instructions. For purposes of this Escrow Agreement, “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks are required or permitted to be closed in the State of California or Illinois (excluding closures of physical commercial bank offices so long as banking transactions can be completed). “Final Judgment” shall mean a final, non-appealable judgment, order or decree of a court of competent jurisdiction accompanied by a written certification from counsel for the instructing Party attesting that such order or decree is final and not subject to further proceedings or appeal along with a written instruction from an Authorized Representative of the instructing Party given to effectuate such order or decree.

1.3    In the event that Purchaser or the Equityholder Representative provides a formal notice to the other regarding a claim against funds in the Escrow Funds, the party delivering such notice shall simultaneously deliver a copy of such notice to Escrow Agent; provided, however, that Escrow Agent shall have no duty to act upon any such notice and shall be considered informational only with respect to Escrow Agent.

II.	Provisions as to the Escrow Agent

2.1.    This Escrow Agreement expressly and exclusively sets forth the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. In performing its duties under this Escrow Agreement, or upon the claimed failure to perform its duties, the Escrow Agent shall have no liability hereunder except for the Escrow Agent’s fraud, willful misconduct, bad faith, or gross negligence. In no event shall the Escrow Agent be liable hereunder for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or Joint Instructions provided to the Escrow Agent in accordance with the provisions of this Escrow Agreement. Any wire transfers of funds made by the Escrow Agent pursuant to this Escrow Agreement will be made subject to and in accordance with the Escrow Agent’s usual and ordinary wire transfer procedures in effect from time to time, including without limitation call-back procedures. The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to such security procedure may result in a delay in accomplishing such funds transfer and agree that the Escrow Agent shall not be liable for any loss caused by any such delay. Except as otherwise provided herein, no provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement. The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with this Escrow Agreement or any property held hereunder or to appear in, prosecute or defend in any such legal action or proceedings. The Escrow Agent shall have the right to perform any of its duties hereunder through its affiliates, agents, attorneys, custodians or nominees. Subject to the limitations set forth in this Section 2.1, the Escrow Agent shall be responsible for the acts or omissions of its affiliates, agents, attorneys, custodians or nominees performed in connection with the Escrow Agent’s duties hereunder.

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2.2.    This Escrow Agreement constitutes the entire agreement between the Escrow Agent and Purchaser and the Equityholder Representative (but not between Purchaser and the Equityholder Representative) in connection with the subject matter of this Escrow Agreement, and no other agreement entered into between Purchaser and the Equityholder Representative, or either of them, including, without limitation, the Merger Agreement, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be deposited with the Escrow Agent or the Escrow Agent may have knowledge thereof.

2.3.    Subject to the terms hereof, the Escrow Agent shall be protected in acting upon any written instruction, notice, request or instrument which the Escrow Agent reasonably believes to be genuine and what it purports, to be, including, but not limited to, items directing investment or non-investment of funds, items requesting or authorizing release, disbursement or retainage of the subject matter of this Escrow Agreement and items amending the terms of this Escrow Agreement, in each case, to the extent the Escrow Agent is entitled to act upon such item pursuant to the terms of this Escrow Agreement.

2.4.    The Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the advice of such counsel.

2.5.    In the event of any disagreement between Purchaser and the Equityholder Representative, or between either of them and any other party, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that the Escrow Agent is reasonably in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with such claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any party for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to refrain from acting until (a) the rights of Purchaser and the Equityholder Representative and all other interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (b) all differences shall have been adjudged and all doubt resolved by agreement among Purchaser and the Equityholder Representative and all other interested parties, and the Escrow Agent shall have been notified thereof in writing signed by Purchaser and the Equityholder Representative. Notwithstanding the preceding, the Escrow Agent may in its reasonable discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction, or of an agency of the United States or any political subdivision thereof, or of any agency of any State of the United States or of any political subdivision thereof, and the Escrow Agent is hereby authorized in its reasonable discretion, to comply with and obey any such orders, judgments, decrees or levies and it shall not be liable to any of the Parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated. The rights of the Escrow Agent under this Section 2.5 are cumulative of all other rights which it may have by law or otherwise.

2.6.    Purchaser and the Equityholder Representative (on behalf of the Company Shareholders and in its capacity as the Equityholder Representative, not in its individual capacity) agree, except as specifically provided in Section 4.2, to severally but not jointly indemnify and hold harmless the Escrow Agent and each of the Escrow Agent’s officers, directors, agents and employees (collectively, the “Indemnified Parties”) from and against any and all losses, liabilities, claims made by any Party or any other person or entity, damages, expenses and costs (including, without limitation, reasonable documented out-of-pocket attorneys’ fees and expenses) of every nature whatsoever (collectively, “Losses”) which any such Indemnified Party may incur and which arise directly or indirectly from this Escrow Agreement or which arise directly or indirectly by virtue of the Escrow Agent’s undertaking to serve as the Escrow Agent hereunder; provided, however, that no Indemnified Party shall be entitled to indemnity with respect to Losses that have been primarily caused by any

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Indemnified Party’s fraud, gross negligence, bad faith or willful misconduct. Solely as between Purchaser and the Equityholder Representative, Purchaser and the Equityholder Representative shall each be responsible for payment of fifty percent (50%) of such Losses. The provisions of this Section 2.5 shall survive the termination of this Escrow Agreement and any resignation or removal of the Escrow Agent with respect to Losses attributable to the time period prior to such termination, resignation or removal.

2.6.    Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

2.7.    The Escrow Agent may resign at any time from its obligations under this Escrow Agreement by providing thirty (30) calendar days’ prior written notice to Purchaser and the Equityholder Representative. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) calendar days’ prior written notice to the Escrow Agent by the other Parties hereto. In either event, such resignation or removal shall be effective on the date set forth in such written notice, which shall be no earlier than thirty (30) calendar days after such written notice has been furnished, and Purchaser and the Equityholder Representative shall promptly appoint a successor escrow agent. In the event no successor escrow agent has been appointed on or prior to the date such resignation is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all Escrow Funds delivered hereunder and the Escrow Agent shall thereupon be relieved of all further duties and obligations under this Escrow Agreement. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.

III.	Compensation of the Escrow Agent

3.1.    Purchaser shall pay the fees, costs, and expenses for the services provided by the Escrow Agent hereunder in accordance with invoices, consistent with the fees, costs, and expenses set forth on Exhibit B attached hereto. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Funds with respect to its unpaid fees and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees and unsatisfied indemnification rights from the Escrow Funds that remain unpaid for a period of thirty (30) days after providing the Purchaser with an invoice for such amounts.

IV.	Miscellaneous

4.1.    During the term of this Escrow Agreement, the Escrow Funds shall be held at HSBC Bank, USA, N.A., in an account that will not earn interest. Instructions to deposit in any other manner must be in writing and signed by each of the Parties. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment. Any interest will accrue on Escrow Funds deposits beginning the day immediately following the day Escrow Funds deposits are received, based on the daily average balances of Escrow Funds so held in the Escrow Account. Any interest will be credited monthly and become part of the Escrow Funds. Deposits into the Escrow Account are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”), in the standard FDIC insurance amount of $250,000, including principal and accrued interest, and are not secured. Escrow Agent or its affiliates may receive compensation from third parties based on balances deposited in the Escrow Account.

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4.2    Purchaser and the Equityholder Representative agree that, subject to the terms and conditions of this Escrow Agreement, the owner of the Escrow Account is the Purchaser and all interest and income from the investment of the funds shall be reported by the Escrow Agent to the United States Internal Revenue Service (“IRS”) as having been earned by Purchaser as of the end of the calendar year in which it was earned, whether or not such income was disbursed during such calendar year. The Escrow Agent shall be deemed a payor of any interest or other income paid upon investment of the Escrow Account for purposes of performing tax reporting and shall withhold any taxes as required by applicable law, and shall properly remit such taxes to the appropriate authorities. With respect to any other payments made under this Escrow Agreement, the Escrow Agent shall not be deemed a payor and shall have no responsibility for performing tax reporting. The Escrow Agent’s function of making such other payments is solely ministerial and upon express direction of the Parties. On or before the execution and delivery of this Escrow Agreement, each of Purchaser and Equityholder Representative shall provide to the Escrow Agent a correct, duly completed, dated and executed current IRS Form W-9 or Form W-8, whichever is appropriate (or any successor forms thereto), in a form and substance reasonably satisfactory to the Escrow Agent, including appropriate supporting documentation and/or any other form, document, and/or certificate required or reasonably requested by the Escrow Agent to validate the form provided. Notwithstanding anything to the contrary herein provided, except for the delivery and filing of tax information reporting forms required pursuant to the Internal Revenue Code of 1986, as amended, to be delivered and filed with the IRS by the Escrow Agent, as escrow agent hereunder, the Escrow Agent shall have no duty to prepare or file any federal or state tax report or return with respect to any funds held pursuant to this Escrow Agreement or any income earned thereon. Purchaser and the Equityholder Representative (on behalf of the Company Shareholders and in its capacity as the Equityholder Representative, not in its individual capacity), jointly and severally, agree to indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the funds deposited under this Escrow Agreement or any earnings or interest thereon unless such tax, late payment, interest, penalty or other cost or expense was finally adjudicated by a court of competent jurisdiction to have been directly caused by the fraud, gross negligence, bad faith, or willful misconduct of the Escrow Agent. The indemnification provided in this Section 4.2 is in addition to the indemnification provided to the Escrow Agent elsewhere in this Escrow Agreement and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement with respect to Losses attributable to the period prior to such resignation, removal or termination.

4.3    The Escrow Agent shall provide monthly reports of transactions and balances to Purchaser and the Equityholder Representative as of the end of each month, until the final disbursement of all Escrow Funds. Except as otherwise provided herein, this Escrow Agreement shall terminate upon the final disbursement of all Escrow Funds and property held by the Escrow Agent in accordance with the terms of this Escrow Agreement.

4.4.    Any notice, request for consent, report, or any other communication required or permitted in this Escrow Agreement shall be in writing and shall be deemed to have been given when delivered (i) personally, (ii) by electronic mail to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by United States mail, postage prepaid, or by certified mail, return receipt requested and postage prepaid, in each case to the appropriate address set forth below or at such other address as any party hereto may have furnished to the other parties hereto in writing:

If to the Escrow Agent:

Acquiom Clearinghouse LLC

10 South Riverside Plaza, Suite 875

5

Chicago, IL 60606

Attn: Timothy P. Martin

Email: tmartin@srsacquiom.com

With a mandatory copy to:

Acquiom Clearinghouse LLC

950 17th Street, Suite 1400

Denver, CO 80202

Email: escrowagent@srsacquiom.com

If to Purchaser:

c/o EnPro Industries, Inc.

5605 Carnegie Blvd, Suite 500

Charlotte, NC 28209

Attention: Chris O’Neal and Tom Price

Email: chris.oneal@enproindustries.com, tom.price@enproindustries.com

With a copy to:

Robinson, Bradshaw & Hinson, P.A.

101 North Tryon Street, Suite 1900

Charlotte, NC 28246

Attention: Kelly Loving

Email: KLoving@robinsonbradshaw.com

If to the Equityholder Representative:

Michael Scobey

3752 Fox Hill Place,

Santa Rosa, CA 95404

Telephone: 707-583-6623

Email: MikeScobey@gmail.com

With a copy to:

Blank Rome LLP

2029 Century Park East 6th Floor

Los Angeles, CA 90067

Attention: Michael Carl Cohen

Email: MCohen@BlankRome.com

Any party may unilaterally designate a different address by giving notice of each change in the manner specified above to each other party.

4.5.    This Escrow Agreement is intended to be construed according to the laws of the State of Delaware. Except as permitted in Section 2.6, neither this Escrow Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of each of the other parties hereto. This Escrow Agreement shall inure to and be binding upon the parties hereto and their respective successors, heirs and permitted assigns.

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4.6.    The terms of this Escrow Agreement may be altered, amended, modified or revoked only by an instrument in writing signed by all the parties hereto.

4.7.    If any provision of this Escrow Agreement shall be held or deemed to be or shall in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.

4.8.    This Escrow Agreement is for the sole benefit of the Indemnified Parties, Purchaser, the Equityholder Representative and the Escrow Agent, and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement.

4.9.    No party to this Escrow Agreement shall be liable to any other party hereto for Losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.

4.10.    All titles and headings in this Escrow Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.

4.11.    This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4.12. Contemporaneously with the execution and delivery of this Escrow Agreement and, if necessary, from time to time thereafter, each of the Parties shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit A-1 and Exhibit A-2 hereto (a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such Party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Escrow Agreement provides for Joint Instructions, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any Joint Instruction, joint written notice, joint written instructions or action executed by persons named in such Certificate of Incumbency.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. When a party opens an account, the Escrow Agent will ask for each party’s name, address, date of birth, or other appropriate information that will allow the Escrow Agent to identify such party. The Escrow Agent may also ask to see each party’s driver’s license or other identifying documents.

7

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written.

ACQUIOM CLEARINGHOUSE LLC, as the Escrow Agent

By:
Name:	Timothy P. Martin
Title:	Senior Director

VISION INVESTMENT, LLC

By:
Name:	Robert S. McLean
Title:	Vice President

MICHAEL SCOBEY, solely in its capacity as the Equityholder Representative

By:
Name:	Michael Scobey

8

SCHEDULE I

WIRE TRANSFER INSTRUCTIONS

Purchaser:

Bank Name:

ABA #:

Account Name:

Account #:

Escrow Agent:

Bank Name: HSBC Bank, USA, N.A.

ABA #:

Account Name:

Account: #

For further credit:

Attn: Tim Martin

Payments Administrator:

Bank Name: HSBC Bank, USA, N.A.

ABA #:

Account Name:

Account: #

For further credit:

Attn: Tim Martin

9

EXHIBIT A-1

Certificate of Incumbency

(List of Authorized Representatives)

Client Name: Vision Investment, LLC

As an authorized officer of the above referenced entity, I hereby certify that each person listed below is an authorized signer for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number	Secondary Contact Number	Email

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:

                                 .

            Date

By:

Name:
Title:

EXHIBIT A-2

Certificate of Incumbency

(List of Authorized Representatives)

Client Name: Michael Scobey

The undersigned, Michael Scobey, being the duly appointed and qualified Equityholder Representative under the Merger Agreement, does hereby certify that the signature appearing beside my name below is true and correct.

Name	Title	Signature	Contact Number	Secondary Contact Number	Email

IN WITNESS WHEREOF, this certificate has been executed on                     , 2020:

EQUITYHOLDER REPRESENTATIVE

By:
Name:	Michael Scobey

EXHIBIT B

SCHEDULE OF ESCROW AGENT FEES

Acceptance Fee:	Waived

Initial fees as they relate to Acquiom Clearinghouse LLC acting in the capacity of Escrow Agent – includes review of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account(s).

Annual Administration Fee	$0

For ordinary administrative services by Escrow Agent – includes daily routine account management; interest tracking; monitoring claim notices pursuant to the agreement; disbursement of funds in accordance with the agreement; and delivery of trust account statements to all applicable parties. These fees cover a full year, or any part thereof, and thus are not pro-rated in the year of termination. The annual fee is billed in advance and payable prior to that years’ service.

Acquiom Clearinghouse LLC’s bid is based on the following assumptions:

•	Number of Escrow Accounts to be established: Two (2)

•	Estimated Term: (i) NWC Escrow Fund, 4 months (ii) Indemnity Escrow Fund, 36 months

•	Amount of Escrow: $5,137,500

•	Estimated number of disbursements: Six

•	Investment in an account at HSBC Bank, USA, N.A. that will not earn interest

Out-of-Pocket Expenses:	Billed At Cost

Exhibit C – Example Estimated Closing Certificate

Estimated Closing Date Cash as of 6/30/2020

	Cash in the Company’s Bank Accounts ¹	$3,737,596

i)	Plus: Marketable securities	—

ii)	Plus: Short-term investments	—

iii)	Plus: Cash held in jurisdictions outside of the United States	—

	Plus: All security deposits held by landlords with respect to Leased Real Property	61,604

	Plus: Checks, other wire transfers and drafts deposited or available for deposit for the account of the Company	—

	Minus: Cash or cash equivalents that are not freely useable and available to the Company because it is subject to restrictions, limitations or taxes on use or distribution by either contract, or for legal or regulatory purposes, in each case, whether or not required to be reported as such under GAAP	16,761

	Minus: Uncleared checks, other wire transfers and drafts	—

	Total Cash	$3,782,438

¹	Net of uncleared checks

Estimated Closing Date Indebtedness as of 6/30/2020

a)	Any indebtedness for borrowed money of any obligations of the Company	—

b)	Plus: Other indebtedness that is evidenced by a note, bond, debenture or similar instrument	—

c)	Plus: Obligations with respect to any drawn letters of credit, bankers’ acceptances, surety bonds, interest rate swap agreements, foreign currency exchange contracts or other hedging agreements

d)	Plus: All liabilities in respect of leases that are, or are required to be, capitalized in accordance with GAAP	—

e)	Plus: Liabilities and obligations for any earn-out, deferred purchase price, or similar obligation (excluding, in each case, trade payables incurred in the Ordinary Course) payable by the Company arising prior to the Closing (regardless of when payable)	—

f)	Plus: Any guaranty of the type of obligations described in (a)-(e) above	—

g)	Plus: All accrued interest, fees, premiums, penalties or other amounts due in respect of any of the foregoing (including any prepayment premiums and penalties payable as a result of the consummation of the transactions contemplated by this Agreement)	—

h)	Plus: Any other obligation that, in accordance with GAAP, is required to be reflected as debt on the balance sheet	—

i)	Plus: All obligations with respect to unpaid severance or accrued incentive or bonus compensation arising prior to Closing (“Closing Bonus Amounts”)	143,115

	Total Indebtedness ¹	$143,115

¹	Notwithstanding the foregoing, “Indebtedness” shall not include any item included as a current liability in the calculation of NWC

Estimated Selling Expenses

Selling Expenses

Wells Fargo Securities Transaction Fee	[	]
Plus: Wells Fargo Securities Out of Pocket Expenses	[	]
Plus: Moss Adams Transaction Expenses	[	]
Plus: Blank Rome Transaction Expenses	[	]

Total Selling Expenses	[	]

Estimated Net Working Capital as of 6/30/2020

Current Assets

Cash and cash equivalents		$3,737,596
Accounts receivable, net		5,685,451
Inventory		4,919,474
Prepaid expenses		513,680
Prepaid income taxes		1,641,100
Notes receivables		2,651,291

Total Current Assets		$19,148,593

Current Liabilities

Accounts payable		$948,781
Accrued liabilities		2,581,907
Customer deposits		16,761

Total Current Liabilities		$3,547,449

Net Working Capital, Reported		$15,601,144
Working capital adjustments

Cash and cash equivalents		(3,737,596)
Prepaid income taxes		(1,641,100)
Notes receivables		(2,651,291)
Employee advances		(281,786)
Prepaid rent		(61,604)
Undeposited funds		—
Federal tax payable		1,184,536
State tax payable		386,929
Executive bonuses adjustment		143,115
Inventory adjustments		156,344
Dividends payable in accounts payable		—
Customer deposits		16,761

Total Adjusted Net Working Capital		$9,115,452

Net Working Capital

Estimated Net Working Capital [1]	[$	9,115,452 ]
Minus: Target Net Working Capital		8,400,000

Amount by which Net Working Capital Exceeds / (is Less Than) Target Net Working Capital [1]	[$	715,452 ]

¹	Estimate as of 6/30/20 and will be estimated at closing

Estimated Merger Consideration

Base Merger Consideration		$255,000,000
Minus: Closing Date Indebtedness [1]		[143,115	]
Plus: The amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital [1]		[715,452	]
Minus: The amount, if any, by which the Net Working Capital is less than the Target Net Working Capital		[	]
Plus: Closing Date Cash [1]		[3,782,438	]
Minus: Transaction Expenses		[	]

Total Merger Consideration [1]	[$	259,354,775	]

¹	Estimate as of 6/30/20 and will be estimated at closing

Estimated Option Merger Consideration

Option Merger Consideration	[	]

Plus: Company’s Share of Employment Taxes	[	]
Plus: Company’s Share of Payroll Taxes	[	]
Plus: Company’s Share of Social Security Taxes	[	]
Plus: Company’s Share of Similar Taxes Due	[	]

Total Option Merger Consideration	[	]

Exhibit I

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

VISION INVESTMENT, LLC

MEMBERSHIP INTERESTS IN VISION INVESTMENT, LLC, A DELAWARE LIMITED LIABILITY COMPANY, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH MEMBERSHIP INTERESTS MAY NOT BE TRANSFERRED OR RESOLD WITHOUT (A) REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS IS THEN AVAILABLE, AND (B) COMPLIANCE WITH ALL OTHER RESTRICTIONS ON TRANSFER CONTAINED IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT. PROSPECTIVE MEMBERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. IN MAKING AN INVESTMENT DECISION, PROSPECTIVE MEMBERS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.

THE MEMBERSHIP INTERESTS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-i-

(continued)

-ii-

(continued)

Exhibits and Schedules

Exhibit A: Form of Consent of Spouse

Schedule A: Members

Schedule B: Board of Directors

-iii-

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

VISION INVESTMENT, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of Vision Investment, LLC, a Delaware limited liability company (the “Company”), effective as of [●], 2020, is entered into by and among the Company and the Persons (each a “Member,” and collectively, the “Members”) who are listed in Schedule A hereto and who have executed a counterpart to this Agreement as Members of the Company pursuant to the provisions of the Act, on the following terms and conditions:

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of September 25, 2020 (as amended, supplemented, or modified from time to time, the “Merger Agreement”) by and among (i) the Company, (ii) Vision Investment Merger Sub, Inc. a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”); (iii) Alluxa, Inc. a California corporation (“Alluxa”); and (iv) certain other parties thereto, upon the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the parties thereto will effect a merger (the “Merger”) of Merger Sub with and into Alluxa, with Alluxa continuing as the surviving corporation (the “Surviving Corporation”).

WHEREAS, the Company was formed as a Delaware limited liability company on September 9, 2020 (the “Effective Date”) to hold the equity interest in the Merger Sub and, after the effectiveness of the Merger, the Surviving Corporation. Prior to the Closing, EnPro Holdings, Inc., a North Carolina corporation (“Holdings”), held the entire outstanding equity interest in the Company. Pursuant to Section 3.2, upon the execution of this Agreement and immediately prior to the Closing, (a) each of (i) Michael A. Scobey, trustee U/T/A 02/21/2018 (the “Scobey Trust”), (ii) Peter Egerton, and (iii) Jason Mulliner (each a “Rollover Equityholder” and collectively, the “Rollover Equityholders”) is contributing certain equity in Alluxa to the Company and (b) in consideration for such contribution the Company is issuing common units of the Company (the “Common Units”) to each of the Rollover Equityholders.

WHEREAS, the original Member of the Company previously entered into that certain Limited Liability Company Operating Agreement of the Company, dated September 21, 2020 (the “Original LLC Agreement”), and the Members now desire to amend and restate the Original LLC Agreement in its entirety to provide for, among other matters, the relative rights and obligations of the Members and the Company on the terms set forth herein.

1

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Members agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms have the meaning set forth below. Capitalized terms used in this Agreement but not defined herein shall have the meanings set forth in the Merger Agreement.

“Accounting Referee” has the meaning specified in Section 8.6.

“Act” means the Delaware Limited Liability Company Act, 6 Del. Code § 18-101 et. seq., in effect on the date hereof and as it may be amended hereafter from time to time, and any successor statute thereto.

“Additional Member” or “Additional Members” means any Person admitted to the Company as a Member pursuant to Section 3.1(c).

“Additional Number” has the meaning specified in Section 3.5(d).

“Adjusted EBITDA” has the meaning specified in Section 8.5(a).

“Affiliate” means, with respect to a specified Person, (a) any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, including, but not limited to, any Subsidiaries of such Person, (b) any Person that is an executive officer, general partner, managing member or trustee of, or serves in a similar capacity with respect to, such specified Person, or for which such specified Person is an executive officer, general partner, managing member or trustee, or serves in a similar capacity, or (c) any member of the immediate family of such specified Person. With respect to any natural Person, “Affiliate” will also include such Person’s spouse, each parent, brother, sister or child of such Person or such Person’s spouse, the spouse of any Person described in clause (b) above, each child of any Person described in clauses (a), (b) or (c) above, and estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are controlled by such Person or any Person referred to in clauses (a), (b) or (c) above. Notwithstanding the foregoing, for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be an Affiliate of any other Person, and no Person shall be an Affiliate of any other Person, by virtue of the existence of the Company or any of its Subsidiaries.

“Agreement” has the meaning specified in the preamble hereto.

“Alluxa” has the meaning specified in the recitals hereto.

“Assignee” means any Person (a) to whom a Member (or Assignee thereof) Transfers all or any part of its Membership Interests in the Company, and (b) which has not been admitted to the Company as a Substitute Member pursuant to Section 7.7.

“Available Cash” means, as of any date, the amount of cash which the Board of Directors determines is available for distribution to the Members taking into account current and anticipated needs, including, without limitation, operating expenses, debt service, and reserves for future operating costs.

2

“Bankruptcy Case” has the meaning specified in Section 5.6(c).

“Board of Directors” has the meaning specified in Section 5.1(a).

“Bound Party” has the meaning specified in Section 5.6(c).

“Business” means the lawful business conducted by the Company and its Subsidiaries as determined by the Board of Directors from time to time, which as of the date of this Agreement is the design, manufacture and sale of thin film optical filters for use in the semiconductor, life sciences, aerospace and defense, telecommunications and industrial technology markets.

“Business Day” means any day other than a Saturday or Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Call” has the meaning specified in Section 8.1(b).

“Call Exercise Period” has the meaning specified in Section 8.1(b).

“Call Notice” has the meaning specified in Section 8.1(b).

“Capital Contribution” means any cash, or cash equivalents, or the fair market value of other property which a Member contributes or is deemed to have contributed to the Company with respect to any Unit.

“Cash” has the meaning set forth in the Merger Agreement.

“Cause” has the meaning specified in Section 8.5(b).

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State pursuant to the Act, as originally executed and amended, modified, supplemented or restated from time to time, as the context requires.

“Claiming Party” has the meaning specified in Section 11.13(c).

“Classes” means the Common Units, or any additional Classes of Membership Interests established by the Company in accordance with Section 3.1(c).

“Closing” has the meaning specified in the recitals hereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning specified in the recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Assets” means all direct and indirect interests in real and personal property owned by the Company from time to time, and shall include both tangible and intangible property (including cash).

3

“Company Issuance” has the meaning specified in Section 3.5(b).

“Company Termination Event” has the meaning specified in Section 8.5(c).

“Company Termination Notice Date” has the meaning specified in Section 8.3.

“Company Termination Sale” has the meaning specified in Section 8.3.

“Company Termination Sale Price” has the meaning specified in Section 8.4(a).

“Defending Party” has the meaning specified in Section 11.13(c).

“Director” means any Person listed on Schedule B as a member of the Board of Directors or chosen in accordance with Section 5.1(a) who shall be a member of the Board of Directors, and who has not resigned, been removed, or otherwise been replaced as provided in Section 5.1(c).

“Disability” has the meaning specified in Section 8.5(b).

“Effective Date” has the meaning specified in the recitals hereto.

“Employee Termination Event” has the meaning specified in Section 8.5(d).

“Employee Termination Notice Date” has the meaning specified in Section 8.2.

“Employee Termination Sale” has the meaning specified in Section 8.2.

“Employee Termination Sale Price” has the meaning specified in Section 8.4(a).

“Encumbrance” means a pledge, charge, alienation, mortgage, hypothecation, encumbrance or similar collateral assignment by any other means.

“Equity Sale” has the meaning specified in Section 7.2(a).

“Exercise Notice” has the meaning specified in Section 3.5(c).

“Exit Price” has the meaning specified in Section 8.5(f).

“FATCA” has the meaning specified in Section 6.6(a).

“First Installment Price” has the meaning specified in Section 8.5(g)(ii)(A).

“Fiscal Year” means (a) the period commencing on the Effective Date and ending on December 31, 2020, (b) any subsequent twelve-month period commencing on January 1 and ending on December 31, and (c) the period commencing on the immediately preceding December 31 and ending on the date on which all Company Assets are distributed to the Members pursuant to Article 9.

“Good Reason” has the meaning specified in Section 8.5(b).

4

“Holdings” has the meaning specified in the recitals hereto.

“Incapacity” means, with respect to any Member that is a natural Person, the entry of an order of incompetence or of insanity, or the death of such Person.

“Indebtedness” has the meaning set forth in the Merger Agreement.

“Indemnitee” has the meaning specified in Section 5.7(c).

“Indemnitor” has the meaning specified in Section 5.7(c).

“Issuance Amount” has the meaning specified in Section 3.5(b).

“Law” means any federal, state, county, city, municipal, foreign, or other governmental statute, law, rule, regulation, ordinance, order, code, treaty or requirement (including pursuant to any settlement agreement or consent decree) and any permit granted under any of the foregoing, or any requirement under the common Law, or any other pronouncement having the effect of Law of any governmental authority.

“Majority in Interest” means at any time Members whose combined Sharing Percentages are greater than 50%; provided, that where this Agreement requires the determination of a Majority in Interest with respect to holdings of a particular Class of Membership Interests, such term means Members whose combined Sharing Percentages attributable to such Class of Membership Interests are greater than 50%.

“Measurement Date” has the meaning specified in Section 8.5(i).

“Member” and “Members” have the meaning specified in the preamble hereto.

“Membership Interests” means the entire ownership interest of a Member in the Company at any particular time, and the rights to any and all benefits to which such Member is entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Merger” has the meaning specified in the recitals hereto.

“Merger Agreement” has the meaning specified in the recitals hereto.

“Merger Sub” has the meaning specified in the recitals hereto.

“New Membership Interests” means any additional Membership Interests in any existing or subsequently established Classes of Membership Interests that may be issued by the Company.

“Offered Interests” has the meaning specified in Section 7.3(a).

“Original LLC Agreement” has the meaning specified in the recitals hereto.

“Other Business” has the meaning specified in Section 5.6(d)(iii).

5

“Oversubscription Participants” has the meaning specified in Section 3.5(d).

“Parent” means EnPro Industries, Inc., a North Carolina corporation.

“Permitted Transferees” has the meaning specified in Section 7.1.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any Governmental Authority, or other entity or organization.

“Per-Unit Portion” has the meaning specified in Section 8.5(i).

“Preemptive Right” has the meaning specified in Section 3.5(c).

“Preemptive Right Notice” has the meaning specified in Section 3.5(b).

“Preemptive Rights Period” has the meaning specified in Section 3.5(c).

“Proposed Sale” has the meaning specified in Section 7.2(c).

“Put” has the meaning specified in Section 8.1(a).

“Put Exercise Period” has the meaning specified in Section 8.1(a).

“Put Notice” has the meaning specified in Section 8.1(a).

“Put/Call” has the meaning specified in Section 8.1(b).

“Put/Call Notice” has the meaning specified in Section 8.1(b).

“Put/Call Notice Date” has the meaning specified in Section 8.1(b).

“Put/Call Price” has the meaning specified in Section 8.4(a).

“Related Party Agreement” means any agreement, arrangement or understanding between the Company or any of its Subsidiaries, on the one hand, and Holdings, Parent or any of their Affiliates, on the other hand, as such agreement may be amended, modified, supplemented or restated in accordance with the terms of this Agreement.

“Responsible Party” has the meaning specified in Section 5.6(c).

“Restrictive Covenant Agreement” has the meaning set forth in the Merger Agreement.

“Restrictive Covenants” means sections 1 through 4 of the applicable Restrictive Covenant Agreement of a Rollover Equityholder (or in the case of the Scobey Trust, of Michael Scobey).

“Rollover Director” has the meaning specified in Section 5.1(b)(i)(A).

“Rollover Equityholder” or “Rollover Equityholders” has the meaning specified in the recitals hereto.

6

“Sale of the Company” has the meaning specified in Section 7.2(a).

“Scobey Trust” has the meaning specified in the recitals hereto.

“Second Installment Price” has the meaning specified in Section 8.5(g)(ii)(B).

“Second Exercise Notice” has the meaning specified in Section 3.5(d).

“Second Participation Period” has the meaning specified in Section 3.5(d).

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended.

“Sharing Percentage” has the meaning specified in Section 3.1(b). The aggregate Sharing Percentages of the Members shall at all times total to one hundred percent (100%). The Sharing Percentages of the Members as of the date hereof are listed on Schedule A hereto.

“Subsidiary” means, with respect to any Person, (a) any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association, or other business entity, of which a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons is or will be allocated more than 50% of the limited liability company, partnership, association, or other business entity interests, gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association, or other business entity.

“Substitute Member” means any Person (a) to whom a Member (or Assignee thereof) Transfers all or any part of its Membership Interests, and (b) which has been admitted to the Company as a Substitute Member pursuant to Section 7.7.

“Surviving Corporation” has the meaning specified in Section 7.3(a).

“Surviving Corporation Cash” means with respect to the Surviving Corporation and any of its Subsidiaries, as of a particular date, without duplication, determined on an aggregate basis: (i) cash and cash equivalents determined in accordance with GAAP, plus (ii) the amount of all cash and cash equivalents transferred by the Surviving Corporation and its Subsidiaries to Holdings, Parent or any of their Affiliates (net of the amount of any expenses paid with such cash on account of the Company), with each of (i) and (ii) specifically including (a) marketable securities, (b) short-term investments, and (c) cash held in jurisdictions outside of the United States. For purposes of this definition, “Cash” shall exclude cash or cash equivalents that are not freely useable and available to the Company because it is subject to restrictions, limitations on use or distribution by either contract, or for legal or regulatory purposes, in each case, whether or not required to be reported as such under GAAP; provided, however, that without limiting the generality of the

7

foregoing definition of “Cash”, Cash shall always include “Available Cash”, whether or not a future distribution is planned. For the avoidance of doubt, Cash shall be calculated net of issued but uncleared checks, other wire transfers and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company.

“Surviving Corporation Indebtedness” means with respect to the Surviving Corporation and any of its Subsidiaries, as of a particular date, without duplication, determined on an aggregate basis: (a) any indebtedness for borrowed money, (b) other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (c) obligations with respect to any drawn letters of credit, bankers’ acceptances, surety bonds, interest rate swap agreements, foreign currency exchange contracts or other hedging agreements, (d) all liabilities in respect of leases that are, or are required to be, capitalized in accordance with GAAP (excluding the Real Property Leases), (e) any guaranty of the type of obligations described in (a)-(d) above (other than guarantees or similar obligations entered into by the Company in its capacity as a credit party with respect to a financing facility of the Parent and its Affiliates), (f) all accrued interest, fees, premiums, penalties or other amounts due in respect of any of the foregoing and (g) any other obligation that, in accordance with GAAP, is required to be reflected as debt on the balance sheet (excluding the Real Property Leases and guarantees or similar obligations entered into by the Company in its capacity as a credit party with respect to a financing facility of the Parent and its Affiliates).

“Tag-Along Option Period” has the meaning specified in Section 7.3(a).

“Tag-Along Purchaser” has the meaning specified in Section 7.3(a).

“Termination Date” has the meaning specified in Section 8.4(b).

“Transfer” means, with respect to any Membership Interests in the Company, a sale, transfer, assignment, gift, bequest or disposition by any other means (including Encumbrance), whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any Encumbrance or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings), whether accomplished directly or in a series of steps designed to achieve such result indirectly.

“Trigger Date” has the meaning specified in Section 8.5(k).

“Triggering Sale” has the meaning specified in Section 7.3.

“Unit Transaction Value” means, with respect to each of the Rollover Equityholders’ Units, the value per Unit of their initial Units determined from the value of their initial contributions as shown on Schedule A.

“Units” means the Common Units and any other Class of Units created after the date hereof which represent Membership Interests.

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ARTICLE 2

ORGANIZATIONAL MATTERS

2.1    Formation; Term. The Company was formed on the Effective Date by Holdings pursuant to the filing the Certificate of Formation with the Secretary of State in accordance with and pursuant to the Act, at which time the Original LLC Agreement was effective, and shall continue indefinitely until the first to occur of any of the events enumerated in Section 9.2. Simultaneously with the execution of this Agreement, each of the Persons set forth on Schedule A hereto shall be admitted as Members of the Company. The rights, interests, and liabilities of the Members in the Company shall be governed by this Agreement and, except as modified by this Agreement, by the Act. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern.

2.2    Name. The name of the Company is “Vision Investment, LLC”. The Company may also conduct business at the same time under one or more fictitious names if the Board of Directors determines that it is in the best interests of the Company to do so. The Board of Directors may change the name of the Company from time to time, in accordance with Law.

2.3    Principal Place of Business; Other Places of Business. The principal place of business of the Company is located at 5605 Carnegie Boulevard, Suite 500, Charlotte, NC 28209, or such other place as the Board of Directors may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Board of Directors deems advisable.

2.4    Business Purpose. The Company has been formed for the purpose of engaging in, and acting as a holding company for operating subsidiaries engaging in the Business.

2.5    Certificates; Filings. The Certificate of Formation was filed with the Secretary of State in accordance with the Act. The Board of Directors may approve and cause to be executed and filed any duly authorized amendments to the Certificate of Formation from time to time in a form prescribed by the Act. The Board of Directors shall also cause to be made, on behalf of the Company, such additional filings and recordings as the Board of Directors shall deem necessary or advisable.

2.6    Agent for Service of Process. The registered office and registered agent of the Company in the State of Delaware are set forth in the Certificate of Formation. The Company may have such other registered offices in the State of Delaware as the Board of Directors may designate from time to time.

2.7    Provisions of this Agreement and the Act. The Members hereby agree that, during the term of the Company, the rights, powers and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Act, except where the Act provides that such rights, powers and obligations specified in the Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights, powers and obligations are set forth in this Agreement.

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ARTICLE 3

CAPITAL STRUCTURE; CAPITAL CONTRIBUTIONS

3.1    Capital Structure.

(a)    Classes of Interests. The Membership Interests shall only consist of the Common Units.

(b)    Sharing Percentage. A Member owning Common Units shall have that “Sharing Percentage” with respect to such Common Units equal to (i) the total number of Common Units held by such Member, divided by (ii) the aggregate number of Common Units issued and outstanding.

(c)    Additional Membership Interests; Options. Except as otherwise provided in this Agreement and subject to any agreements with third parties, including any Members, the Company may (i) issue additional Membership Interests in Common Units, (ii) establish and issue any additional Classes of Membership Interests, or (iii) issue options, warrants or other rights to purchase or otherwise acquire any existing or subsequently established Classes of Membership Interests, in each case with such characteristics, at such times, on such terms, and to such Persons as the Board of Directors shall determine to be in the best interests of the Company, and any such additional issuance may result in a dilution of the Sharing Percentage (or other measure of participation) of any previously issued Membership Interests (or Membership Interests for which any previously issued options may be exercised). The Company shall admit the recipient(s) of any such Membership Interests, or any Person(s) exercising any such options or warrants, as additional Members of the Company (“Additional Members”). Without limiting the foregoing, upon an issuance by the Company of any options or warrants to acquire Membership Interests, the Company may bind itself to automatically admit any Person exercising such an option or warrant as an Additional Member of the Company.

3.2    Issuance of Common Units to Rollover Equityholders and Holdings. Upon the execution of this Agreement:

(a)    the Company hereby sells and issues to each Rollover Equityholder, and each Rollover Equityholder hereby purchases from the Company, such number of Common Units set forth opposite such Rollover Equityholder’s name on Schedule A hereto, in each case in exchange for the contribution by such Rollover Equityholder of the number of Alluxa shares having an aggregate value as set forth opposite such Rollover Equityholder’s name on Schedule A hereto.

(b)    the Company hereby issues to Holdings such number of Common Units set forth opposite Holdings’ name on Schedule A hereto, for an aggregate contribution in cash set forth opposite Holdings’ name on Schedule A hereto.

3.3    Register Reflecting Units Owned and Sharing Percentages. The number of Units owned and Sharing Percentage of each Member as of the date of this Agreement following the issuance of Common Units pursuant to Section 3.2 shall be set forth on Schedule A hereto, and shall be reflected in a register maintained by the Company. The Company shall update such register to reflect (a) the admission of Additional Members pursuant to Section 3.1(c) and Substitute Members pursuant to Section 7.7, and (b) the issuance of New Membership Interests or any changes in the Members’ respective Membership Interests pursuant to the terms of this Agreement.

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3.4    Additional Capital Contributions.

(a)    Mandatory Capital Calls. No Member shall be required or permitted to make any Capital Contribution to the Company other than as set forth in this Section 3.4.

(b)    Voluntary Capital Calls. At any time and from time to time, the Company may, with the consent of the Board of Directors, offer the Members the opportunity to make additional Capital Contributions in exchange for the issuance to such Members of New Membership Interests.

3.5    Preemptive Rights.

(a)    Each Member shall have a preemptive right to purchase New Membership Interests in connection with a capital call pursuant to Section 3.4(b) or otherwise which the Company may, from time to time, propose to sell or issue, in the respective amounts as set forth in Section 3.5(c); provided, however, that the preemptive right of any Member to purchase New Membership Interests pursuant to this Section 3.5 shall not apply to any (i) issuances of New Membership Interests pursuant to bank, other institutional or lease financing, or other credit arrangements of the Company, including in connection with debt financings, refinancings, restructurings or similar transactions, (ii) issuances of New Membership Interests as consideration in connection with any acquisition by the Company or any of its Subsidiaries (including, but not limited to, consideration in the form of “roll-over” equity or initial grants of New Membership Interests to management or employees of an acquired or merged Person), (iii) issuances of New Membership Interests to employees of the Company or any of its Subsidiaries (A) as compensation, or (B) in exchange for consideration, and (iv) New Membership Interests issued in connection with any Unit split, Unit dividend, recapitalization or similar transactions involving the Company.

(b)    In the event the Company proposes to undertake a sale or issuance of New Membership Interests as provided for in this Section 3.5 (“Company Issuance”), it shall give written notice (the “Preemptive Right Notice”) of its intention to do so to each Member. The Preemptive Rights Notice shall describe (i) the type of New Membership Interests to be sold or issued, (ii) the amount of New Membership Interests to be sold or issued (the “Issuance Amount”), (iii) the price for each such New Membership Interest, and (iv) any other material terms of the Company Issuance.

(c)    Each Member shall have the right, but not the obligation, to purchase up to its Sharing Percentage of the Issuance Amount (each such right, a “Preemptive Right”), at the purchase price and on the other terms set forth in the Preemptive Rights Notice. Each Member may exercise its Preemptive Right by providing written notice thereof (an “Exercise Notice”) to the Company within 10 Business Days after its receipt of the Preemptive Rights Notice (the “Preemptive Rights Period”). Any Member who does not deliver an Exercise Notice within the Preemptive Rights Period shall be deemed to have waived its Preemptive Right with respect to such New Membership Interests.

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(d)    If any Member fails or declines to exercise its Preemptive Rights in accordance with subsection (c) above in full, the Company shall promptly give notice (the “Second Exercise Notice”) to the Members who exercised in full their Preemptive Rights (the “Oversubscription Participants”) in accordance with subsection (b) above. Each Oversubscription Participant shall have 5 Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Sharing Percentage of the Issuance Amount, stating the number of the additional Issuance Amount it proposes to purchase (the “Additional Number”). If, as a result thereof, such oversubscription exceeds the total amount of the remaining Issuance Amount available for purchase, each Oversubscription Participant will be cut back by the Company with respect to its oversubscription such that each Oversubscription Participant may purchase a portion of such remaining New Securities equal to the portion of the New Securities it could subscribe for in accordance with subsection (c) above.

(e)    In the event that any Member elects to exercise its Preemptive Right, such Member(s) shall pay the Company the purchase price for such New Membership Interests on or before the earlier of (i) 15 days after expiration of the Preemptive Rights Period, and (ii) such other date as is expressly set forth in the Preemptive Rights Notice.

(f)    In the event that the Members do not elect to purchase (in the aggregate) the entire amount of the Issuance Amount pursuant to this Section 3.5, the Company may sell or issue such remaining amount of the Issuance Amount pursuant to the Company Issuance, for a purchase price not less, and upon the terms and conditions no more favorable, than as set forth in the Preemptive Rights Notice. If the Company Issuance is not consummated within 120 days after the expiration of the Preemptive Rights Period, then the provisions of this Section 3.5 must be satisfied de novo before the Company can undertake a sale or issuance of New Membership Interests.

(g)    No Preemptive Right may be assigned or otherwise transferred in whole or in part by any Member except in connection with a Transfer of such Member’s Membership Interests permitted under Article 7.

3.6    Member Capital. Except as otherwise provided in this Agreement: (a) no Member shall demand or be entitled to receive a return of or interest on its Capital Contributions, and (b) no Member shall withdraw any portion of its Capital Contributions or be entitled to receive any distributions from the Company as a return of capital on account of such Capital Contributions.

3.7    Member Loans; Cash Management. No Member shall be required to make any loans or otherwise lend any funds to the Company. The parties acknowledge that the Company and its Subsidiaries may freely engage in activities related to cash management, cash pooling and intercompany lending (including maintaining the accounting for the assets and liabilities for the respective entities) as directed by Holdings, Parent and their Affiliates. Holdings, Parent or their Affiliates shall be permitted (but not required) to make loans to, act as surety or endorser for, assume one or more specific obligations of, provide collateral for, or enter into other similar credit, guarantee, financing or refinancing arrangements with, the Company for any purpose, and the

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Company and its Subsidiaries may be required to act as guarantors, co-borrowers, grantors or pledgors of security interests in their assets, or in any other capacity as credit parties with respect to the financing facilities of Parent and its Affiliates; provided that the foregoing shall be subject to Section 5.3(d) for Related Party Transactions to the extent that such section is applicable. No loans made by any Member to the Company shall have any effect on such Member’s Sharing Percentage, such loans representing a debt of the Company payable or collectible solely from the assets of the Company in accordance with the terms and conditions upon which such loans were made.

3.8    Loans by Third Parties. Without limiting Article 5, the Company, and the Board of Directors on behalf of the Company, may borrow funds or enter into other similar credit, guarantee, financing or refinancing arrangements for any purpose.

3.9    Limited Liability of the Members. Notwithstanding anything herein to the contrary and except as otherwise required by Law, no Member shall have any liability for any losses of the Company (beyond the potential loss of its share of undistributed assets of the Company, including the amount of its unreturned capital contributions).

ARTICLE 4

DISTRIBUTIONS

4.1    Distributions.

(a)    The Board of Directors shall determine, in its sole and absolute discretion, (i) to what extent the Company has Available Cash available for distribution, and (ii) to the extent Available Cash is available, whether it is in the best interests of the Company and its Members to distribute any such Available Cash to the Members; provided, that in the event the Board of Directors decides to make any such distributions to the Members, such distributions shall be made to the Members pro rata in accordance with their respective Sharing Percentage.

(b)    Notwithstanding Section 4.1(a), the Company shall make payments to Holdings (or Parent) in an amount reasonably determined by Parent to reflect the Company’s share of the group’s consolidated or combined federal, state, and local income tax liability. Any payments made pursuant to this Section 4.1(b) shall not be treated as an advance on distributions to which Holdings is otherwise entitled under this Agreement.

4.2    Distributions In Kind. In the event that the Company distributes property in kind, such property shall be reasonably valued by the Board of Directors. Valuations so determined will be binding on the Members for all purposes. The property shall be deemed to be an amount of cash equal to the determined value of such property and distributed in accordance with Section 4.1.

4.3    Limitations on Distributions. The Company shall make no distributions to the Members except as provided in this Article 4 or in Article 9. A Member may not receive a distribution from the Company to the extent that, after giving effect to the distribution, all liabilities of the Company, other than liability to Members on account of their Capital Contributions, would exceed the fair value of the Company Assets.

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4.4    Return of Distributions. Members and Assignees who receive distributions by the Company made in violation of the Act or this Agreement (or due to overpayment for any reason, such as accounting error) shall promptly return such distributions to the Company. The amount of any distribution returned to the Company by a Member or Assignee shall be added to the account or accounts from which it was subtracted when it was distributed to such Member or Assignee.

4.5    Indemnification and Reimbursement for Payments on Behalf of a Member. Except as otherwise provided herein, if the Company is required by law to make any payment to a governmental body that is specifically attributable to a Member or a Member’s status as such (including federal withholding taxes, state personal property taxes, state unincorporated business taxes), then such Member shall indemnify and contribute to the Company in full for the entire amount paid (including interest, penalties and related expenses). The Board of Directors may offset distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company under this Section 4.5. A Member’s obligation to indemnify and make contributions to the Company under this Section 4.5 shall survive the transfer, forfeiture or other disposition of such indemnifying Member’s ownership interest in the Company and the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 4.5, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 4.5, including instituting a lawsuit to collect such indemnification and contribution with interest calculated at a rate per annum equal to the Prime Rate plus three percentage points (but not in excess of the highest rate per annum permitted by law).

ARTICLE 5

MANAGEMENT

5.1    The Board of Directors.

(a)    General. The management of the Company shall be vested in the board of directors (the “Board of Directors”) as provided in this Article 5, and each of the Directors shall be a “manager” of the Company for all purposes of the Act. The Board of Directors shall consist of not less than one Director, the exact number of which shall be fixed from time to time by the Board of Directors, at least 66% of which will at all times be designated by Holdings, provided that at least one Director shall be the Rollover Director subject to clause (b) and as further provided below. Directors need not be Members of the Company. Each Director shall hold office until his successor is duly elected and qualified, or until his earlier resignation, removal, Disability or death. The number and identity of the Directors of the Company as of the date hereof shall be as set forth on Schedule B hereto.

(b)    Appointment of Directors.

(i)    The Board of Directors shall initially consist of three (3) Directors to be appointed pursuant to this Section 5.1(b) as follows:

(A)    Michael Scobey shall be entitled to appoint one Director (the “Rollover Director”), provided, in the event that the Scobey Trust ceases to hold any Units he shall no longer be entitled to appoint a Director and any Rollover Director shall resign as a Director immediately upon such event;

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(B)    Holdings shall be entitled to appoint the remaining Directors;

(ii)    In the event of any vacancies on, or additions to, the Board of Directors due to (A) an increase in the size of the Board of Directors, (B) the Rollover Director resigning pursuant to Section 5.1(b)(i)(A), such vacancies on, or additions to, the Board of Directors shall be filled by Holdings.

(c)    Resignation, Removal and Replacement of Directors. Any Director may resign at any time upon written notice to the Company. Each Member(s) shall have the right to remove or replace any Director appointed by it or them pursuant to Section 5.1(b) at any time at its or their sole discretion, subject to Section 5.1(b)(ii). If, as the result of death, resignation, removal (with or without cause) or other departure of any Director, there shall exist or occur any vacancy on the Board of Directors, then, subject to Section 5.1(b)(ii)(B), the Member(s) entitled to appoint the Director whose death, resignation, removal or other departure resulted in such vacancy shall have the right to appoint another individual to serve in place of such Director.

(d)    Voting. Each Director shall have one vote, for purposes of voting at any meeting of the Board of Directors or any committee thereof or passing any written consent or resolution of the Board of Directors, provided that at any time that less than 80% of the Directors are appointed by Holdings, then the Directors appointed by Holdings shall at all times have the right to cast at least 80% of votes on all matters submitted to the Board of Directors. If more than one Director appointed by Holdings is participating in voting on any matter submitted to the Board of Directors, then the foregoing voting percentage shall be allocated in equal amounts to each such participating Director. At all meetings of the Board of Directors or any committee thereof, the Directors holding a majority of the votes entitled to be voted shall constitute a quorum for the transaction of business, and the act by a majority vote of the votes entitled to be voted by the Directors or committee members present at any meeting at which there is a quorum shall be the act of the Board of Directors.

(e)    Meetings. The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware. Regular meetings of the Board of Directors may be held at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by any Director. Notice of any regular or special meeting of the Board of Directors stating the place, date and hour of the meeting shall be given to each Director, by telephone, e-mail, facsimile or nationally recognized overnight courier service, not less than two Business Days before the date of the meeting. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Members of the Board of Directors may participate in a meeting of the Board of Directors by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

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(f)    Action of the Board of Directors by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the minimum number of members of the Board of Directors that would be necessary to authorize or take such action at a meeting, and such writing or writings are filed with the minutes of proceedings of the Board of Directors. Prompt notice of the taking of the Board of Directors action without a meeting by less than unanimous consent shall be given to those Directors who have not consented in writing.

(g)    Appointment of Officers. The Board of Directors shall be entitled to appoint the officers of the Company, and such officers shall have the power and authority delegated to them by the Board of Directors from time to time.

(h)    Delegation of Authority. The Board of Directors shall have the power to delegate authority to such officers, employees, agents and/or representatives of the Company as the Board of Directors may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Board of Directors to approve such action directly.

(i)    Committees; Delegation of Authority. The Board of Directors shall have the power to delegate authority to such subcommittees of Directors, officers, employees, agents and representatives of the Company as it may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Board of Directors to approve such action directly.

(j)    Liability. A Director shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the Company.

5.2    Powers of the Board of Directors. Except as otherwise provided in this Agreement, all powers to control and manage the Business and affairs of the Company shall be exclusively vested in the Board of Directors, and the Board of Directors may exercise all powers of the Company and do all such lawful acts as are not by statute, the Certificate of Formation or this Agreement directed or required to be exercised or done by the Members, and in so doing shall have the right and authority to take all actions which the Board of Directors deems necessary, useful or appropriate for the management and conduct of the business and affairs of the Company, including, but not limited to, consummating a Sale of the Company.

5.3    Actions Requiring the Approval of Rollover Director. Notwithstanding anything herein to the contrary, except as required by Law, neither the Company nor any of its Subsidiaries may take any of the following actions without the consent of the Board of Directors, and for so long as Michael Scobey is entitled to appoint a Rollover Director pursuant to Section 5.1(b) and in fact appointed the Rollover Director, the consent of the Rollover Director:

(a)    [Reserved];

(b)    any voluntary bankruptcy, assignment for the benefit of creditors, consent to the appointment of a custodian, receiver, trustee or liquidator with similar powers with respect to property, any voluntary filing or commencement of proceedings under bankruptcy or insolvency Laws, or any similar transaction (including any reorganization, wind-up or termination of legal existence);

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(c)    any approval or adoption of any amendment to the Certificate of Formation or this Agreement that would materially, disproportionately and adversely affect the rights or obligations of the Rollover Equityholders (relative to the other holders of Units) or Rollover Director, including without limitation any amendment to this Section 5.3 or any amendment that would adversely affect the direct economic rights of the Rollover Equityholders;

(d)    the entering into, amendment, waiver or termination of any Related Party Agreement; provided, however, that the consent of the Rollover Director shall not be required under this Section 5.3(d) for any Related Party Agreement to the extent such Related Party Agreement is on fair and reasonable terms to the Company or to cause the Company and its Subsidiaries to act as guarantors, co-borrowers, grantors or pledgors of security interests in their assets, or in any other capacity as credit parties, with respect to the financing facilities of Parent and its Affiliates in a manner consistent with other similarly-situated Subsidiaries of Parent;

(e)    any issuance of New Membership Interests, other than in connection with an issuance of New Membership Interests in a transaction described under Section 3.5(a)(i), (iii) or (iv) to the extent any such issuance thereunder is made in compliance with the terms and conditions of this Agreement (including, without limitation, Section 3.5);

(f)    the entering into or effectuating of any transaction or series of related transactions involving (i) the acquisition of another business, whether by purchase, merger, consolidation, acquisition of equity interests, acquisition of assets, or similar transaction or (ii) any joint venture or similar business arrangement that includes the ownership of an equity interest in any other Person;

(g)    the establishment of a Subsidiary;

(h)    prior to May 31, 2026, the dissolution, winding-up, liquidation or termination of the Company or the Surviving Corporation; and

(i)    the entering into of any agreement or obligation or commitment otherwise to do any of the foregoing.

5.4    No Member Management. Except as otherwise provided in this Agreement, no Member, in its capacity as such, shall (a) participate in the management of the Company or have any control over the business and affairs of the Company, or (b) have any right or authority to act for or to bind the Company or to vote on or consent to any other matter, act, decision or document involving the Company or the Business.

5.5    Members Limited Right to Act.

(a)    General. For any situations in which the approval of any of the Members (rather than the approval of the Board of Directors on behalf of the Members) is required by this Agreement, the Act or other Law, the Members entitled to vote on such matters shall act through meetings and written consents as described in this Section 5.5.

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(b)    Voting Rights. Each Member shall be entitled to vote based upon the number of outstanding Common Units then owned by it and entitled to vote on such matters, with each such Common Unit being entitled to one (1) vote. At all meetings of the Members, a Majority in Interest of the Members, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Except as otherwise expressly provided herein (including Section 5.3), any matter for which the Act or this Agreement requires the vote, approval or consent of the Members shall require the vote, approval or consent of a Majority in Interest of the Members.

(c)    Meetings of Members. Meetings of Members, for any purpose, may be called by a Majority in Interest of the Members. Meetings of the Members shall be held at such time and place, either within or outside the State of Delaware as stated in the notice of the meeting or in a duly executed waiver of notice thereof. Written notice of a meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than two (2) Business Days before the date of the meeting to each Member entitled to vote at such meeting. If a quorum shall not be present at any meeting of the Members, the Members entitled to vote thereat, present in person or represented by proxy, may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.

(d)    Actions of Members by Written Consent. Any action required or permitted to be taken at any meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by a Majority in Interest.

5.6    Duties and Obligations.

(a)    Continuation of Existence. The Board of Directors shall take all actions which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the Act and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the Business, and (ii) for the accomplishment of the Company’s purposes, including, without limitation, the conduct of the Business and the acquisition, development, maintenance, preservation, and operation of the Company Assets in accordance with the provisions of this Agreement and Laws and regulations.

(b)    Limitation of Liability. (i) No Member, Director or officer of the Company, in such Member’s, Director’s or officer’s capacity as such, shall be personally liable under any judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the Company, and (ii) no Director or officer of the Company, in such Director’s or officer’s capacity as such, shall be personally liable to the Company or to any Member for monetary damages for breach of fiduciary duty as a Director or officer of the Company or for any other damages incurred by reason of any act or omission performed or omitted by such Director or officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such person by this Agreement (including approval of, or acting in furtherance of, any matter permitted by this Agreement); provided, however, that this Section 5.6(b)(ii) shall not eliminate or limit the liability of a Director or officer of the Company for (x) acts or omissions not in good faith and which involve intentional misconduct or knowing violation of Law, or (y) any transaction from which such Director or officer derived an improper personal benefit.

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(c)    No Duties. This Agreement is not intended to, and does not, create or impose any fiduciary duty (including, for purposes of clarity, any prohibition on usurping opportunities of the Company) which otherwise exists at law or in equity on any of the Directors, any officer, any Member (including Parent or any of its Affiliates) or any Affiliate, officer, director, employee or agent of any of the foregoing (each of the foregoing, a “Responsible Party”). To the fullest extent permitted by Law, and notwithstanding any duty otherwise existing at law or in equity, each of the Company, the Directors, the Members, and any other person or entity that is a party to or is otherwise bound by this Agreement (including (a) the Company in its capacity as a debtor or debtor in possession in a bankruptcy case commenced under 11 U.S.C. (a “Bankruptcy Case”), (b) any successor to the Company in a Bankruptcy Case or otherwise, including, without limitation, a trustee, a litigation trust or estate representative, including, without limitation, a representative under 11 U.S.C. section 1123(a)(5), and (c) any creditor or committee of creditors or equity holders seeking or obtaining standing to assert claims of the estate in a Bankruptcy Case) (each of the foregoing, a “Bound Party”) hereby expressly waives all fiduciary duties of any Responsible Party that would be imposed in the absence of this waiver and, for purposes of clarity, any prohibition on usurping opportunities of the Company, that absent such waiver, may be implied at law or in equity or otherwise owed to a Bound Party, and in doing so, recognizes, acknowledges and agrees that the duties and obligations of the Responsible Parties are only as expressly set forth in this Agreement.

(d)    Permitted Activities.

(i)    To the maximum extent permitted by Law, except as otherwise expressly agreed to in a written agreement by a Member, Director, or Affiliate thereof (including the Merger Agreement and any employment-related agreement or non-competition agreement, including any Restrictive Covenant Agreement, between the Company and such Person), a Member, Director, or Affiliate thereof, in its capacity as such, may engage in other business activities in which the Company has no interest for his, her or its own benefit or for the benefit of a third-party. None of the Company or any Member shall have any right to any income derived by a Member, Member, or Affiliate thereof from such business opportunities.

(ii)    The Members acknowledge that Holdings or its Affiliates other than the Company may seek to acquire, develop and operate lines of business outside the Company that the Company may also operate or seek to operate without any liability to any Member under this Agreement and each Member hereby waives any right to assert any claim based on the corporate opportunity doctrine.

(iii)    Subject to Section 5.6(d)(ii), the Members expressly acknowledge and agree that, except as otherwise expressly agreed to in a written agreement by a Member or its Affiliates (including the Merger Agreement and any employment-related agreement or non-competition agreement, including any Restrictive Covenant Agreement, between the Company and such Person), (A) each Member and its Affiliates are permitted to have, and may presently or in the future have (and shall have no duty (contractual, fiduciary or

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otherwise) to refrain from having), directly or indirectly, ownership of, investments in or other business relationships with (including serving on the board of directors or as managers of) entities and such entities may or may not be engaged in or competitive with the Business of the Company (an “Other Business”), (B) each Member and its Affiliates are permitted to, and may, own, operate, provide advice, services, guidance and other assistance to any Other Business, (C) each Member and its Affiliates have and may develop strategic relationships with businesses that are or may be competitive with or complementary to the Business, the Company or any of its Subsidiaries, (D) no Member or its Affiliates will, by virtue of their investment in and ownership of the Company or any of its Subsidiaries or (if applicable) service on the Board of Directors, or their employees’ or Affiliates’ service on any Subsidiary’s board of managers or board of directors, be prohibited from pursuing and engaging in any such activities, (E) no Member or its Affiliates will be obligated to inform the Board of Directors, the Company or any of its Subsidiaries or any of its Members of any such opportunity, relationship or investment, (F) none of the Members, the Company, or its Subsidiaries will acquire or be entitled to any interest or participation in any Other Business or any of the other matters referred to above as a result of the participation therein by any Member or its Affiliates, and (G) the involvement of a Member or any of its Affiliates in any Other Business or any of the other matters referred to above will not constitute a conflict of interest of a Member or any of its Affiliates with respect to the Company, its Subsidiaries, or the Members. The provisions of this Section 5.6(d)(iii), to the extent that they restrict, eliminate or otherwise modify duties or liabilities (including fiduciary duties) of the aforesaid Persons existing at law or in equity, are agreed by the Company, the Board of Directors, the Members, and any other Person who is a party to or who is otherwise bound by this Agreement to replace completely and absolutely such other duties and liabilities (including fiduciary duties) of such aforesaid Persons to the fullest extent permitted by Law.

5.7    Indemnification.

(a)    By the Members. Each Member shall indemnify, hold harmless and pay all judgments and claims against the Company and each other Member and its Affiliates relating to any liability or damage incurred from any third party claims as a result of such indemnifying Member’s willful misconduct, fraud, gross negligence or breach of the terms of this Agreement.

(b)    By the Company.

(i)    The Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of the Company’s property) shall indemnify, hold harmless and pay all judgments and claims against any Director relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Director in connection with the Business and affairs of the Company, and shall advance reasonable expenses in connection therewith, to the fullest extent that would be permitted by Law if the Company were a corporation formed under the laws of Delaware and such Director were a director of such corporation.

(ii)    The Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of the Company’s property) shall indemnify, hold harmless and pay

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all judgments and claims against any Member and its Affiliates relating to any liability or damage incurred from third party claims by reason of being a Member, or an Affiliate of a Member, except to the extent such Member is liable for indemnity under Section 5.7(a), and shall advance reasonable expenses in connection therewith.

(iii)    Notwithstanding anything herein to the contrary, no indemnity under Section 5.7(a) or Section 5.7(b) shall extend to any claim related to, or any losses or damages resulting from (A) a claim, action or demand between or among the Members or (B) a Director’s, Person’s or Member’s fraud, willful misconduct, gross negligence or breach of this Agreement.

(c)    Procedures. In each instance in which indemnity is claimed hereunder, the party claiming indemnity (the “Indemnitee”) shall give prompt written notice to the party against whom indemnity is sought (the “Indemnitor”) of any claim, action or proceeding in respect of which indemnity is claimed, together with photocopies of any and all letters, pleadings or other documents in the Indemnitee’s possession which are alleged to form the material basis of any such claim or action; provided, that the failure to provide such notice in a timely fashion shall not affect the Indemnitor’s obligations hereunder except to the extent that any delay in providing such notice results in actual prejudice to the Indemnitor. In any case, the Indemnitee shall cooperate with the Indemnitor in the defense of any such claim or action to the extent that the Indemnitor and Indemnitee are not adverse parties or have adverse interests therein. The Indemnitor shall have the right to control the defense of any such claim or action by counsel of the Indemnitor’s choice, at the Indemnitor’s sole cost and expense. The Indemnitee shall have the right to observe any legal proceedings relating to any such claim or action and to retain its own counsel, it being understood that the fees and expenses of the Indemnitee’s counsel shall be paid by the Indemnitee (unless (i) the defendants in any such claim or action include both the Indemnitor and the Indemnitee and the Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to such Indemnitee that are different from or additional to those available to the Indemnitor or (ii) the Indemnitor fails promptly to assume the defense and retain counsel reasonably satisfactory to the Indemnitee, in which cases such reasonable fees and expenses shall be paid by the Indemnitor). The Indemnitor shall not, without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened proceeding unless such settlement is solely monetary in nature.

(d)    Non-Exclusive. The indemnification and advancement of expenses provided by or granted pursuant to this Section 5.7 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, contract, action of the Board of Directors or pursuant to the direction (however embodied) of any court of competent jurisdiction or otherwise. The provisions of this Section 5.7 shall not be deemed to preclude the indemnification of any Person who is not specified in this Section 5.7 but who the Company has the power or obligation to indemnify under the provisions of the Act or otherwise.

(e)    Insurance. The Board of Directors will cause the Company or any of its Subsidiaries to purchase and maintain appropriate directors and officers liability insurance on behalf of any Person who is or was serving as a Director or officer of the Company or any of its Subsidiaries, which shall be deemed satisfied if Holdings extends to all directors and officers of the Company the insurance coverage generally extended to other directors and officers of Subsidiaries of Holdings.

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(f)    Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.7 shall continue as to a Person who has ceased to be a Director, officer, employee or representative of the Company or Member and shall inure to the benefit of the heirs, executors and administrators of such Person. The provisions of this Section 5.7 shall survive any termination of this Agreement.

(g)    Indemnification of Employees and Agents. The Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees, agents and/or representatives of the Company similar to those conferred in this Section 5.7 to Directors, Officers and Members.

ARTICLE 6

BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS

6.1    Books and Records. The Company shall keep, at its principal place of business, or at such other location as the Board of Directors shall deem appropriate, ledgers, other books of account, and financial records of receipts and disbursements, other financial activities, and the internal affairs of the Company for at least the current and past three Fiscal Years. Except as otherwise expressly set forth herein, all decisions as to accounting matters shall be made by the Board of Directors.

6.2    Inspection. Except as specifically required by this Agreement, or as required by law and only to the extent such requirement cannot be waived, all of the Members hereby waive any right to inspection of the Records of the Company, and, to the extent that such inspection rights cannot be waived by statute, such inspection shall occur at all reasonable business hours upon 10 days prior written notice to the Company and shall not occur more than once in any twelve 12-month period without the consent of the Board of Directors in its sole discretion. Notwithstanding the foregoing, any Member owning a Sharing Percentage of five percent (5%) or greater shall have all rights to information under Section 18-305 of the Act; provided that any such inspection of the Company’s books and records at the Company’s offices shall occur during normal business hours upon not less than five (5) Business Days prior written notice to the Company.

6.3    Company Tax Election. The Company shall make an election under Treasury Regulation section 301.7701-3 (and applicable provisions of state and local Laws) to be treated as a corporation for federal and state income tax purposes. It is intended that the Company be a member of an “affiliated group” within the meaning of section 1504(a) of the Code for federal income tax purposes that includes Holdings and the common parent of which for federal income tax purposes as of the date hereof is Parent. The Company shall be included on the consolidated federal income tax returns and, at Parent’s or Holdings’ election, the Company shall be included on other consolidated combined, unitary income tax returns that includes Holdings or Parent to the extent permitted by applicable Law. The Company shall file such consents, elections, and other documents and to take such other action as may be necessary or appropriate to carry out the purposes of this Section 6.3.

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6.4    Information Rights. The Company shall deliver to Holdings and each Rollover Equityholder:

(a)    commencing with and including the 2021 Fiscal Year, within 120 days after the end of each Fiscal Year, unaudited annual consolidated financial statements of the Company (including consolidated balance sheet and consolidated statements of income and cash flows);

(b)    commencing with and including the first quarter of the 2021 Fiscal Year, within 60 days after the end of each quarter of each Fiscal Year, unaudited quarterly consolidated financial statements of the Company (including consolidated balance sheet and consolidated statements of income and cash flows);

(c)    commencing with and including the 2021 Fiscal Year, concurrently with delivery to the Board of Directors, an annual budget and operating plan of the Company for such Fiscal Year; and

(d)    within 120 days after the end of each Fiscal Year where the Adjusted EBITDA for such Fiscal Year may be relevant to a transaction involving a Rollover Equityholder (including any transaction contemplated under Article 8 of this Agreement), a calculation of Adjusted EBITDA for such Fiscal Year, together with such additional information as may be reasonably necessary to calculate or confirm the calculation of Adjusted EBITDA for such Fiscal Year.

6.5    Confidentiality of Information. Except as permitted by the Board of Directors or required by Law, each Member shall keep confidential from all Persons (except other Members or the Members’ directors, officers, employees, Affiliates, financial advisors, consultants, attorneys, accountants and agents, in each case on a need-to-know basis, which Persons shall be bound by this Section 6.5 as if they were a Member) all of the information, documents or reports described in this Article 6 and such other information designated by the Company as confidential.

6.6    Certain Tax Matters.

(a)    The Members agree to furnish the Company with any information, representations and forms as shall reasonably be requested by the Company from time to time to assist it (or any entity in which it holds an interest) in complying with any applicable Law or tax requirements (including under sections 1471 through 1474 of the Code, any current or future regulations or interpretations thereof, any agreements entered into pursuant to section 1471(b) of the Code and any intergovernmental agreements entered into or related legislation or official guidance adopted in connection therewith (collectively, “FATCA”)) or determining the extent of, and in fulfilling, its withholding obligations. The Members agree to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in obtaining any exemption, reduction or refund of any withholding or other taxes imposed by any taxing authority or other governmental agency upon the Company (or any entity in which it holds an interest) or amounts paid to the Company (or any entity in which it holds an interest). The Members represent that they have provided the Company with a completed and executed Form W-9 or an applicable Form W-8 (as appropriate) establishing that the Member is not subject to, and the Company (and any entity in which it holds an interest) is not subject as a result of Member’s

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interest in the Company to, any withholding under FATCA. The Member agrees to furnish the Company with any such Form upon expiration of any prior Form or upon request by the Company.

(b)    Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement to any Member such amounts as are required to be withheld or deducted under the Code, or any provision of applicable Law with respect to the making of such payment. To the extent that amounts are so deducted and withheld and paid over to the applicable governmental authority, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the Member in respect of which such deduction and withholding were made.

ARTICLE 7

TRANSFERS OF INTERESTS

7.1    Member Transfers. No Rollover Equityholder may Transfer all or any portion of its Membership Interests without the prior written consent of the Board of Directors (provided that no Transfer may be made by any Rollover Equityholder without the prior written consent of Holdings), which consent may be given or withheld, or made subject to such conditions in the Board of Directors’ (and Holdings’, in the case of a Transfer by the Rollover Equityholder) absolute discretion; provided, that a Rollover Equityholder may make a Transfer of its Membership Interests by will or under the Laws of descent and distribution or a Transfer to a trust, partnership, limited liability company, corporation, custodianship or other fiduciary account for bona fide estate planning purposes for the benefit of such Member and/or such Member’s ancestors, descendants, spouse, or immediate family members so long as such Member, during such Member’s lifetime, has full control over such entity or account (such transferees, the “Permitted Transferees”) and pursuant to Section 7.2, 7.3 or Article 8. Any reference to a Rollover Equityholder in this Agreement shall include its Permitted Transferees. Without limiting the foregoing, the securities of each Rollover Equityholder shall be subject to the restrictions on Transfer set forth in this Section 7.1 in the same manner as Membership Interests, and Transfer by the Rollover Equityholder or any transaction resulting in a change of control of such Rollover Equityholder without the prior written consent of Holdings shall be deemed a material breach of this Agreement. Any purported Transfer which is not in accordance with, or subsequently violates, this Agreement shall be null and void.

7.2    Drag-Along Right of Holdings.

(a)    Definitions. A “Sale of the Company” shall mean either: (i) a transaction in which a Person acquires from Members at least a Majority in Interest of all Membership Interests (an “Equity Sale”); (ii) any merger, consolidation, tender offer or other business combination in which the holders owning a majority of the outstanding Membership Interests of the Company prior to such transaction do not beneficially own a majority of the outstanding Membership Interests of the surviving Person (or the parent entity of such surviving Person), (iii) a sale, lease, conveyance or disposition of all or substantially all of the assets of the Company on a consolidated basis, or (iv) an exclusive licensing of all or substantially all of the intellectual property of the Company and its Subsidiaries to any third party; provided that, for purposes of this Section 7.2, a Sale of the Company shall not be deemed to occur unless in connection such transaction the consideration to be paid to the Rollover Equityholders for each of their Units will equal or exceed

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the greater of (i) the Unit Transaction Value; or (ii) the Per-Unit Portion of the amount equal to (x) the Exit Multiple times the Adjusted EBITDA for the trailing twelve-month period ending with the penultimate full calendar month immediately preceding the date on which a Sale of the Company is to occur (e.g. for a closing in September, Adjusted EBITDA would be calculated as of the end of the previous July), plus (y) Surviving Corporation Cash, less (z) Surviving Corporation Indebtedness, in each of (y) and (z) as of the last day of the last calendar month immediately preceding the date on which a Sale of the Company is to occur (which consideration may be supplemented by either Holdings or the Company in connection with such transaction to equal or exceed the Unit Transaction Value).

(b)    Actions to be Taken. In the event that Holdings intends to engage in a Sale of the Company, it may notify each of the other Members in writing, specifying that this Section 7.2 shall apply to such transaction, then, subject to satisfaction of each of the conditions set forth in this Section 7.2 and, each such Member and the Company hereby agree:

(i)    if such transaction requires Members’ approval or consent, with respect to all Membership Interests that such Members owns or over which such Members otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Membership Interests in favor of, and adopt, such Sale of the Company and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(ii)    if such transaction is an Equity Sale, to sell the same proportion of Membership Interests beneficially held by such Member as is being sold by Holdings to the Person to whom Holdings proposes to sell its Membership Interests, and, except as permitted in this Section 7.2(b), on the same terms and conditions as the other Members of the Company;

(iii)    to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or Holdings to carry out the terms and provision of this Section 7.2, including executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, any associated indemnity agreement, or escrow agreement, any associated voting, support, or joinder agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and Encumbrances), and any similar or related documents;

(iv)    not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Membership Interests owned by such party or Affiliate in a voting trust or subject any Membership Interests to any arrangement or agreement with respect to the voting of such Membership Interests, unless specifically requested to do so by the acquirer in connection with the Sale of the Company; and

(v)    to refrain from (i) exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to such Sale of the Company, or (ii); asserting any claim or commencing any suit (A) challenging the Sale of the Company

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or this Agreement, or (B) alleging a breach of any fiduciary duty of Holdings or any Affiliate or associate thereof (including aiding and abetting breach of fiduciary duty) in connection with the evaluation, negotiation or entry into the Sale of the Company, or the consummation of the transactions contemplated thereby.

(c)    Conditions. Notwithstanding anything to the contrary set forth herein, a Member will not be required to comply with clause (a) above in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:

(i)    any representations and warranties to be made by such Member in connection with the Proposed Sale are limited solely to customary representations and warranties related to authority, ownership, the ability to convey title to such Membership Interest, absence of litigation, no brokers, enforceability and non-contravention;

(ii)    other than as set forth in any agreement entered into prior to the closing of the Proposed Sale, such Member is not required to covenant to restrict its ability to compete or engage in any line or type of business or in any geographic area;

(iii)    such Member will not bear more than its pro rata share of transaction expenses, purchase price adjustments, escrows, indemnity obligations and other similar items with respect to breaches of representations, warranties, covenants or agreements other than customary representations and warranties described in (i) above;

(iv)    such Member will not incur aggregate liability for all indemnifiable losses in excess of the net sale proceeds received by such Member for the sale of its Membership Interests in the Proposed Sale, other than in cases of such Member’s fraud or breach of its restrictive covenants; and

(v)    upon the consummation of the Proposed Sale (A) each holder of each Class will receive the same form of consideration for their Membership Interests of such Class as is received by other holders in respect of their Membership Interests of such same Class, and (B) each holder of a Class will receive the same amount of consideration per Unit of such Class as is received by other holders in respect of their Units of such same Class.

7.3    Tag-Along Rights. Subject to compliance with Laws, Holdings may Transfer any Membership Interests to any Person at any time; provided, however, that any Transfer by Holdings that is not to an Affiliate of Holdings, to any director, officer or employee of the Company or any of its Subsidiaries or pursuant to an initial public offering of the Business (a “Triggering Sale”) shall be subject to the restrictions described in this Section 7.3. In addition to the foregoing, any merger, consolidation, tender offer or other business combination or similar transaction which results in Holdings or an Affiliate of Holdings owning a smaller percentage of the outstanding Membership Interests of the Company that Holdings held immediately prior to such transaction shall also be deemed to be a “Triggering Sale” and shall therefore be subject to the restrictions described in this Section 7.3.

(a)    Subject to Section 7.2, if Holdings enters into a Triggering Sale, Holdings shall deliver a tag-along notice (the “Tag-Along Notice”) to each of the Rollover Equityholders.

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The Tag-Along Notice shall name the Tag-Along Purchaser, specify the amount of Holdings’ Membership Interests to be Transferred to the applicable purchaser (the “Tag-Along Purchaser”) or that are otherwise subject to the Triggering Sale (the “Offered Interests”), the price and the terms of payment therefor, and any other material terms of such proposed Triggering Sale. The Rollover Equityholders shall have the right to elect to participate in the proposed Triggering Sale, upon the terms and conditions set forth in the Tag-Along Notice, by delivering written notice of such election to Holdings within ten (10) Business Days after the Tag-Along Notice is delivered to such Rollover Equityholder (such period, the “Tag-Along Option Period”). Each Rollover Equityholder shall be entitled, but is not required, to sell to the Tag-Along Purchaser, on substantially the same terms and conditions as Holdings, up to such Rollover Equityholder’s Sharing Percentage of the aggregate amount of the Offered Interests. Each Rollover Equityholder that exercises its right to sell any portion of its Membership Interests pursuant to this Section 7.3(a) agrees to timely take all such other actions as Holdings reasonably requests in connection with such proposed Triggering Sale, and to make representations and warranties and agree to covenants and indemnities that are substantially similar to those made by Holdings in connection with such Triggering Sale; provided, however, that, other than as set forth in any agreement that the Rollover Equityholders may agree to enter into prior to the closing of the Proposed Sale, the Rollover Equityholders shall not be required to covenant to restrict its ability to compete or engage in any line or type of business or in any geographic area.

(b)    Failure by a Rollover Equityholder to deliver to Holdings a notice of its intent to participate in the proposed Triggering Sale prior to the expiration of the Tag-Along Option Period shall be deemed an election of such Rollover Equityholder not to participate in the proposed Transfer.

(c)    To the extent any Rollover Equityholder validly exercised its tag-along right pursuant to, and otherwise complied with, Section 7.3(a), Holdings shall not Transfer any Offered Interests to the Tag-Along Purchaser or otherwise effectuate the Triggering Sale unless and until, simultaneously with such Triggering Sale, the Tag-Along Purchaser purchases such Rollover Equityholder’s Membership Interests it elected to include in the contemplated Triggering Sale in accordance with Section 7.3(a).

7.4    Further Restrictions. Notwithstanding anything herein to the contrary, unless expressly waived in writing by the Company (if such wavier is permitted by applicable Law), which waiver may be given or withheld in the Board of Directors’ absolute discretion, any otherwise permitted Transfer shall be null and void if:

(a)    such Transfer requires the registration of such Transferred Membership Interests pursuant to any applicable federal or state securities Laws;

(b)    such Transfer subjects the Company to regulation under the Investment Advisers Act of 1940, the Investment Company Act of 1940, or Title I of the Employee Retirement Income Security Act of 1974, each as amended;

(c)    such Transfer results in a violation of Laws;

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(d)    such Transfer is made to any Person who lacks the legal right, power or capacity to own such Membership Interests; or

(e)    the Company does not receive written instruments (including, without limitation, copies of any instruments of Transfer accompanied by representations and warranties of the Assignee substantially identical to those contained in Article 10 and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the Company.

7.5    Rights of Assignees. Subject to Section 7.6, the transferee of any permitted Transfer pursuant to this Article 7 shall be an Assignee only, and only shall receive, to the extent Transferred, the distributions to which the Member which Transferred its Membership Interests would be entitled, and such Assignee shall not be entitled or enabled to exercise any other rights or powers of a Member, such other rights, and all obligations relating to, or in connection with, such Membership Interests remaining with the transferring Member. The transferring Member shall remain a Member even if it has Transferred its entire Membership Interests in the Company to one or more Assignees until such time as the Assignee(s) is (are) admitted to the Company as (a) Member(s) pursuant to Section 7.6. In the event any Assignee desires to make a further assignment of any Membership Interests in the Company, such Assignee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as the Member who initially held such Membership Interests.

7.6    Admissions, Withdrawals and Removals. No Person shall be admitted to the Company as a Member, except in accordance with Section 3.1(c) (with respect to Persons receiving Membership Interests directly from the Company), and Section 7.7 (with respect to Persons receiving Membership Interests from a Member or Assignee). No Member shall be removed or entitled to withdraw from being a Member of the Company, except in accordance with Section 7.8 or Section 7.9 or pursuant to any separate agreement with the Company. Except as otherwise provided in this Agreement, no admission, withdrawal or removal of a Member shall cause the dissolution of the Company. Any purported admission, withdrawal or removal which is not in accordance with this Agreement shall be null and void.

7.7    Admission of Assignees as Substitute Members. Upon the Transfer by a Member of a Membership Interests to an Assignee in accordance with this Agreement, such Assignee shall be admitted as a Substitute Member only if and when each of the following conditions in clauses (a) through (c) below are satisfied:

(a)    the Company receives written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a Substitute Member) that are in a form satisfactory to the Board of Directors (as determined in the Board of Directors’ reasonable discretion);

(b)    the Company receives an opinion of counsel, which opinion and counsel shall be reasonably acceptable to the Board of Directors, to the effect that such Transfer is in compliance with this Agreement and all Laws; and

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(c)    the parties to the Transfer, or any one of them, pays all of the Company’s reasonable expenses connected with such Transfer (including, without limitation, the reasonable legal and accounting fees of the Company).

7.8    Withdrawal of Certain Members. If a Member has Transferred all of its Membership Interests to one or more Assignees in accordance with this Article 7, then such Member shall withdraw from the Company when all such Assignees have been admitted as Members in accordance with Section 7.7.

7.9    Conversion of Membership Interests. Upon the Incapacity of a Member, such Incapacitated Member automatically shall be converted to an Assignee only, and such Incapacitated Member (or its executor, administrator, trustee or receiver, as applicable) shall thereafter be deemed an Assignee for all purposes hereunder, with the same rights to allocations of net income, net loss and similar items and to distributions as was held by such Incapacitated Member prior to its Incapacity, but without any other rights of a Member.

7.10    No Cessation of Membership Upon Bankruptcy, etc. A Person shall not cease to be a Member of the Company as a result of the bankruptcy of such Person or upon the happening, with respect to such Person, of any of the events specified in section 18-304 of the Act. Upon the occurrence of any event specified in section 18-304 of the Act, the business of the Company shall be continued pursuant to the terms hereof without dissolution.

ARTICLE 8

PUT AND CALL

8.1    Put/Call.

(a)    At any time during the period beginning January 1, 2024 and ending on June 30, 2024, and during the same six-month period that commences in each of calendar years 2025 and 2026 (each such six-month period, a “Put Exercise Period”), each Rollover Equityholder shall have the right for each such Put Exercise Period to put one-third (but not less than one-third) of its Units to Holdings (or at Holdings’ sole discretion, the Company) (the “Put”), by delivery of a written notice to Holdings and the Company (the “Put Notice”).

(b)    At any time during the period beginning January 1, 2024 and ending on June 30, 2024, and during the same six-month period that commences in each of calendar years 2025 and 2026 (each such six-month period, a “Call Exercise Period”), Holdings (or at Holdings’ sole discretion, the Company) shall have the right for each such period to purchase one-third (but not less than one-third) of the Units from any Rollover Equityholder (the “Call” and each of a Put and a Call, a “Put/Call”), by delivery of a written notice to the such Rollover Equityholder (a “Call Notice” and each Call Notice and Put Notice, a “Put/Call Notice”). The date of delivery of a Put/Call Notice is the “Put/Call Notice Date”.

(c)    If during any Put Exercise Period, a Rollover Equityholder does not exercise the Put, and Holdings and the Company do not exercise the Call during the corresponding Call Exercise Period, then:

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(i)     such Rollover Equityholder shall have the right (but not the obligation) to include an additional one-third of such Rollover Equityholder’s Units for purposes of exercising the Put in the next succeeding Put Exercise Period; and

(ii)    Holdings (or at Holdings’ sole discretion, the Company) shall have the right (but not the obligation) to include an additional one-third of such Rollover Equityholder’s Units for purposes of exercising the Call in the next succeeding Call Exercise Period.

(d)    If a Rollover Equityholder has not exercised the Put during the first two Put Exercise Periods, and Holdings and the Company have not exercised the Call during the first two Call Exercise Periods, then:

(i)     such Rollover Equityholder shall have the right (but not the obligation) to include all of such Rollover Equityholder’s Units when exercising the Put in the third Put Exercise Period; and

(ii)    Holdings (or at Holdings’ sole discretion, the Company) shall have the right (but not the obligation) to include all of such Rollover Equityholder’s Units when exercising the Call in the third Call Exercise Period.

8.2    Sale Upon Employee Termination Events. Within sixty (60) days (with such period of time to be extended by the amount of time required to complete any notices or obtain any approvals, in each case required under applicable Law) following an Employee Termination Event, (i) if the Employee Termination Event occurs before December 31, 2025, the corresponding Rollover Equityholder shall have the right to sell all (but not less than all) of its Units to Holdings (or at Holdings’ sole discretion, the Company), by delivery of a written notice to Holdings and the Company, and (ii) Holdings (or at Holdings’ sole discretion, the Company) shall have the right to purchase all (but not less than all) of the Units from the corresponding Rollover Equityholder, by delivery of a written notice to such Rollover Equityholder (the transactions referenced in (i) or (ii) above, an “Employee Termination Sale” and the date of delivery of such written notice, the “Employee Termination Notice Date”).

8.3    Sale Upon Company Termination Events. Following a Company Termination Event, Holdings (or at Holdings’ sole discretion, the Company) shall have the right to purchase all (but not less than all) of the Units from the corresponding Rollover Equityholder, by delivery of a written notice to such Rollover Equityholder (such transaction, a “Company Termination Sale” and the date of delivery of such written notice, the “Company Termination Notice Date”).

8.4    Price; Manner of Payment; Closing.

(a)    The price of the Put/Call (the “Put/Call Price” of such Rollover Equityholder), the price of the Employee Termination Sale (the “Employee Termination Sale Price” of such Rollover Equityholder), or the price of the Company Termination Sale (the “Company Termination Sale Price” of such Rollover Equityholder) with respect to each Rollover Equityholder’s entire Units shall be the applicable amount as determined under the definition of Exit Price. The applicable Exit Price shall be paid in the manner provided in the definition of Exit Price. Unless otherwise expressly provided in the definition of Exit Price, each payment shall be

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due and payable not later than (i) 30 days following the determination of Adjusted EBITDA for the calendar year ending immediately prior to the date on which a Put/Call option first commenced or, in the case of a Company Termination Sale, would have first commenced, (ii) for any Employee Termination Sale installment, 30 days following the determination of Adjusted EBITDA as of the applicable Measurement Date, and (iii) for any lump-sum payment elected to be received by a Rollover Equityholder in connection with an Employee Termination Sale, 30 days following the determination of Adjusted EBITDA for the calendar year in which the Employee Termination Event occurred.

(b)    From and after the earliest of (the “Termination Date”) (i) the Put/Call Notice Date, (ii) the Employee Termination Notice Date, and (iii) the Company Termination Notice Date, the applicable Rollover Equityholder shall no longer have any rights or interests in any of its Units (other than in the case of a Put or Call, the Units not included within such Put or Call) except for the right to receive the Put/Call Price, Employee Termination Sale Price, or the Company Termination Sale Price, as the case may be, in accordance with this Article 8. Except in the case of a Put or Call with respect to Units that are not subject to such Put or Call exercise, all other rights of such applicable Rollover Equityholder under this Agreement, and all obligations of the Company and Holdings to such Rollover Equityholder under this Agreement shall terminate, other than their obligation to make payments with respect to such Units in accordance with this Article 8 and the right to receive the information described in Section 6.4(d), to the extent such information is applicable for any payment with respect to such Units. From and after the Termination Date (except in the case of a Put or Call with respect to Units that are not subject to such Put or Call exercise), neither the applicable Rollover Equityholder nor any of his, her or its Affiliates shall have any further rights or claims (including those based on a breach of fiduciary duty or similar theories) against the Holdings Responsible Parties, the Company or any of its Subsidiaries under or arising from this Agreement (whether at law or equity, in contract, in tort or otherwise), other than the right to receive all or a portion of the Exit Price due in accordance with Article 8, if any, and to receive the information described in Section 6.4(d), to the extent such information is applicable to determine the Exit Price. From and after the Termination Date (except in the case of a Put or Call with respect to Units that are not subject to such Put or Call exercise), other than any action or proceeding by the applicable Rollover Equityholder solely for purpose of recovering any portion of the Exit Price due from Holdings or the Company, if any (i) none of such Rollover Equityholder and his, her or its Affiliates shall be entitled to bring, maintain or support any actions or proceedings against any Holdings Responsible Party, the Company or any of its Subsidiaries arising out of or in connection with this Agreement (whether at law or equity, in contract, in tort or otherwise), and (ii) such Rollover Equityholder shall cause any such actions or proceedings pending to be dismissed with prejudice promptly.

(c)    On the date of payment of any first installment or lump-sum payment, as the case may be, the applicable Rollover Equityholder shall Transfer all of his, her or its Units to Holdings or the Company, as the case may be, and execute all documents and take all other actions reasonably necessary to Transfer the title of such Units to Holdings or the Company, as the case may be, which shall be free and clear of all Encumbrances; provided that with respect to the exercise of a Put or Call this section shall apply only to Units that are subject to such Put or Call.

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8.5    Certain Definitions.

(a)    “Adjusted EBITDA” means (1) the consolidated net income (loss) of the Surviving Corporation determined in accordance with U.S. GAAP for the applicable period, and (2) excluding the effects of the following items to the extent included in consolidated net income:

(i)    interest expense (income) - any charges paid or payable for interest payable and similar charges (including any charges in respect of the incurrence of debt or with respect to the amortization of capitalized debt issuance costs, and the interest or fees paid or payable for guarantees, hedges, interest rate swaps, letters of credit or other financial instruments) shall be added back; any credits for interest receivable and similar income shall be deducted;

(ii)    income tax expense (benefit) - any charges paid, due or accrued for income, franchise or corporation taxes and deferred tax shall be added back; any credits for income or corporation taxes and deferred tax shall be deducted;

(iii)    depreciation - any charges for depreciation including charges for purchase accounting and accelerated depreciation expense shall be added back;

(iv)    amortization - any charges for amortization or impairment of fixed assets and intangible assets shall be added back;

(v)    any reserve or obligation to make payment to the Rollover Equityholders under Article 8 shall be added back;

(vi)    the following non-recurring, out-of-period and extraordinary losses/expenses shall be added back (and, in the case of such gains/income, shall be deducted): (A) realized and unrealized gains/losses on foreign exchange, (B) gains/losses on the sale of assets, or (C) restructuring expense; and

(vii)    any allocations of general indirect corporate overhead expenses shall be added back and the cost of any license to the Surviving Corporation for the use of the name or other identifying marks of Parent or any of its Affiliates or business units and the cost of any general management service fee (if any) shall be added back; provided that costs incurred by Parent and its Affiliates (other than the Surviving Corporation or its Subsidiaries) that are allocated to the Surviving Corporation or its Subsidiaries and that are for the direct benefit of, or in direct connection with, services/support to the Surviving Corporation shall not be added back (provided that, to the extent applicable, any costs from Related Party Transactions requiring approval pursuant to Section 5.3(d) shall only be added back to the extent such Related Party Transactions were so approved).

(b)    “Cause” means, with respect to the applicable employee, the occurrence of any of the following and, with respect to clauses (iv) and (v) only, the continuation thereof during the 15-day period following the date of receipt by the applicable Rollover Equityholder of a written notice from the Company specifying in reasonable detail the nature and extent of the alleged Cause and affording such Rollover Equityholder the opportunity to cure or remedy such matter within such 15-day cure period:

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(i)    engaging in a fraud, act of dishonesty or theft, misappropriation (including misappropriation of a business opportunity) or embezzlement of funds of the Company or its Subsidiaries or of Parent or its Affiliates;

(ii)    a conviction of, indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to (i) any felony, (ii) any misdemeanor involving: (1) fraud, (2) false statements or omissions, (3) theft or wrongful taking of property, (4) bribery or (5) perjury, or (iii) any other crime involving moral turpitude (whether or not connected with his employment);

(iii)    reporting to work legally intoxicated or under the influence or in the possession of illegal drugs;

(iv)    a material breach of his obligations under this Agreement or the Restrictive Covenant Agreement; or

(v)    a material violation of any material duty or obligation to the Company or its Subsidiaries, or of Parent or its Affiliates, or of any express direction or any policy, rule or regulation reasonably established by the Board of Directors or any material persistent failure (unrelated to disability) to perform the duties or obligations reasonably assigned to him by the Company or its Subsidiaries or Affiliates.

Notwithstanding the foregoing, none of the activities or conduct referred to above shall constitute “Cause” if such activity or conduct is permitted or allowed under Section 5.6(d).

(c)    “Company Termination Event” means the termination of a Rollover Equityholder’s (or for purposes of this definition in the case of the Scobey Trust, Michael Scobey’s) employment with the Company or its Subsidiaries or with Parent or its Affiliates (i) by the Company or any of its Subsidiaries or Parent or its Affiliates for Cause, or (ii) by such Rollover Equityholder voluntarily other than for Good Reason, or (iii) due to the Incapacity or Disability of the Rollover Equityholder that commences at any time prior to December 31, 2023; or (iv) by the Company if any Restrictive Covenant is materially breached by such Rollover Equityholder at the conclusion of the 30-day period following the date of receipt by the applicable Rollover Equityholder of a written notice from the Company specifying in reasonable detail the nature and extent of the alleged breach and affording such Rollover Equityholder to cure or remedy such matter within such 30-day cure period.

(d)    “Disability” means, in the reasonable opinion of the Board of Directors, an employee’s inability, due to a physical, mental, or emotional illness or condition of the employee, to substantially perform the essential functions of his job, with or without accommodation, for a period of 60 consecutive days or 90 days during any period of 180 consecutive days.

(e)    “Employee Termination Event” means (A) immediately upon the occurrence of any of the events in Section 9.2, or (B) the termination of a Rollover Equityholder’s (or for purposes of this definition, with respect to the Scobey Trust, Michael Scobey’s) employment with the Company or its Subsidiaries or with Parent or its Affiliates (i) by the Company or any of its Subsidiaries or by Parent or any of its Affiliates other than for Cause, or (ii) by such Rollover Equityholder voluntarily for Good Reason, or (iii) due to an Incapacity or Disability of the Rollover Equityholder that commences at any time on or after December 31, 2023.

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(f)    “Exit Multiple” means fifteen (15) times the applicable number to which it is to be applied.

(g)    “Exit Price” means:

(i)    with respect to each Put/Call, for each Unit subject to the Put/Call: the greater of (1) the Unit Transaction Value or (2) the Per-Unit Portion of the amount equal to (x) the Exit Multiple times the Adjusted EBITDA for the calendar year ending immediately prior to the date on which the applicable option period first commenced, plus (y) Surviving Corporation Cash as of December 31 of the calendar year ending immediately prior to the date on which the applicable option period first commenced, less (z) Surviving Corporation Indebtedness as of December 31 of the calendar year ending immediately prior to the date on which the applicable option period first commenced.

(ii)    with respect to an Employee Termination Sale, for all Units of the applicable Rollover Equityholder held as of the Termination Date:

(A)    for the first installment (the “First Installment Price”), one-third of the greater of (1) the Unit Transaction Value or (2) the Per-Unit Portion of the amount equal to (x) the Exit Multiple times the Adjusted EBITDA for the calendar year in which the Employee Termination Event occurred, plus (y) Surviving Corporation Cash as of December 31 of the calendar year in which the Employee Termination Event occurred, less (z) Surviving Corporation Indebtedness as of December 31 of the of the calendar year in which the Employee Termination Event occurred;

(B)    for the second installment, an amount (the “Second Installment Price”) equal one-third of the greater of (1) the Unit Transaction Value or (2) the Per-Unit Portion of the amount equal to (x) the Exit Multiple times the Adjusted EBITDA for the first full calendar year following the date on which the Employee Termination Event occurred, plus (y) Surviving Corporation Cash as of December 31 of the first full calendar year following the date on which the Employee Termination Event occurred, less (z) the Indebtedness Amount as of December 31 of the first full calendar year following the date on which the Employee Termination Event occurred; and

(C)    for the third installment, an amount (the “Third Installment Price”) equal one-third of the greater of (1) the Unit Transaction Value or (2) the Per-Unit Portion of the amount equal to (x) the Exit Multiple times the Adjusted EBITDA for the second full calendar year following the date on which the Employee Termination Event occurred, plus (y) Surviving Corporation Cash as of December 31 of the second full calendar year following the date on which the Employee Termination Event occurred, less (z) Surviving Corporation

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Indebtedness as of December 31 of the second full calendar year following the date on which the Employee Termination Event occurred;

provided, that (x) if the Employee Termination Event takes place after the applicable Rollover Equityholder’s exercise of a Put or Call, such Put or Call shall remain applicable to the Units subject to such Put or Call; and (y) all Units not subject to a Put or Call in subsection (x) shall be purchased as if a Put or Call was exercised on the first date of each subsequent Put Exercise Period or Call Exercise Period for the maximum number of Units that are subject to such Put or Call; and, provided, further, that following the occurrence of an Employee Termination Event of a Rollover Equityholder, that Rollover Equityholder may, in his, her or its sole discretion within 60 days following such event, elect to receive a lump-sum payment equal to the Unit Transaction Value for all Units of the applicable Rollover Equityholder held as of the Termination Date and, thereafter, on each determination of the First Installment Price, Second Installment Price and Third Installment Price with respect to such Employee Termination Sale shall be entitled to any greater difference if the Per-Unit Portion determined under clause (2) of the foregoing clauses (A), (B) and (C) is greater than one-third of the Unit Transaction Value. Notwithstanding the foregoing second proviso, if following an Employee Termination Event the Rollover Equityholder breaches the terms of his Restrictive Covenant Agreement, he shall not be entitled to any additional payments as set forth in the second proviso and if any Exit Value greater than the Unit Transaction Value has been previously paid for his Units then the Rollover Employee shall promptly repay such excess to the Company.

(iii)    with respect to a Company Termination Sale, for all Units of the applicable Rollover Equityholder held as of the Termination Date the Unit Transaction Value, with the amount payable for such Units to be paid at such times as if a Put or Call was exercised on the first date of each subsequent Put Exercise Period or Call Exercise Period occurring after the Termination Date for the maximum number of Units that are subject to such Put or Call; provided that if the Company Termination Sale results from the Incapacity or Disability of a Rollover Equityholder, then the full Unit Transaction Value shall be due within 120 days after the Company Termination Notice Date; provided further that, and notwithstanding anything in this subsection (iii) to the contrary, if the Company Termination Event takes place after the applicable Rollover Equityholder’s exercise of a Put or Call, such Put or Call shall remain applicable to the Units subject to such Put or Call; and provided further that, if the Company Termination Sale results for any reason other than the Incapacity or Disability of a Rollover Equityholder then, notwithstanding any prior exercise of the Put or Call, the total Exit Price payable to the Rollover Equityholder shall not exceed the Unit Transaction Value of all of such Rollover Equityholder’s Units and if any Exit Value greater than the Unit Transaction Value has been previously paid for part of such Units then the Exit Price payable with respect to the Company Termination Sale shall be reduced by the excess of such prior payment over the Unit Transaction Value.

The parties acknowledge that Holdings and its Subsidiaries (including the Company and its Subsidiaries) may freely engage in activities related to cash management, cash

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pooling and intercompany lending as directed by Holdings. To the extent the foregoing activities result in an intercompany receivable of the Company or any of its Subsidiaries due from Holdings or any of its Subsidiaries for cash withdrawn from the Company or its Subsidiaries, consolidated Indebtedness of the Company shall be reduced by the amount of such receivable. In the event that the aggregate amount of such receivables exceeds the consolidated Indebtedness of the Company, consolidated Cash of the Company shall be increased by such excess.

(h)    “Good Reason” means, with respect to any employee, (a) a material breach by the Company of any employment agreement with the employee, (b) a substantial diminution in the employee’s responsibilities, title, duties, or authority not resulting from the employee’s performance, (c) a material reduction in the employee’s base salary or material and adverse change to the employee’s bonus structure as in effect immediately following the Closing, or (d) any involuntary move or relocation of the office of the employee more than 50 miles from such employee’s current office, other than a temporary relocation (including any relocation caused by a force majeure event) or a relocation approved by the Rollover Director; provided the Company does not cure such situation within 30 days following the employee’s written notice to the Company of the event constituting Good Reason (which notice of Good Reason must be provided to the Company within 60 days after the date on which the event constituting Good Reason first becomes known to the Employee).

(i)    “Measurement Date” means, with respect to each installment of any Employee Termination Sale, December 31 of the applicable calendar year for which Adjusted EBITDA is determined.

(j)    “Per-Unit Portion” means a ratio, the numerator of which one (1) Common Unit, and the denominator of which is the aggregate number of Common Units issued and outstanding as of the applicable Trigger Date.

(k)    “Trigger Date” means, with respect to the applicable Rollover Equityholder, the earliest to occur of the Put/Call Notice Date, the Employee Termination Notice Date, or the Company Termination Notice Date.

8.6    Dispute Resolution. If the Rollover Equityholder notifies Holdings and the Company of its disagreement with the amount paid in connection with any installment due under this Article 8 within 30 days following the date of such payment, and if such Rollover Equityholder and Holdings are unable to resolve such dispute through good faith negotiations within thirty (30) days after the delivery of such notice of disagreement, then either the Rollover Equityholder or Holdings may require that the Rollover Equityholder and Holdings mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by an independent nationally or regionally recognized accounting firm mutually agreed to by the Rollover Equityholder and Holdings (the accounting firm ultimately chosen, the “Accounting Referee”). The Rollover Equityholder, the Company and Holdings will cooperate with the Accounting Referee in good faith and in all reasonable respects as may be requested by the Accounting Referee, including providing the Accounting Referee reasonable access during normal business hours and on reasonable advance notice to any relevant personnel, properties, and books and records of the Company and its Subsidiaries, subject to confidentiality obligations. The Rollover Equityholder and Holdings will cause the Accounting Referee to limit its review and

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determination to those items set forth on the Rollover Equityholder’s notice of disagreement that remain in dispute and that relate to accounting matters, and to deliver a written report containing its calculations of each such disputed item. The final determination of the Accounting Referee will be made in strict accordance with the terms of this Agreement (including the definitions of Exit Price). The Accounting Referee will determine the items in dispute solely based on written submissions made by the Rollover Equityholder and Holdings (and their respective representatives) consistent with the terms hereof (and not by independent review). The Accounting Referee shall determine and report in writing to the Rollover Equityholder and Holdings as to the resolution of all disputed matters and the effect of such determinations on the Preliminary Exit Price Statement within thirty (30) days after such submission or such longer period as the Accounting Referee may reasonably require, and such determinations shall be final, binding and conclusive on all parties hereto, absent manifest error, and upon which a judgment may be entered by a court of competent jurisdiction. None of the Rollover Equityholder, Holdings, the Company or their respective representatives will have any ex parte communications or meetings with the Accounting Referee concerning the subject matter hereof without the prior written consent of the other party. The Accounting Referee will not assign a value to any disputed item that is greater than the greater value for such disputed item claimed by either party in its written submission or less than the lesser value for such item claimed by either party in its written submission. The fees and disbursements of the Accounting Referee shall be borne by the parties (i.e., the Rollover Equityholder, on the one hand, or Holdings, on the other hand) proportionately, based on the amount assigned by each party to items in dispute, on a net basis, relative to the amount finally determined by the Accounting Referee (or equally in the event the parties’ assigned amounts were, on a net basis, equally far from the amount finally determined by the Accounting Referee).

ARTICLE 9

DISSOLUTION, LIMITATION, AND TERMINATION OF THE COMPANY

9.1    Limitations. The Company may be dissolved, liquidated, and terminated and have its affairs wound up only pursuant to the provisions of this Article 9, and the Members hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company Assets.

9.2    Exclusive Causes. The following and only the following events shall cause the Company to be dissolved, liquidated, and terminated:

(a)    subject to the provisions of Section 5.3, an election by a Majority in Interest to dissolve the Company;

(b)    subject to the provisions of Section 5.3, a determination by the Board of Directors to dissolve the Company;

(c)    the Incapacity of the sole remaining Member; or

(d)    a judicial determination that an event has occurred that makes it unlawful, impossible or impractical to carry on the Business and affairs of the Company.

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Any dissolution of the Company other than as provided in this Section 9.2 shall be a dissolution in contravention of this Agreement.

9.3    Effect of Dissolution. The dissolution of the Company shall be effective on the date on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it has been wound up, the Company Assets have been liquidated and/or distributed as provided in Section 9.4, and its certificate of dissolution and/or certificate of cancellation, as applicable, has been filed with the Secretary of State. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the Business and the affairs of the Company and the Members, as such, shall continue to be governed by this Agreement. Nothing in this Article 9 is intended to limit the survival of provisions of this Agreement that expressly survive the dissolution and termination of the Company.

9.4    Liquidation and Final Distribution Proceeds.

(a)    Upon the dissolution of the Company pursuant to Section 9.2, the Company shall thereafter engage in no further business other than that which is necessary to wind up the Business and affairs of the Company, and the Board of Directors, after the establishment of appropriate reserves, shall liquidate all Company Assets and distribute the cash proceeds therefrom. The cash proceeds from the liquidation of Company Assets shall be applied or distributed by the Company in the following order:

(i)    First, to the payment and discharge of all of the Company’s debts and other liabilities to creditors (including Members that are creditors); and

(ii)    The balance, if any, to the Members in accordance with Section 4.1.

(iii)    Notwithstanding the foregoing, in the event that the Board of Directors determines that an immediate sale of all or any portion of the Company Assets would cause undue loss to the Members, the Board of Directors, in order to avoid such loss to the extent not then prohibited by the Act, may either defer liquidation of and withhold from distribution for a reasonable time any Company Assets except those necessary to satisfy the Company’s debts and obligations, or distribute such Company Assets to the Members in kind; provided, that with respect to distributions in kind of Company Assets, the Board of Directors shall give advance written notice of any such in-kind distribution and, if, after receiving such notice a Member shall determine that there is a reasonable likelihood that any such distribution in kind would cause such Member to be in violation of any Law, regulation or order, such Member shall give written notice thereof to the Board of Directors within five (5) Business Days following its receipt of the notice of distribution, and the Member and the Board of Directors shall each use its best efforts to make alternative arrangements.

(b)    The Board of Directors, in its reasonable discretion, shall determine whether any Member or Director shall receive additional compensation for any services performed pursuant to this Article 9.

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ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1    Representations and Warranties of the Members. Each Member hereby makes the following representations and warranties to the Company and each other Member:

(a)    If such Member is not a natural person, such Member has been duly formed or organized and is validly existing in good standing, with all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(b)    The execution and delivery of this Agreement have been authorized by all necessary action on behalf of such Member, and this Agreement constitutes a valid and binding obligation of such Member, and is enforceable against such Member in accordance with its terms.

(c)    The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with or result in any violation of or default under any provision of any charter, bylaws, trust agreement, operating agreement or other governing instrument applicable to such Member or under any material agreement or other instrument to which such Member is a party or by which such Member, or any of its property is bound, or any permit, franchise, judgment, decree, or Law applicable to such Member or its business or property.

10.2    Additional Representations and Warranties of Certain Members. In addition to the representations and warranties set forth in Section 10.1, each Member acquiring Membership Interests on the date hereof hereby makes the following representations and warranties to the Company and Holdings:

(a)    Such Rollover Equityholder is acquiring its Membership Interests solely for investment, for its account and not with a view to, or for resale in connection with, the distribution or other disposition thereof.

(b)    Such Member understands that the purchase of Membership Interests is a speculative investment which involves a high degree of risk of loss of its entire investment therein, there are substantial restrictions on the transferability of the Membership Interests under the provisions of this Agreement and the Securities Act, and there will never be a public market for the Membership Interests and, accordingly, it may not be possible to liquidate its investment in the Company prior to the dissolution and liquidation of the Company. Such Member acknowledges that the Membership Interests have not been registered under the Securities Act or any other applicable blue sky Laws in reliance in part on such Member’s representations, warranties and agreements herein.

(c)    Such Member’s financial situation is such that it can afford to bear the economic risk of holding the Membership Interests for an indefinite period of time and can afford to suffer a complete loss of its investment in the Company.

(d)    Such Member’s knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of its acquisition of its Membership Interests.

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(e)    No representations or warranties have been made to such Member or its representatives concerning the Membership Interests or the Company, their prospects or other matters except as expressly set forth in this Agreement. In acquiring its Membership Interests, such Member is relying in any way upon any business plans, projections, representations, warranties, covenants, agreements or promises made by or on behalf of the Company.

(f)    Such Member is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(g)    Such Member has been advised to discuss this Agreement with its own attorney, and has carefully read and fully understands all of the provisions of this Agreement.

(h)    Without limiting the representations and warranties set forth above, such Member will not make any disposition of all or part of its Membership Interests which will result in the violation by it or the Company of the Securities Act or any other applicable securities Laws.

10.3    Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each Member acquiring Membership Interests on the date hereof:

(a)    The Company has been duly formed and is validly existing in good standing, with all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(b)    The execution and delivery of this Agreement have been authorized by all necessary action on behalf of the Company, and this Agreement constitutes a valid and binding obligation of the Company, and is enforceable against the Company in accordance with its terms.

(c)    The Membership Interests issued to such Member pursuant to Section 3.2 have been duly authorized and validly issued, free and clear of any liens, except for restrictions provided for herein or under the Securities Act and other applicable securities Laws.

The representations and warranties set forth in this Article 10 shall survive the expiration or termination of this Agreement. The Company, on the one hand, and the Members, on the other hand, agree to indemnify, defend, protect, and hold harmless the other parties against any and all loss, liability, claim, damage and expense whatsoever (including, without limitation, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any false representation or warranty made by the Company or Members, as applicable, herein.

ARTICLE 11

MISCELLANEOUS

11.1    Spousal Consent. If a Member who is a natural Person is married, then such Member shall obtain from his or her spouse an executed spousal consent, in the form attached as Exhibit A hereto (“Consent of Spouse”), evidencing the spouse’s acknowledgment of and consent to the existence and binding effect of all provisions and restrictions contained in this Agreement.

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If a Member should marry or remarry subsequent to the date of this Agreement, such Member shall within thirty (30) days thereafter obtain a Consent of Spouse from his or her new spouse.

11.2    Amendments. Amendments to this Agreement and to the Certificate of Formation shall be effective only if approved in writing by a Majority in Interest, but subject, as applicable, to any additional approval required pursuant to Section 5.3(b). An amendment shall become effective as of the date specified in the approval of all of the Majority in Interest or if none is specified as of the date of such approval.

11.3    Accounting. Subject to Code section 448, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Board of Directors.

11.4    Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Members or any of their respective Affiliates relating to the transactions contemplated hereby. The Members have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement, and transactions contemplated hereby, exclusively in contract pursuant to the express terms and provisions of this Agreement, and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Members each hereby acknowledge that this Agreement embody the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all Members specifically acknowledge that no Member has any special relationship with another Member that would justify any expectation beyond that of contract parties in an arm’s length transaction.

11.5    Further Assurances. Each of the Members does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action, as may be required by Law or reasonably necessary to effectively carry out the purposes of this Agreement.

11.6    Notices. Any notice, request, instruction or other document required or permitted to be given under this Agreement by any party to another party will be in writing and will be given to such party at its address set forth below or to such other address as the party to whom notice is to be given may provide in a written notice to the party giving such notice. Each such notice, request, or other communication will be effective (a) if given by certified mail, return receipt requested, with postage prepaid addressed as aforesaid, upon receipt (and refusal of receipt shall constitute receipt), (b) one Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, or (c) on the date sent if sent by electronic mail, receipt confirmed in each case, with a copy contemporaneously being sent pursuant to clauses (a) or (b) above:

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To Parent or Holdings:

EnPro Industries, Inc.

5605 Carnegie Blvd., Suite 500

Charlotte, NC 28209

Attn: General Counsel

Facsimile: (704) 731-1511

Email: robert.mclean@enproindustries.com

with a copy (which shall not constitute notice) to:

Robinson, Bradshaw & Hinson, P.A.

101 North Tryon St., Suite 1900

Charlotte, NC 28246

United States

Attention: Kelly Loving

Email: Kloving@robinsonbradshaw.com

To the Company:

Vision Investment, LLC

c/o EnPro Industries, Inc.

5605 Carnegie Blvd., Suite 500

Charlotte, NC 28209

Attn: General Counsel

Facsimile: (704) 731-1511

Email: robert.mclean@enproindustries.com

with a copy (which shall not constitute notice) to:

EnPro Holdings, Inc.

c/o EnPro Industries, Inc.

5605 Carnegie Blvd., Suite 500

Charlotte, NC 28209

Attn: General Counsel

Facsimile: (704) 731-1511

Email: robert.mclean@enproindustries.com

To each Rollover Equityholder:

[To be inserted]

with a copy (which shall not constitute notice) to:

[To be inserted]

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11.7    Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Assignees, Substitute Members or otherwise.

11.8    Confidentiality. Without limiting the provisions of Section 6.5, each Member agrees that the provisions of this Agreement, all understandings, agreements and other arrangements between and among the Members, and all other non-public information received from, or otherwise relating to, the Company or any Member, shall be confidential, and that such Member shall not disclose or otherwise release to any other Person (other than another Member) such matters, without the written consent of the Company, as determined by the Board of Directors.

11.9    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute the same agreement, and the execution of a counterpart of the signature page to this Agreement shall be deemed the execution of a counterpart of this Agreement. The delivery of this Agreement may be made by facsimile, email or other means of electronic submission in portable document format (pdf), and such signatures shall be treated as original signatures for all applicable purposes.

11.10    Waivers. No failure or delay by any Member in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. Any provision of this Agreement may waived if, but only if, such waiver is in writing and is signed by the party against whom the waiver is to be effective.

11.11    Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision and such invalid, illegal or unenforceable provision will be reformed, construed and enforced as if such provision had never been contained herein and there had been contained in this Agreement instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

11.12    Certain Rules of Construction; Interpretation. Unless the context requires otherwise:

(a)    all references to this Agreement include all Annexes, Exhibits and Schedules to this Agreement and all references herein to Sections, Articles, Annexes, Exhibits, or Schedules are to Sections, Articles, Annexes, Exhibits, or Schedules of or to this Agreement;

(b)    the headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement;

(c)    each term defined in this Agreement has the meaning assigned to it;

(d)    each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with U.S. GAAP;

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(e)    words in the singular include the plural and vice versa;

(f)    all references to “$” or “dollar” amounts will be to lawful currency of the United States;

(g)    unless the context implies otherwise to the extent the term “day” or “days” is used, it will mean calendar days in New York City;

(h)    references to the masculine, feminine or neuter gender include each other gender;

(i)    the words “herein,” “hereby,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article, Annex, Exhibit, Schedule or other subdivision;

(j)    the terms “including” and “includes” mean “including or includes without limitation”;

(k)    reference to any Law shall be construed as a reference to such Law as re-enacted, re-designated, amended or extended from time to time prior to the relevant time; and

(l)    any reference to an agreement or other document means the agreement or other document as amended, supplemented and modified from time to time. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

11.13    Applicable Law; Dispute Resolution.

(a)    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any state Law claim, controversy or dispute) that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of law provisions thereof or of any other jurisdiction. Each party agrees and acknowledges that the application of the Laws of the State of Delaware is reasonable and appropriate based upon the parties’ respective interests and contacts with the State of Delaware. Each of the parties waives any right or interest in having the Laws of any other state, including specifically, state law regarding the statute of limitation or other limitations period, apply to any party’s state Law claim, controversy or dispute which in any way arises out of or relates to this Agreement or the transactions contemplated hereby.

(b)    Subject to the alternative dispute mechanisms expressly set forth in Section 8.6, each party irrevocably agrees that any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought and determined in the Court of Chancery of the State of Delaware (and each such party shall not bring any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid court), and each party hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of

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motion, as a defense, counterclaim or otherwise, in any such Action: (i) any claim that it is not personally subject to the jurisdiction of the above-named court for any reason other than the failure to lawfully serve process; (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that (A) such Action in any such court is brought in an inconvenient forum; (B) the venue of such Action is improper; and (C) this Agreement, the transactions contemplated hereby or the subject matter hereof or thereof, may not be enforced in or by such court.

(c)    In the event any Action is commenced by any Person (the “Claiming Party”) to enforce its rights under this Agreement against any other Person (the “Defending Party”), if the Defending Party is the prevailing party in such Action, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the Defending Party in such Action will be reimbursed by the Claiming Party; provided, however, that if the Defending Party prevails in part, and loses in part, in such Action, the court, arbitrator or other adjudicator presiding over such Action will award a reimbursement of the fees, costs and expenses incurred by the Defending Party on an equitable basis; provided, further, that if Defending Party is deemed to have prevailed by virtue of claims being voluntarily reduced, the equitable adjustment shall take into account the proportion of the amount of Losses actually paid relative to the amount of Losses alleged or sought. For purposes hereof, and without limitation, the Defending Party will be deemed to have prevailed in any Action described in the immediately preceding sentence if the Claiming Party commences any such Action and: (i) such underlying claim(s) are subsequently dropped or voluntarily dismissed or voluntarily reduced; and/or (ii) the Defending Party defeats any such claim(s).

11.14    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties thereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Member shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions of this Agreement and to thereafter cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. The foregoing rights are in addition to and without limitation of any other remedy to which the parties may be entitled at law or in equity. The parties hereto agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereto waives (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

[The Signatures of the Parties are Set Forth on the Attached Counterpart Signature Pages]

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

Vision Investment, LLC

IN WITNESS WHEREOF, the undersigned has caused this counterpart signature page to the Amended and Restated Limited Liability Company Operating Agreement of Vision Investment, LLC to be duly executed on the date set forth below, to be effective as of the date first above written.

Vision Investment, LLC

By:
Name:
Title:

Date:	[●]

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

Vision Investment , LLC

IN WITNESS WHEREOF, the undersigned Member has caused this counterpart signature page to the Amended and Restated Limited Liability Company Operating Agreement of Vision Investment, LLC to be duly executed on the date set forth below, to be effective as of the date first above written.

ENPRO HOLDINGS, INC.

By:
Name:	Robert S. McLean
Title:	Vice President and Secretary

Date:	[●]

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

Vision Investment , LLC

IN WITNESS WHEREOF, the undersigned Member has caused this counterpart signature page to the Amended and Restated Limited Liability Company Operating Agreement of Vision Investment, LLC to be duly executed on the date set forth below, to be effective as of the date first above written.

[Rollover Equityholders]

Date: , 2020

Exhibit A

CONSENT OF SPOUSE

IN WITNESS WHEREOF, the undersigned spouse of (i) the beneficial owner of a member of Vision Investment, LLC (the “Company”) and (ii) a party to the foregoing Amended and Restated Limited Liability Company Operating Agreement of Vision Investment , LLC (the “Agreement”) acknowledges on his or her own behalf that: I have read the Agreement and I know its contents. I am aware that by its provisions the Membership Interests in the Company held by my spouse, including my community interest in them, are subject to certain restrictions on transfer.

I hereby consent to the provisions, terms and conditions of the Agreement, and agree to be bound thereby. I also hereby agree that the Membership Interests in the Company held by my spouse, including my community interest in them, are subject to the provisions of the Agreement. I also hereby agree that I shall not take any action at any time to hinder operation of the Agreement on those shares or my interest in them.

I hereby irrevocably appoint my spouse as attorney-in-fact with an irrevocable proxy coupled with an interest to vote on any matter to come before the Members of the Company, and to agree to and execute any amendments of the Agreement without my further consent or acknowledgment, and to execute proxies, instruments, or documents in my name as may be required to effect the same. This power of attorney is intended to be durable and shall not be affected by my disability.

Name:

Date:

SCHEDULE A

MEMBERS

MEMBERS	COMMON UNITS	SHARING PERCENTAGE		NATURE OF CONTRIBUTION	PER UNIT TRANSACTION VALUE	CONTRIBUTION AMOUNT
ENPRO HOLDINGS, INC.		93.000%		[●] Cash		$

MICHAEL A. SCOBEY, TRUSTEE U/T/A 02/21/2018			%	[ Alluxa shares]		$

PETER EGERTON			%	[ Alluxa shares]		$

JASON MULLINER			%	[ Alluxa shares]		$

SCHEDULE B

BOARD OF DIRECTORS

(AS OF THE DATE OF THIS AGREEMENT)

1.	[●]

2.	[●]

3.	MICHAEL SCOBEY